Preliminary Offering Circular, Dated April 26, 2024

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED.  THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

IMPOSSIBLE KICKS HOLDING COMPANY, INC.

300 Spectrum Center Drive, Suite 400

Irvine, CA 92618

949-414-5002; www.impossiblekicks.com

Best Efforts Offering of up to      Units

Each Unit consists of One Share of Common Stock and One Common Stock Purchase Warrant

Agent Warrants for the Purchase of up to       Shares of Common Stock

Up to       Shares of Common Stock Underlying Agent Warrants

Up to         Shares of Common Stock Underlying Investor Warrants

This is a public offering of securities of Impossible Kicks Holding Company, Inc., a Delaware corporation (“we,” “us,” “our” or “our company”). We are offering on a “best-efforts” basis a maximum of      units, with each unit consisting of one share of our common stock, par value $0.001 per share, and one common stock purchase warrant to purchase one share of our common stock, for a total of           shares of common stock and           investor warrants to purchase up to an aggregate        shares of our common stock, at an offering price of $       per unit, for a maximum offering amount of $20,000,000.

There is a minimum initial investment amount per investor of $750.00 for the units and any additional purchase must be made in increments of at least $      . The units have no stand-alone rights and will not be certified or issued as stand-alone securities. The investor warrants will be exercisable at any time from the date of issuance through the first anniversary of the date of this offering circulating, unless earlier redeemed. Each common stock purchase warrant is exercisable to purchase one share of our common stock at an exercise price of $       per share (150% of the public offering price of the unit). The shares of our common stock and the investor warrants are immediately separable and will be issued and tradeable separately, but will be purchased together as a unit in this offering. For further information regarding this offering and any potential conflicts of interest herein, please see the sections entitled “Plan of Distribution” and “Description of Securities.”

There is no existing public trading market for our common stock.

This offering will begin as soon as practicable after this offering circular has been qualified by the United States Securities and Exchange Commission (the “SEC” or the “Commission”).

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements. In addition, as a “smaller reporting company” within the meaning of Rule 405, we are following the Form S-1 disclosure requirements for smaller reporting companies. This is a Regulation A Tier 1 offering. This offering circular is intended to provide the information required by Part I of Form S-1.

This offering will terminate at the earlier of: (1) the date on which the maximum offering amount has been sold, (2) the date which is one year after the offering statement of which this offering circular is a part has been qualified by the Securities and Exchange Commission (“SEC”) or (3) the date at which the offering is earlier terminated by the Company in its sole discretion, and the offering statement on Form 1-A of which this offering circular forms a part will remain qualified in accordance with Rule 251(d)(3)(i)(F) of Regulation A until the date at which all of the outstanding investor warrants of the Company issued pursuant to this offering have been converted and exercised into shares of common stock of the Company, which shares of common stock are qualified under this Form 1-A.

This offering is being conducted on a “best efforts” basis, as a Tier 1 offering, pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended (the “Securities Act”). We may hold a series of closings at which we receive the funds from the applicable clearing firm and issue the shares to investors. Except with respect to investors who are clients of DealMaker Securities LLC or Other Broker-Dealers (as defined below) with clearing agreements in place, investors will be required to deposit their funds to the Wilmington Trust Escrow Account. The Company intends to complete at least one closing in this offering. After each closing, funds tendered by investors will be available to the Company. See the sections entitled “Plan of Distribution” and “Description of Securities” for a description of our capital stock.

	Price to Public		Underwriter Discount and Commissions(1)		Proceeds to Issuer(2)		Proceeds to Other Persons
Per unit	$		$		$		$0.00
Total Minimum	$						$0.00
Agent Warrants(3)	$			N/A	$		$0.00
Common Stock Underlying Agent Warrants ( shares)	$			N/A	$		$0.00
Common Stock Underlying Investor Warrants ( shares)							$0.00
Total Maximum		$20,000,000		$1,400,000		$18,600,000	$0.00

(1)	The Company has engaged Digital Offering, LLC (“Digital Offering”) to act as lead selling agent (the “Selling Agent”) to offer the shares of our common stock, par value $0.001, to prospective investors in this offering on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be received by the Company in this offering. In addition, the Selling Agent may engage one or more sub-agents or selected dealers to assist in its marketing efforts. Digital Offering is not purchasing the shares of common stock offered by us and is not required to sell any specific number or dollar amount of shares in this offering before a closing occurs. The Company will pay a cash commission of 7.00% to Digital Offering on sales of the shares of common stock in this Offering and upon each closing of the offering we will issue warrants to Digital Offering (the “Agent Warrants”) to purchase that number of shares of common stock equal to 5% of the total number of shares sold in this offering. The Agent Warrants will have an exercise price of $ per share and will be exercisable commencing on the date of each closing of this offering (in compliance with FINRA Rule 5110(e)(1)) and will be exercisable until the fifth anniversary of the commencement of sales of the offering. The Agent Warrants will contain customary terms and conditions, including without limitation, provisions for cashless exercise. The Agent Warrants and the shares issuable upon the exercise of the Agent Warrants are being qualified by means of this offering Circular for the offering. See “Plan of Distribution” on page 65 for details of compensation payable to the Selling Agent in connection with the offering.
(2)	Does not account for the expenses of the offering. The Company expects that the amount of expenses of the offering that it will pay will be approximately $2,117,870 at the maximum offering amount, not including state filing fees.
(3)

The Agent Warrants are being issued as partial compensation to the Selling Agent. The value of the Agent Warrants set forth in the table above is based on the number of shares of common stock underlying the Agent Warrants multiplied by 125% the offering price of the shares of common stock in this offering of $          per share.

This offering circular contains all of the representations by the Company concerning this offering, and no person shall make different or broader statements than those contained herein. Investors are cautioned not to rely upon any information not expressly set forth in this offering circular.

Investing in this offering involves a high degree of risk, and you should not invest unless you can afford to lose your entire investment. See the section entitled “Risk Factors” beginning on page 8 for a discussion of certain risks that you should consider in connection with an investment in our securities.

Neither the delivery of this offering circular nor any sale made hereunder shall, under any circumstances, create an implication that there as has been no change in the affairs of the Company since the date hereof. Information contained in the preliminary offering circular is subject to completion or amendment.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

Sales of these securities will commence on approximately _______, 2024.

This offering circular is following the disclosure format of Part I of SEC Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

In the event that we become a reporting company under the Securities Exchange Act of 1934 (the “Exchange At”), we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

We may undertake one or more closings on a rolling basis. Until we complete a closing, the proceeds for this offering will be kept in an escrow account maintained at Wilmington Trust, N.A. (“Wilmington Trust Escrow Account”). At each closing, the proceeds will be distributed to us and the associated common stock will be issued to the investors. If there are no closings or if funds remain in the escrow account upon termination of this offering without any corresponding closing, the funds deposited for this offering will be promptly returned to investors, without deduction and without interest. See “Plan of Distribution.”

Securities offered through:

DIGITAL OFFERING, LLC

EXPLANATORY NOTE

Pursuant to the applicable provisions of the Fixing America’s Surface Transportation (FAST) Act, we are not required to file our financial information for the six months ended June 30, 2023 and 2022 in this draft confidential submission but we expect to file our financial information for the fiscal years ended December 31, 2023 and 2022 in our offering statement when it is publicly filed. While the financial information for each of the six months ended June 30, 2023 and 2022 is otherwise required by Regulation S-X in this draft confidential submission, it is not expected to be required to be included in the Form 1-A filing at the time of the contemplated offering and therefore has been omitted from this draft confidential submission. We intend to amend this offering statement to include all financial information required by Regulation S-X at the date of such amendment before distributing a preliminary offering circular to investors.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this offering circular. We have not, and the Selling Agent has not, authorized anyone to provide you with any information other than the information contained in this offering circular. The information contained in this offering circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this offering circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this offering circular. This offering circular will be updated and made available for delivery to the extent required by the federal securities laws.

This offering circular does not constitute an offer to sell or solicitation of an offer to buy in any jurisdiction in which such offer or solicitation would be unlawful or any person to who it is unlawful to make such offer or solicitation.

For investors outside of the United States, we have not taken any action that would permit the offering or possession or distribution of this offering circular in any jurisdiction where action for that purpose may be required. Investors must inform themselves about and observe any restrictions relating to this offering and the distribution of this offering circular outside the United States.

i

SUMMARY

This summary highlights information contained elsewhere in this offering circular. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire offering circular carefully, including the “Risk Factors” section, our historical financial statements and the notes thereto, each included elsewhere in this offering circular.

Unless otherwise indicated by the context, reference in this offering statement to “we,” “us,” “our,” “our company” and similar references are to Impossible Kicks Holding Company, Inc. and its wholly owned subsidiaries.

Our Company

Overview

Our company operates as one of the largest brick-and-mortar sneaker resellers in the United States. Our merchandise mix includes hard-to-find new and exclusive high-end sneakers as well as a full line of iconic, sought-after streetwear apparel.

Our mission is to provide an attainable luxury experience that is inclusive for everyone. We deliver a unique, yet engaging, sales experience where consumers can find an extensive selection of exclusive and collectible sneakers coupled with hard-to-find “drops” (i.e., limited new releases) of streetwear and accessories. By securing products in wearable fashion, shoes, and outwear from exclusive drops and suppliers, we can curate a differentiated experience for customers by providing complete streetwear outfits. We are also one of the few companies specifically focusing on the female and family market. Generally, sneaker resell stores are focused mainly on the male sneakerhead consumer.

We believe that, as one of the largest sneaker resellers in the United States, we can leverage a robust network of wholesalers to obtain our inventory. We also offer our shoppers the ability to become providers of our inventory, where each customer can participate in a two-way-market where they sell us their limited-edition sneakers or highly coveted shoes, which we purchase in exchange for cash or store credit. This two-way market where customers can come into our stores to both buy and sell their sneakers allows us to maintain higher margins and provides us with a buyer-side advantage over smaller sneaker stores.

Our company has multiple, wholly owned operating subsidiaries dedicated to sneaker reselling, which in turn operate brick-and-mortar stores in the following states: Connecticut, Florida, California, Colorado, Michigan, Texas, New York, Tennessee, North Carolina, Nevada and Hawaii.

In addition to our traditional retail brick-and-mortar business, we have an online presence through a website and a mobile app where customers can purchase curated (i.e., carefully chosen and presented) sneakers and selected apparel. We believe that this expansion to online sales, in conjunction with our brick-and-mortar stores, allows us to expand our brand even further. For instance, those customers that are unable to visit our physical stores can still shop our from products to purchase their sneakers and clothes from a trusted, authentic source. Our mobile app and online sales platform are essential complements to our physical stores, which together provide product drops to a broad base of potential customers and collectors.

Corporate History and Structure

Impossible Kicks LLC was formed in December 2020 in Connecticut, which was the only location we had at the time. Our company began to grow rapidly, so we formed this holding company on August 23, 2021, called “Impossible Kicks Holding Company LLC” as a limited liability company. On June 24, 2022, we converted to a Delaware corporation and changed our name to “Impossible Kicks Holding Company, Inc.”

We currently wholly own eleven (11) operating subsidiaries, each of which is a limited liability company, located in each state in which we have a physical store, which such states include Connecticut, California, Colorado, Florida, Hawaii, Michigan, Texas, New York, Tennessee, North Carolina, and Nevada.

Aside from our wholly owned subsidiaries described above, we do not have any other subsidiaries.

Industry

Our company targets customers who are focused on fashion, current trends, unique statement-pieces, and the inspiration to create bold looks that celebrate and curate luxury footwear as part of an aesthetic and overall style. In the late 1970s, shoe companies entered contracts with high-profile and recognizable athletes and gave them specific, identifiable sneakers to wear. This began the “sneakerhead” subculture – with the well-known streetball players wearing rare shoes from certain brands. The first Jordan shoe marked the existence of the first “sneakerhead” collection. Sneaker collectors began to trade with each other to complete collections, and many professional athletes were offered shoe deals and endorsement contracts. As these curated collections of customized sneakers began to increase in value, an underground culture was formed.

According to an article by Katie Dupere in Footwear News, an eBay study has found that the biggest collectors of sneakers are between the ages of 25 to 34, and we believe it’s common to find sneaker collectors in their 40s and 50s (“How Many Shoes does the Average American Own?”, August 21, 2023). Usually, our customers are well-established adults looking to add to their collections of pristine footwear. These customers also care about the exclusive nature of these limited-edition drops – wearing sneakers that are difficult to find has become a fashion statement for our customers. Typical buyers are affluent and span every age group – from young adults to mature adults.

The demand for sneakers is driven by both collectors and the urban streetwear market and fueled by large sneaker companies such as Nike and Adidas creating “hype” around new shoe drops. This “drop” culture has driven, and continues to drive, the consumer scarcity model. With large brands using artful storytelling, coupled with the use of key influencers and the power of social media, this culture of “drop” hype continues to grow. Sneaker culture has grown exponentially in the past ten years due to this forced scarcity, social media influencers gaining traction, and appetite for unique sneakers.

According to Allied Market Research, the total global sneaker industry generated $131.1 billion in 2021, and is anticipated to generate $215.6 billion by 2031. According to the 2020 TD Cowen Equity Research report, the global resale market in 2020 was estimated to be approximately $6.0 billion and it is expected to increase to $30.0 billion by 2030. According to the same report, the domestic sneaker resale market in 2020 was estimated to be $2.8 billion and growing to $10.5 billion by 2030.

The valuation of the global re-sale sneaker market by Cowen Equity Research also classified sneakers as an emerging alternative asset class, that is, an investment option that falls outside of traditional investments like stocks, bonds, and cash. Rather, sneakers present unique features that distinguish such an asset class from more established, alternative asset classes. Previous assessments by Cowen also indicated that sneakers can provide liquidity premiums, diversification, and favorable risk-reward characteristics. The buyers that focus on purchasing such footwear view sneakers as an alternative asset class.

Stores and Products

Since opening our first store in West Hartford, Connecticut in February 2021, our focus has been on creating an environment that gives our customers an affordable luxury experience, focusing on curated hard-to-find sneakers and streetwear. This comprehensive style-finding approach is an underlying competitive advantage of our business model. Our stores attract a wide shopper demographic from the young “urban” buyers in their late teens through mid-20’s with discretionary funds, to affluent adult buyers from ages 25 to 55, which include sneaker collectors, social media influencers, and celebrities. Since 2021, we have opened 18 additional stores, and have kept that same holistic, yet tailored approach for each type of customer.

Our stores are mainly based in malls, and we have six store locations in Florida, two stores in California and Texas, and a store in each of Connecticut, Colorado, Michigan, New York, North Carolina, Tennessee, Hawaii, and Nevada. We are also in the process of opening two additional stores in the Las Vegas, NV market, which we intend to open by the Spring and Summer of 2024.

The store model is based on carrying exclusive product offerings from sold-out shoe and apparel releases primarily over the past 18 months. In addition to our Impossible Kicks branded apparel, we also include product lines from the following luxury brands:

●	Adidas	●	Eric	●	Rhude
●	Amiri	●	Emmanuel	●	Supreme
●	Anti-Social Club	●	Essential	●	Travis Scott
●	Bape	●	Gallery Dept.	●	Vione
●	Chrome Hearts	●	Jordan New	●	Palm Angels
●	CIY	●	Nike	●	Yeezy
●	Dior	●	Off White

Our stores also excel in inventory management and tracking our products and sales. Each of our stores typically place orders with vendors on a weekly basis, and each product is authenticated before being shipped to us. Additionally, all our ecommerce orders are fulfilled by our retail locations, which further intensifies our commitment to successful inventory management and tracking.

We also partner with four additional brands to include their accessory products in our stores. In addition to our sneakers, we also offer sneaker cleaning products from Reshoevn8r, undergarments from PSD Underwear, designer leather jackets from Jeff Hamilton, and limited-edition backpacks created by Sprayground. Each brand coexists with our offerings, from the limited release backpacks offered by Sprayground being as exclusive as some of our sneakers, to luxury leather jackets worn by celebrities and famous athletes provided by Jeff Hamilton. All these offerings are geared to providing our customers with a holistic, branded experience. As we continue to expand and find other unique products, we intend to have more direct manufacturer relationships, which should help to improve our overall gross margin.

Competitive Strengths

We believe that the following competitive strengths contribute to our success and provide advantages with regard several key factors in the sneaker sale industry:

●	We provide an experiential shopping experience. Our stores have great signage, with easy-to-navigate layouts, and include a social-media wall. This allows our customers to have a seamless shopping experience where they can finish their shopping by showcasing their purchases on social media.

●	We have a modern and trendy store atmosphere. Our stores are organized and color-coded for each display, allowing customers to gravitate to the colors that would influence their stylish, bold, or trendy looks. The stores are also split into smaller and larger shoe sizes to make it easy for families, women, and children to find the exact size of sneaker they desire. We also maintain a clean, open, and well-lit modern looking sales area that showcases our complementary products, such as PSD underwear and sneaker cleaning products from Reshoevn8r.

●	We provide extraordinary customer service. Each of our sales associates must complete an initial orientation to understand various sneaker types, inventory orientation, customer management, and how to deliver a best-in-class customer experience. Further, we allow returns regardless of whether the product was purchased in store or online, as long as the sneakers are unworn, with receipt, and in their original condition. Such a return policy is a differentiator from our competitors, as to our knowledge there are no other sneaker companies that offer such a generous return policy.

●	We offer a curated high-end merchandise mix. We believe that we are a top reseller of sneakers and streetwear in the United States. Our store model is based on having exclusive product offerings from sold-out shoe and apparel releases over the previous 18 months. Our assortment of products includes luxury brands such as Dior, Essential, Nike, Off White, and Supreme.

●	We believe we have strong buying power. We have deep relationships with key large-scale wholesalers (to source product across the United States) and with small-scale vendors (to source product locally). Since we have a strong reputation and brand, we have substantial purchasing capacity with key wholesalers in this space. Competitors may need to purchase 10-15 pairs of a particular brand and sneaker model, but we purchase hundreds of pairs of a specific brand and model, leaving us with the ability to have thousands of pairs of sneakers ready to meet our customer demand.

●	We offer in-store re-sales of sneakers. Unlike many other sneaker purchasers, we also have a competitive advantage in keeping repeat customers and maintaining inventory by buying new sneakers in person from our customers at each of our retail stores. Upon valid authentication of the sneakers, we offer our customers a fair price based on the market rate of the sneakers, pay immediately, and add the properly authenticated sneakers to our inventory. In exchange, we also offer such individual sellers cash or store credit. As a result, we are able to grow our inventory for limited drops, gain a higher gross margin and our customers utilize their store credit to purchase more sneakers.

●	We offer in-store authentication. Each manager is in charge of authenticating the sneakers and apparel that arrive at their stores. The Company provides extensive training, and it provides each manager with an authentication manual to ensure all of our managers are leaders in the authentication process. Additionally, our stores have third-party authentication software available that provides a certificate of authenticity for customers to purchase if they want to authenticate their own products.

Growth Strategies

The key elements of our strategy to grow our business include:

●	Brick and Mortar Stores. We aim to increase our number of physical stores through continuous research of key markets.

●	Stores and Organic Brand Awareness. We keep our stores up to date by staying current on trends and appealing to consumers’ changing tastes. Our customers help our brand through interactions on social media and the use of hashtags in their posts, driving more engagement with our online platforms. We intend to continue to drive organic and authentic brand awareness, for example, through in-person events and exclusive sneaker drops.

●	Expanded Product Offerings. We plan to expand our offerings of not only curated streetwear but also accessories. Based on an internal customer research survey conducted by us in 2023, 49% of our customers responded that they would support additional resale product categories in our stores. We are currently assessing several categories for additional product expansion, which may include watches, sunglasses, undergarments, backpacks, and other collectibles.

●	Branded Merchandise. We have launched the Impossible Kicks branded merchandise and apparel, mainly focused on streetwear (sweatshirts/hoodies and t-shirts) for both men and women. This endeavor is aimed at raising our brands recognition. Our curated apparel is meant to mimic both the quality and fit of the high-end apparel brands we currently sell. Our pricing is set to allow our customers to purchase our branded apparel at a significantly lower price than high-end streetwear while still having the same look, feel, and quality.

Our Risks and Challenges

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this offering summary. These risks include, but are not limited to, the following:

●	We are an early-stage company with a limited operating history.

●	Investments in small businesses and early-stage companies are often risky.

●	Our success depends heavily on the talents of a few individuals.

●	Our business segments are cyclical and are sensitive to economic downturns and seasonal fluctuations.

●	We rely on the strength of our brand; if we are unable to maintain and enhance the value and reputation of our brand and counter any negative publicity, we may be unable to sell our products, which would harm our business and could materially adversely affect our financial condition and results of operations.

●	A member of our management team has been involved in a bankruptcy proceeding that may expose us to assertions that we are not able to effectively manage our business, which could have a material adverse effect on our business and your investment in our securities.

●	Our expansion strategy, the expense of increased online advertising and marketing, and promoting our brand may ramp up our expenses beyond our current revenues.

●	We operate in a highly competitive market, and the size and resources of our competitors may allow them to compete more effectively than we can, which could result in a loss of our market share and a decrease in our net revenue and profitability.

●	If we fail to expand our store locations, attract new customers to our stores, retain existing customers, or maintain or increase sales to customers, our business, financial condition, results of operations, and growth prospects will be harmed.

●	If we are unable to anticipate product trends and consumer preferences and successfully develop and maintain the relationships with suppliers that are necessary to introduce the right new products, we may not be able to maintain or increase our revenue and profits.

●	We must use an increasing range of marketing, advertising, and other initiatives to increase existing customers’ spend and to acquire new customers; therefore, as the costs of advertising or marketing increase, or if our initiatives fail to achieve their desired impact, we may be unable to grow the business profitably.

●	Failure to accurately forecast consumer demand could lead to excess inventories or inventory shortages, which could result in decreased operating margins, reduced cash flows, and harm to our business.

●	We may be unable to open new store locations in existing or new geographies successfully, if at all, which could harm our results of operations.

●	Counterfeit or “knock-off” products may siphon off demand and may result in customer confusion, harm to our brand, a loss of our market share, and/or a decrease in our results of operations.

●	Shipping and delivery are critical parts of our business and any changes in, or disruptions to, our shipping and delivery arrangements could adversely affect our business, financial condition, and results of operations.

●	Our failure or inability to protect or enforce our intellectual property rights could diminish the value of our brand and weaken our competitive position.

●	We are subject to risks related to online payment methods.

●	We are not subject to Sarbanes-Oxley regulations and lack the financial controls and procedures of public companies.

●	We may not have adequate internal controls over financial reporting and there may be limitations on the effectiveness of our internal controls, and a failure of our control systems to prevent error or fraud may materially harm us.

●	We will require additional financing to accomplish our business strategy.

●	The price for our units may not be a market rate and may not be indicative of the units’ actual value or the future market price of any securities ever issued by us.

●	If we fail to properly manage our anticipated growth, our business could suffer.

●	Because our founders, directors and executive officers will remain the Company’s largest stockholders, they can exert significant control over our business and affairs and have actual or potential interests that may depart from those of the investors.

●	This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our units may not be supported by the value of our assets at the time of your purchase.

●	We may amend our business policies without stockholder approval.

●	Our management has broad discretion as to the use of the net proceeds from this offering.

●	Investors in this offering will suffer immediate and substantial dilution of their investment.

●	We do not intend to pay dividends for the foreseeable future.

●	We are not required to raise any minimum amount in this offering before we may utilize the funds received in this offering. Investors should be aware that there is no assurance that any monies besides their own will be invested in this offering.

●	This offering is being conducted on a “best efforts” basis without a minimum and we may not be able to execute our growth strategy if the maximum is not sold.

●	We may terminate this offering at any time during the offering period.

●	We may require additional capital to support business growth, and this capital might be unavailable or might be available only by diluting existing stockholders.

●	All of these risks are uncertain, and there may be other risks that we have not identified.

The Offering

Securities being offered:	Up to units, with each unit consisting of one (1) share of our common stock, $0.001 par value, and one (1) common stock purchase warrant to purchase one share of our common stock of a total of shares of common stock and investor warrants to purchase up to an aggregate of our common stock, at an offering price of $ per unit, for a maximum offering amount of $20,000,000.

Offering price per unit:	$ per unit.

Common stock outstanding before the offering:	4,533,333 shares of common stock.(1)

Common stock outstanding after the offering:	shares of common stock and investor warrants.(1)

Minimum subscription:	The minimum subscription amount is $750.00.

Plan of distribution:	We have engaged Digital Offering, LLC, a broker-dealer registered with the SEC and a member of FINRA/SIPC (“Digital Offering” or the “Selling Agent”), to act as the Selling Agent and qualified independent underwriter of this offering to assist in the placement of our securities on a “best efforts” basis. The Selling Agent may engage soliciting dealers who are FINRA members and registered with the SEC. See “Plan of Distribution” for more details.

Agent’s warrants:	We have agreed to issue to the representative of the underwriters (or its permitted assignees) warrants to purchase up to a total number of shares of our common stock equal to 5% of the total number of our common shares sold in this offering at an exercise price equal to 125% of the initial public offering price of the units sold in this offering (subject to adjustments). The representative’s warrants will be exercisable at any time, and from time to time, in whole or in part, commencing from each closing of this offering and expiring on the fifth anniversary of the commencement date of sales in this offering. The representative’s warrants will have a cashless exercise provision and will provide for immediate “piggyback” registration rights with respect to the registration of the shares underlying the warrants for a period of seven years from commencement of sales of this offering. See the “Plan of Distribution” section for more information.

Investor Warrants:	The investor warrants will be exercisable at any time from the date of issuance through the first anniversary of the date of this offering statement, unless earlier redeemed. Each warrant is exercisable to purchase one share of our common stock at an exercise price of $ per share (150% of the offering price of the unit).

Termination of the offering:	This offering will terminate at the earlier of: (1) the date on which the maximum offering amount has been sold, (2) the date which is one year after the offering statement of which this offering circular is a part has been qualified by the SEC or (3) the date at which the offering is earlier terminated by the Company in its sole discretion, and the offering statement on Form 1-A of which this offering circular forms a part will remain qualified in accordance with Rule 251(d)(3)(i)(F) of Regulation A until the date at which all of the outstanding investor warrants of the Company issued pursuant to this offering have been converted and exercised into shares of common stock of the Company, which shares of common stock are qualified under this Form 1-A.

Use of proceeds:	We estimate that, at a per share price of $ , the net proceeds from the sale of the units in this offering will be approximately $17,882,140, after deducting the estimated offering expenses of approximately $2,117,860. We intend to use the net proceeds of this offering to repay certain debt and for working capital and general corporate and business purposes, including but not limited to, new store openings, upgrading and remodeling existing stores, and to fund inventory purchases, as well as administrative and corporate expenses, professional fees and compensation, and working capital reserves. See the section entitled “Use of Proceeds” for details.

Risk factors:	Investing in our securities involves risks. See the section titled “Risk Factors” in this offering circular and other information included in this offering circular for a discussion of factors you should carefully consider before deciding to invest in our securities.

Escrow Agent:	Investors will be required to deposit their funds to the Wilmington Trust Escrow Account. See the sections entitled “Plan of Distribution” and “Description of Securities” for a description of our capital stock.

Transfer Agent:	We are in the process of appointing Colonial Stock Transfer Company as the transfer agent for our common stock.

(1)	The number of shares of common stock outstanding immediately following this offering is based on 4,533,333 shares outstanding as of April 26, 2024 and excludes:

●	370,000 shares of common stock issuable upon the exercise of outstanding options granted under our 2023 equity incentive plan at a weighted average exercise price of $6.74 per share;

●	530,000 shares of common stock that are reserved for future issuance under our 2023 equity incentive plan;

●	346,200 shares of our common stock issuable upon the exercise of outstanding warrants at an weighted average exercise price of $9.30

●	up to shares of common stock issuable upon the exercise of the investor warrants; and

●	up to shares of common stock issuable upon exercise of the Agent Warrants.

RISK FACTORS

The SEC requires that we identify risks that are specific to our business and our financial condition. We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest. You should carefully consider each of the following risks, together with all other information set forth in this offering circular, including the financial statements and the related notes, before making a decision to buy our securities. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our securities could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We are an early-stage company with a limited operating history.

We are an early, startup stage company with a limited history upon which you can evaluate our business and prospects. Our prospects must be considered in light of the risks encountered by companies in the early stages of development in highly competitive markets. You should consider the frequency with which early-stage businesses encounter unforeseen expenses, difficulties, complications, delays and other adverse factors. These risks are described in more detail below.

Investments in small businesses and early-stage companies are often risky.

Our management does not have significant experience as a team operating a retail company with the current business model, and investors will not be able to evaluate our operating history. Small businesses may also depend heavily upon a single supplier or employee whose departure could seriously damage our profitability. The demand for our product may be affected by the overall economy, or we could face other risks that are specific to its industry or type of business. The competition for capital among early-stage companies is intense, and the cost of raising capital for them is often higher than that of larger companies. We may also have a difficult time competing against larger companies that can negotiate for better selection from their suppliers on a large scale, more economically, or take advantage of bigger marketing budgets. A small business could face risks from lawsuits, governmental regulations, and other potential impediments to growth.

Our success depends heavily on the talents of a few individuals.

We depend substantially on the continued services and performance of our existing management team and there is no guarantee that they will continue to be employed by us in the future. The loss of services of any of our non-long term current management team could hurt our business and our financial condition, and results of operations could suffer. Our success also will depend on our ability to attract, hire, train, retain and motivate other skilled technical, managerial, sales and marketing, and business development personnel. Competition for such personnel is intense. If we fail to successfully attract, assimilate and retain a sufficient number of qualified technical, managerial, sales and marketing, business development and administrative personnel, our ability to manage, maintain and expand our business could suffer. While the Chief Executive Officer and founder, John Mocadlo, intends to provide the organizational and sales leadership skills that we will need to execute on its marketing plan and growth initiatives, he will need to hire other talented individuals to provide administrative, sales and organizational support, and marketing expertise for the marketing side of the business. We also rely heavily on the expertise of Rod Granero, our Company’s Chief Financial Officer, for our accounting and finances. Mr. Granero has implemented an orderly reporting structure for all of the stores, inventory management, technology integration as well as providing Human Resources oversight and timely financials. We could be negatively impacted if we were to lose the services of the Chief Executive Officer and Chief Financial Officer. Our ongoing growth and success relies in part on each of these key executives’ respective guidance. We do not currently have key person life insurance on any of these individuals.

A member of our management team has been involved in a bankruptcy proceeding and other failed business ventures that may expose us to assertions that we are not able to effectively manage our business, which could have a material adverse effect on our business and your investment in our securities.

Our Chief Executive Officer, member of our board of directors and our founder, John Mocadlo, has been involved in a personal bankruptcy proceeding. This may expose us to assertions by others that our management team may not know how to effectively run a business. To address this risk, our board of directors has devoted significant time and energy to bolstering our management team with individuals who have public company experience and financial expertise, as well as adding independent board members. Notwithstanding these efforts, if our business partners and investors do not have confidence in our management team, it could have a material adverse effect on our business and your investment in our company.

Economic uncertainty in our key markets may affect consumer purchases of discretionary items, which may adversely affect demand for our products.

Our products are discretionary items for most consumers. Factors affecting the level of consumer spending for such discretionary items include general economic conditions and other factors such as consumer confidence in future economic conditions, fears of recession and trade wars, the availability and cost of consumer credit, the availability and timing of government stimulus programs, levels of unemployment, and tax rates. In addition, sustained periods of inflation may result in a decline in the amount of discretionary spending and otherwise hamper our gross margins. As global economic conditions continue to be volatile, or economic uncertainty remains, particularly in light of the war in Ukraine and the conflict between Israel and Hamas, COVID-19 pandemic, trends in consumer discretionary spending also remain unpredictable and subject to reductions as a result of significant increases in employment, financial market instability, and uncertainties about the future. Unfavorable economic conditions may lead consumers to delay or reduce purchases of our products. Any fluctuation in consumer demand may have a material adverse effect on our business, results of operations, and financial condition.

Our business segments are cyclical and are sensitive to economic downturns and seasonal fluctuations.

Our business often aligns with the economic environments that we operate within and is subject to seasonality within the annual operating cycle of the business. In the second half of our fiscal year, our revenue, sales, and income tends to be higher as a result of back-to-school and year-end holiday shopping seasons. These year end seasons lead to more foot-traffic in our retail locations, leading to greater sales. If there is a downturn in the general economies in which we operate, there could be a material adverse effect on price levels and the quantity of goods and services purchased by our customers, which could adversely impact our sales, consolidated results from operations and cash flows. A number of factors, including the changes in disposable income of our customers, rising interest rates, and even shifting fashion trends throughout the year, could adversely affect our customers and their ability or willingness to purchase our products. Certain economic conditions may also impact the financial condition of one or more of our key suppliers, which could affect our ability to secure inventory to meet our customers’ demand for our manufactured solutions in the future. Uncertainty in the economy and financial markets could impact our customers and could, in turn, severely impact the demand for luxury sneakers, which could result in a reduction of our sales. All of these factors combined together could materially impact our business, financial condition, cash flows and results of operations.

We rely on the strength of our brand; if we are unable to maintain and enhance the value and reputation of our brand and counter any negative publicity, we may be unable to sell our products, which would harm our business and could materially adversely affect our financial condition and results of operations.

We rely on the “Impossible Kicks” brand as integral to our business strategy and our ability to attract and engage customers. As a result, our success depends on our ability to maintain and enhance the value and reputation of the “Impossible Kicks” brand. Maintaining, promoting, and positioning our brand will depend largely on the success of our design and marketing efforts, including advertising and consumer campaigns, as well as our retail staff in our stores.

We rely on social media as one of our marketing strategies to have a positive impact on both our brand value and our reputation. Any actions, public statements or social media posts about the “Impossible Kicks” brand, or about our current or former employees, or influencers or celebrities or other public figures with whom we collaborate, whether authorized or not, may negatively affect consumer perception of our brand. Any incidents involving us or our suppliers or manufacturers could erode the trust and confidence of our customers, and damage the strength of our brand, especially if such incidents result in adverse publicity, governmental investigations, product recalls or litigation.

Our brand and reputation could be adversely affected by any number of factors or events, including if our public image is tarnished by negative publicity due to our actions or those of persons associated with us or formerly associated with us (including employees, influencers, celebrities, or others who speak publicly or post on social media about our brand or our products, whether authorized or not).

Our brand and reputation could also be negatively impacted by adverse publicity, whether or not valid, regarding allegations that we, or persons associated with us or formerly associated with us, have violated applicable laws or regulations, including but not limited to those related to product labeling and safety, marketing, employment, discrimination, harassment, whistle-blowing, privacy, corporate citizenship, improper business practices, or cybersecurity.

The significance of our brand may increase to the extent we experience increased competition, which could require additional expenditure on our brand promotion activities. Maintaining and enhancing our brand image also may require us to make additional investments in areas such as merchandising, marketing, and online operations. These investments may be substantial and may not ultimately be successful.

Our expansion strategy, the expense of increased online advertising and marketing, and promoting our brand may ramp up our expenses beyond our current revenues.

Our expansion strategy requires us to be opportunistic in opening new stores in high-end malls and entering into longer-term leases than we historically have. This will increase our working capital needs.

We anticipate that our operating expenses will increase substantially for the foreseeable future as we continue to, among other things: (i) open more select stores under opportune leases; (ii) expand our product mix and style mix; (iii) collaborate with additional influential collectors; (iv) invest in advertising and marketing initiatives to engage existing and new customers, enhance awareness of our brand, and grow market share; (v) recruit and retain talent; and (vi) address increasing competition.

These expenditures will make it more difficult for us to achieve and maintain profitability. Our efforts to grow our business may be more costly than we expect or may not result in the returns we anticipate, and we may not be able to increase our revenue enough to offset our higher operating expenses. If we are forced to reduce our expenses, it could negatively impact our growth and growth strategy. As a result, we can provide no assurance as to whether we can maintain profitability. If we are not able to maintain profitability, the value of our Company and our common stock could decline significantly, and you could lose some or all of your investment.

We operate in a highly competitive market, and the size and resources of our competitors may allow them to compete more effectively than we can, which could result in a loss of our market share and a decrease in our net revenue and profitability.

The market for footwear and apparel is highly competitive. Our competitors include athletic and leisure footwear companies, as well as athletic and leisure apparel companies. We also compete directly against wholesalers and direct retailers of footwear and apparel, including large, diversified apparel companies with substantial market share and established companies expanding their production and marketing into luxury sneakers and bespoke footwear, as well as against retailers specifically focused on collectible sneakers and streetwear. Competition may result in pricing pressures, reduced profit margins, lost market share, or a failure to grow or maintain our market share, any of which could substantially harm our business and results of operations.

Many of our competitors are large apparel companies with strong worldwide brand recognition. Other competitors are new market participants, as this market has low barriers to entry. Because of the fragmented nature of the industry, we also compete with other apparel sellers, including those specializing in athletic footwear and other casual footwear. Many of our competitors have significant competitive advantages, including longer operating histories, larger and broader customer bases, more established relationships with a broader set of suppliers, greater brand recognition, and greater financial, research and development, store development, marketing, distribution, and other resources than we have available.

If we fail to expand our store locations, attract new customers to our stores, retain existing customers, or maintain or increase sales to customers, our business, financial condition, results of operations, and growth prospects will be harmed.

Our success depends upon sales and repeat sales in our branded stores to our customers. To attract new customers to our stores and continue to expand our customer base, we must provide a positive customer experience with successful purchases of hard-to-find, desirable footwear and streetwear. If the number of people who are willing to purchase products through our retail stores does not continue to increase, if we fail to deliver a high-quality shopping experience, or if our current or potential future customers are not convinced that our access to the most desirable products is superior to alternatives, then our ability to retain existing customers, acquire new customers, and grow our business may be harmed.

We have made significant investments in enhancing our brand and attracting new customers, and we expect to continue to make significant investments to promote our stores. Such campaigns can be expensive and may not result in new customers or increased sales in our stores. Further, as our brand becomes more widely known, we may not attract new customers or increase our net revenue at the same rates as we have in the past. If we are unable to acquire new customers who purchase products in our stores in numbers sufficient to grow our business, we may not be able to generate the scale necessary to drive beneficial network effects with our suppliers, our net revenue may decrease, and our business, financial condition, and results of operations may be materially adversely affected.

Our future success depends in part on our ability to increase sales to our existing customers over time, as a significant portion of our net revenue is generated from sales to existing customers, particularly those existing customers who are highly engaged and make frequent and/or large purchases of the products we offer. If existing customers no longer find our products appealing, are not satisfied with our retail store product mix or our store teams, or if we are unable to timely update our products to meet current trends and customer demands, then, our existing customers may not make purchases, or if they do, they may make fewer or smaller purchases in the future.

If we are unable to continue to attract new customers or our existing customers decrease their spending on the products we offer or fail to make repeat purchases of our products, our business, financial condition, results of operations, and growth prospects will be harmed.

Increases in labor costs, including wages, could adversely affect our business, financial condition, and results of operations.

Labor is a significant portion of our cost structure and is subject to many external factors, including unemployment levels, prevailing wage rates, minimum wage laws, potential collective bargaining arrangements, health insurance costs and other insurance costs, and changes in employment and labor legislation or other workplace regulation. From time to time, legislative proposals are made to increase the federal minimum wage in the United States, as well as the minimum wage in California and a number of other states and municipalities, and to reform entitlement programs, such as health insurance and paid leave programs. As minimum wage rates increase or related laws and regulations change, we may need to increase not only the wage rates of our minimum wage employees, but also the wages paid to our other hourly or salaried employees. Any increase in the cost of our labor could have an adverse effect on our business, financial condition, and results of operations or if we fail to pay such higher wages, we could suffer increased employee turnover. Increases in labor costs could force us to increase prices, which could adversely impact our sales. If competitive pressures or other factors prevent us from offsetting increased labor costs by increases in prices, our profitability may decline and could have a material adverse effect on our business, financial condition, and results of operations.

If we are unable to anticipate product trends and consumer preferences and successfully develop and maintain the relationships with suppliers that are necessary to introduce the right new products, we may not be able to maintain or increase our revenue and profits.

Our success depends on our ability to identify, originate, and define product trends within the footwear and apparel industry, as well as to anticipate, gauge, and react to changing consumer preferences in a timely manner. However, lead times for many of our products may make it more difficult for us to respond rapidly to new or changing product trends or consumer preferences. If we are unable to introduce new products in a timely manner, or our new products are not accepted by our customers, our competitors may beat us to market by introducing similar products in a timelier fashion, which could hurt our goal to be viewed as a leader in providing the most desirable, collectible sneakers and streetwear.

Our investment in a release of new products may not receive consumer acceptance, as consumer preferences could shift rapidly to different types of styles or iconic connections, and our future success depends in part on our ability to anticipate and respond to these changes. Our sourcing experience and experience in anticipating consumer preferences in the past may not help us predict or anticipate consumer preferences in the future, or in other categories, such as streetwear. If we fail to anticipate accurately and respond to trends and shifts in consumer preferences, we could experience lower sales, excess inventories, or lower profit margins, and most likely all three, any of which could have an adverse effect on our results of operations and financial condition.

We must use an increasing range of marketing, advertising, and other initiatives to increase existing customers’ spend and to acquire new customers; therefore, as the costs of advertising or marketing increase, or if our initiatives fail to achieve their desired impact, we may be unable to grow the business profitably.

We will be embarking upon a new, more expensive advertising campaign to increase sales in stores. Driving customers from awareness, to consideration, to conversion, and promoting awareness of our brand and products is important to our ability to grow our business, drive customer engagement, and attract new customers. Our marketing strategy includes brand marketing campaigns across platforms, including email, digital, display, site, direct mail, streaming and social media. Paid search, if we choose to use it, will be more expensive than the marketing we have paid for to date, associated with store openings. Our future growth and profitability and the success of our brand will depend in part upon the effectiveness and efficiency of these marketing efforts. As eCommerce and social media continue to evolve rapidly, we must continue to establish relationships with these channels and may be unable to develop or maintain these relationships on acceptable economic and other terms. Our marketing initiatives may become increasingly expensive and generating a meaningful return on those initiatives may be difficult or unpredictable. Even if we successfully increase net revenue because of our marketing efforts, it may not offset the additional marketing expenses we incur.

If our marketing efforts are not successful in promoting awareness of our products, driving customer engagement, or attracting new customers, or if we are not able to cost-effectively manage our marketing expenses, our results of operations could be adversely affected.

Failure to accurately forecast consumer demand could lead to excess inventories or inventory shortages, which could result in decreased operating margins, reduced cash flows, and harm to our business.

To meet anticipated demand for our products, we must forecast inventory needs and place orders with our manufacturers based on our estimates of future demand for products. Our ability to accurately forecast demand for our products could be affected by many factors, including an increase or decrease in customer demand for our products or for products of our competitors, changing consumer preferences, changing product trends, our failure to accurately forecast consumer acceptance of new products, product introductions by competitors, unanticipated changes in general market conditions, store closures (including, for example, due to loss of critical leases to competition and weakening economic conditions or consumer confidence in future economic conditions.) If we fail to forecast consumer demand accurately, we may experience excess inventory levels or a shortage of specific products available for sale in our stores or for delivery to customers.

Inventory levels in excess of customer demand may result in inventory write-offs, donations of our unsold products, inventory write-downs, and/or the sale of excess inventory at discounted prices, any of which could cause our gross margin to suffer, impair the strength and exclusivity of our brand, and have an adverse effect on our results of operations, financial condition, and cash flows.

If we underestimate customer demand for our products and fails to place sufficient orders in advance, then our suppliers may not be able to deliver products to meet our requirements, and our stores may experience inventory shortages. Inventory shortages in our stores could result in delayed shipments to customers, lost sales, a negative customer experience, lower brand loyalty, damage to our reputation and customer relationships—any of which could have an adverse effect on our results of operations, financial condition, and cash flows.

As a company that operates retail stores, we are subject to various risks, including commercial real estate risks.

As of December 31, 2023, we operated 18 retail store locations, all in the USA. We lease our stores under operating leases. We expect to increase the total number of stores we operate by at least 3 in 2024 and 6 in 2025.

Our ability to effectively obtain the right locations in which to open new retail stores depends on the availability of real estate that meets our criteria for traffic, square footage, co-tenancies, lease economics, demographics, and other factors.

Just as important is our ability to renew our existing real estate leases on favorable terms. We also need to be prepared to downsize, consolidate, reposition, or close some of our real estate locations, which may require modification of an existing lease.

We do not expect to be able to continue our current practice of obtaining short-term, flexible leases at our option. If an existing or new store is not profitable, and we decide to close it, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. Similarly, we may be committed to fulfilling our obligations under the applicable leases, even if current locations of our stores become unattractive as demographic patterns change. Failure to secure adequate new locations or successfully modify leases for existing locations, or failure to effectively manage the profitability of our existing retail stores, could have an adverse effect on our results of operations and financial condition.

Our retail stores are subject to labor and employment risks.

Because we sell through brick-and-mortar stores, we are subject to costs and risks related to compliance with labor and employment laws and regulations, which could cause our business, financial condition, results of operations, or cash flows to suffer.

We have significant exposure to changes in domestic laws governing our relationships with our workforce, including wage and hour laws and regulations, fair labor standards, minimum wage requirements, overtime pay, unemployment tax rates, workers’ compensation rates, pension contributions, citizenship requirements, and payroll taxes, which could have a direct impact on our operating costs. These laws change frequently, exist at multiple levels with respect to a single physical location (e.g., federal, state, and local) and may be difficult to interpret and apply.

Employment law concerns include potential claims related to discrimination and harassment, health and safety, wage and hour laws, criminal activity, personal injury, and other claims. In addition, if a large portion of our workforce were to become members of labor organizations or parties to collective bargaining agreements, we could be vulnerable to a strike, work stoppage, or other labor action, which could have an adverse effect on our business. Our business operations and financial performance could be adversely affected by changes in our relationship with our workforce or changes to US labor and employment laws and regulations.

We may be unable to open new store locations in existing or new geographies successfully, if at all, which could harm our results of operations.

Our growth will largely depend on our ability to successfully open and operate new stores, which depends on many factors, including, among others, our ability to:

●	identify suitable store locations, the availability of which is outside of our control and may require expensive and long-term lease obligations;

●	gain brand recognition and acceptance, particularly in geographies or regions that are new to us;

●	negotiate acceptable lease terms;

●	hire, train, and retain store personnel and field management who possess the required customer service and other skills;

●	invest sufficient capital in store build-out and opening;

●	immerse new store personnel and field management into our corporate culture;

●	source sufficient inventory levels; and

●	successfully integrate new stores into our existing operations and information technology systems.

We may be unsuccessful in identifying new markets where our sneakers and streetwear and brand image will be accepted. In addition, we may not be able to open or profitably operate new stores in existing, adjacent, or new locations due to market saturation and other impacts outside of our control.

Counterfeit or “knock-off” products may siphon off demand and may result in customer confusion, harm to our brand, a loss of our market share, and/or a decrease in our results of operations.

We face competition from counterfeit or “knock-off” products manufactured and sold by third parties in violation of the intellectual property rights of the manufacturers. In the past, third parties have established websites to target users on Facebook or other social media platforms with “look alike” websites intended to trick users into believing that they were purchasing bona fide luxury sneakers in limited editions at a steep discount.

These activities of third parties may result in customer confusion, require us to incur additional administrative costs to manage customer complaints related to counterfeit goods, divert customers from us, cause us to miss out on sales opportunities, and result in a loss of our market share. We could also be required to increase our marketing and advertising spending. If consumers are confused by these other products and believe them to be genuine, we could be forced to deal with dissatisfied customers who mistakenly blame us for poor service or poor-quality goods.

In addressing these or similar issues in the future, we may also be required to incur substantial expense to protect our manufacturers’ brands and enforce their and our own intellectual property rights, including through legal action in the United States or in foreign countries, which could negatively impact our results of operations and financial condition.

Shipping and delivery are critical parts of our business and any changes in, or disruptions to, our shipping and delivery arrangements could adversely affect our business, financial condition, and results of operations.

If we are not able to negotiate acceptable pricing and other terms with our shipping providers, or if these providers experience performance problems or other difficulties in processing our orders or delivering our products to us for our customers, it could negatively impact our results of operations, financial condition, and our customers’ experience. For example, changes to the terms of our shipping arrangements or the imposition of surcharges or surge pricing may adversely impact our margins and profitability. In addition, our ability to receive inbound inventory efficiently and ship merchandise to customers may be negatively affected by factors beyond our and these providers’ control, including pandemic, weather, fire, flood, power loss, earthquakes, acts of war or terrorism, or other events specifically impacting other shipping partners, such as labor disputes, financial difficulties, system failures, and other disruptions to the operations of the shipping companies on which we rely. We have in the past experienced, and may in the future experience, shipping delays for reasons outside of our control. We are also subject to risks of damage or loss during delivery by our shipping vendors. If the products ordered by our customers are not delivered in a timely fashion, including to international customers, or are damaged or lost during the delivery process, our customers could become dissatisfied and cease buying products from us, which would adversely affect our business, financial condition, and results of operations.

Our failure or inability to protect or enforce our intellectual property rights could diminish the value of our brand and weaken our competitive position.

The steps we take to protect our intellectual property rights may not be adequate to prevent infringement of these rights by others. In addition, intellectual property protection may be unavailable or limited in some foreign countries where laws or law enforcement practices may not protect our intellectual property rights as fully as in the United States, and it may be more difficult for us to successfully challenge the use of our intellectual property rights by other parties in these countries. For instance, some of our trademark or trade dress applications may not be approved by the applicable governmental authorities because they are determined to lack sufficient distinctiveness, and, even if approved, may be challenged by third parties for this same reason. If we fail to protect and maintain our intellectual property rights, the value of our brand could be diminished, and our competitive position may suffer.

Our trademarks and other proprietary rights could potentially conflict with the rights of others, and we may be prevented from selling some of our products.

Our success depends in large part on our brand image. We believe that our trademarks and other proprietary rights have significant value and are important to identifying and differentiating our products from those of our competitors and creating and sustaining demand for our products. However, we have not yet applied for and obtained U.S., E.U., and foreign trademark registrations, and will continue to evaluate the benefits of registration. Trademark applications may be refused due to prior conflicting trademarks or for other reasons. We may also encounter “squatters” or bad actors that either apply to register or “squat” on previously acquired trademarks that are identical or related to our trademarks. In both scenarios, such third parties hope to use their prior rights as leverage to extract a favorable monetary settlement or acquisition of their rights.

Moreover, even if our applications are approved, third parties may seek to oppose, invalidate, or otherwise challenge these registrations for these same reasons, particularly as we expand our business and the number of products we offer. Our defense of any claim, regardless of its merit, could be expensive and time consuming and could divert management resources. Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. In addition, resolution of claims may require us to redesign our stores, license rights from third parties, or cease using those rights altogether. Any of these events could harm our business and cause our results of operations, liquidity, and financial condition to suffer.

Any material disruption of our information technology systems or unexpected network interruption could disrupt our business and reduce our sales.

We are increasingly dependent on information technology networks and systems, our website, and various third parties to market and sell our products and to manage a variety of business processes and activities and to comply with regulatory, legal, and tax requirements. For example, we depend on information technology systems and third parties to operate our eCommerce websites, process transactions online and in our stores, respond to customer inquiries, manage inventory, purchase, sell, and ship goods on a timely basis, and maintain cost-efficient operations. We also depend on our information technology infrastructure for digital marketing activities and for electronic communications among our personnel, customers, manufacturers, and suppliers around the world. Our website and information technology systems, some of which are managed by third parties, may be susceptible to damage, disruptions, or shutdowns due to failures during the process of upgrading or replacing software, databases, or components, power outages, hardware failures, computer viruses, preferences and expectations, and industry standards and practices are evolving in the eCommerce industry. Our or our third-party vendors’ inability to continue to update, improve, and scale our website or mobile app and the underlying technology infrastructure could harm our reputation and our ability to acquire, retain, and serve our customers, which could adversely affect our business, financial condition, and results of operations.

Further, we endeavor to continually upgrade existing technologies and business applications, and we may be required to implement new technologies or business applications in the future. The implementation of upgrades and changes requires significant investments. Our results of operations may be affected by the timing, effectiveness, and costs associated with the successful implementation of any upgrades or changes to our systems and infrastructure. If it is more difficult for our customers to buy products from us on whatever improvements we might adopt, our customer growth could be harmed and our business, financial condition, and results of operations may be adversely affected.

We are subject to risks related to online payment methods.

We currently accept payments using a variety of methods, including credit and cards. As we offer new payment options to consumers, we may be subject to additional regulations, compliance requirements, fraud and other risks. For certain payment methods, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We are also subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard, or PCI DSS, and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. Failure to comply with PCI DSS or to meet other payment card standards may result in the imposition of financial penalties or the allocation by the card brands of the costs of fraudulent charges to us.

We must continue to expand and scale our information technology systems, and our failure to do so could adversely affect our business, financial condition, and results of operations.

The expansion and scaling of information technology systems are crucial steps toward ensuring operational efficiency and market competitiveness. However, this growth comes with inherent risks. A failure to adequately expand and scale the IT infrastructure can lead to several adverse effects on the business. First, it can cause operational disruptions, where our platform might not handle increased traffic or transaction volumes, leading to customer dissatisfaction and potential loss of business. Second, inadequate IT systems can expose us to security vulnerabilities, risking data breaches that could compromise personal customer information and trust, leading to legal and financial repercussions. Moreover, the inability to effectively manage and analyze data due to outdated or overwhelmed IT systems can hinder decision-making processes, preventing us from identifying market trends and making informed business decisions. These challenges can ultimately affect our financial condition and results of operations, stunting growth and threatening its viability in the competitive sneaker trade market.

Risks Related to Ownership of Our Common Stock

The price for our common stock included in our units may not be a market rate and may not be indicative of the units’ actual value or the future market price of any securities ever issued by us.

The price for the common stock, included in our units, in this offering was not established in a competitive market but was determined by us. The price of our common stock bears no relationship to our assets, book value, historical results of operations or any other established criterion of value and should not be considered as an indication of our actual value or the value of any securities issued now or in the future by us.

Anti-takeover effects of our certificate of incorporation, as amended, and our bylaws could impair a takeover attempt.

Our certificate of incorporation and our bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions could discourage takeovers, coercive or otherwise. Any provision of our certificate of incorporation, bylaws, or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our capital stock and could also affect the price that some investors are willing to pay for our common stock.

We are not subject to Sarbanes-Oxley regulations and lack the financial controls and procedures of public companies.

We are leanly staffed and lack the internal control infrastructure that would meet the standards of a public company, including the requirements of the Sarbanes Oxley Act of 2002. As a privately held (non-public) company, we are currently not subject to the Sarbanes Oxley Act of 2002, and our financial and disclosure controls and procedures reflect our status as a development stage, non-public company. Significant deficiencies and material weaknesses in the quality of our financial and disclosure controls and procedures exist, including a lack of segregation of duties over business processes as well as a lack of general information technology controls. If it were necessary to implement such financial and disclosure controls and procedures, our cost of such compliance could be substantial and could have a materially adverse effect on our results of operations.

We may not have adequate internal controls over financial reporting and there may be limitations on the effectiveness of our internal controls, and a failure of our control systems to prevent error or fraud may materially harm us.

While we are in the process of improving our control systems, our management has determined that our disclosure controls, procedures and controls over financial reporting are not sufficiently effective to ensure that information required to be disclosed by us in the reports filed or submitted under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC. Our board of directors has not yet designated an audit committee. If we do not have adequate internal accounting controls, we may also be unable to prepare accurate accounts on a timely basis to meet our continuing financial reporting obligations and we may not be able to satisfy our obligations under applicable securities laws.

We do not expect that internal control over financing reporting, even if timely and well established, will prevent all errors and fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. The failure of our control systems to prevent error or fraud could materially and adversely affect our business.

We will require additional financing to accomplish our business strategy.

We require substantial working capital to fund our business development plans, and we expect to experience significant negative cash flow from operations. Depending upon the sales volume generated by our business during that time, we also anticipate the possibility of having to raise additional funds in order to achieve our plans and accomplish our immediate and longer-term business strategy. These additional funds likely will be raised through the issuance of our securities in debt and/or equity financing. If we are unable to raise these additional funds on terms acceptable to us, we will be required to limit our expenditures for continuing our product development activities and expanding our sales and marketing operations, reduce our work force, or find alternatives to fund our business on terms that are not as favorable to us. Any such actions would impair our product development and expansion plans, reduce potential revenues, increase operating losses, and adversely affect the value of our company.

If we fail to properly manage our anticipated growth, our business could suffer.

The planned growth of our commercial operations may place a significant strain on our management and on our operational and financial resources and systems. To manage growth effectively, we will need to maintain a system of management controls, and attract and retain qualified personnel, as well as develop, train and manage management-level and other employees. Failure to manage our growth effectively could cause us to over-invest or under-invest in infrastructure, and result in losses or weaknesses in our infrastructure, which could have a material adverse effect on our business, results of operations, financial condition and cash flow. Any failure by us to manage our growth effectively could have a negative effect on our ability to achieve our development and commercialization goals and strategies.

Because our founders, directors and executive officers will remain our largest stockholders, they can exert significant control over our business and affairs and have actual or potential interests that may depart from those of the investors.

Our founders, directors and executive officers own or control a significant percentage of our Company. Additionally, the holdings of our directors and executive officers may increase in the future when their rights under any of the options or warrants they may hold or that in the future be granted vest or mature, or if they otherwise acquire additional ownership in our Company. The interests of such people may differ from the interests of the holders of the common stock. As a result, in addition to their board seats and offices, such persons will have significant influence over all corporate actions requiring stockholder approval.

Such persons’ ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. That, in turn, could reduce our stock price or prevent our holders of common stock from realizing a premium over our stock price.

Our insurance coverage may be inadequate to cover significant risk exposures.

We will be exposed to liabilities that are unique to the products we provide and the locations in which we sell them. While we intend to maintain insurance for certain risks, the amount of insurance coverage may not be adequate to cover all claims or liabilities, and we may be forced to bear substantial costs resulting from risks and uncertainties of our business. It is also not possible to obtain insurance to protect against all operational risks and liabilities. The failure to obtain adequate insurance coverage on terms favorable to us, or at all, could have a material adverse effect on our business, financial condition, and results of operations. We does not have any business interruption insurance. Any business disruption or natural disaster could result in substantial costs and diversion of resources.

Risks Related to this Offering

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our units may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our units is fixed and will not vary based on the underlying value of our assets at any time. Our board of directors has determined the offering price in its sole discretion. The fixed offering price for our units has not been based on appraisals of any assets we own or may own, or of our company as a whole, nor do we intend to obtain such appraisals. Therefore, the fixed offering price established for our units may not be supported by the current value of our company or our assets at any particular time.

Future issuances of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and any future issuances of preferred stock, which could rank senior to our common stock for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our common stock.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our common stock. Moreover, if we issue preferred stock, the holders of such preferred stock could be entitled to preferences over holders of common stock in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred stock in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our common stock must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our common stock.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not eventually retain a listing on a national securities exchange and if the price of our common stock is less than $5.00, our common stock could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

We may amend our business policies without stockholder approval.

Our board of directors determines our growth, investment, financing, capitalization, borrowing, operations and distributions policies. Although our board of directors has no intention at present to change or reverse any of these policies, they may be amended or revised without notice to holders of our common stock. Accordingly, holders of our common stock will not have any control over changes in our policies.

Our management has broad discretion as to the use of the net proceeds from this offering.

Our management will have broad discretion in the application of the net proceeds of this offering. Accordingly, you will have to rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds from this offering in ways that holders of our common stock may not desire or that may not yield a significant return or any return at all. Our management not applying these funds effectively could harm our business. Pending their use, we may also invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Investors in this offering will suffer immediate and substantial dilution of their investment.

If you purchase our units in this offering, you will pay more for your shares of our common stock than our as adjusted net tangible book value per share. Based upon a public offering price of $     per unit, you will incur immediate and substantial dilution of approximately $     per share, representing the difference between our public offering price and our as adjusted net tangible book value per share.

Our ability to use our net operating loss carryforwards may be limited.

As of December 31, 2023, we had net operating loss (“NOL”) carryforwards of approximately $    for federal income tax purposes. Utilization of these NOLs depends on many factors, including our future income, which cannot be assured. Under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in its equity ownership by 5% stockholders over a three-year period, the corporation’s ability to use its pre-change NOLs and other pre-change tax attributes to offset its post-change income may be limited. In addition, as a result of Tax Cuts and Jobs Act of 2017 (as modified by the Coronavirus Aid, Relief, and Economic Security Act of 2020), federal NOLs incurred in 2018 and in future years may be carried forward indefinitely, subject to the limitations, and deductibility of federal NOLs generally may be limited as set forth in the Code.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our common stock, and we do not intend to pay any cash dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our capital stock will be at the discretion of our board of directors. Accordingly, you must rely on the sale of your shares of common stock after price appreciation, which may never occur, as the only way to realize any future gain on your investment.

We are not required to raise any minimum amount in this offering before we may utilize the funds received in this offering. Investors should be aware that there is no assurance that any monies besides their own will be invested in this offering.

As there is no minimum amount of subscriptions which we must receive before accepting funds in the offering, you will not be assured that we will have sufficient funds to execute our business plan or satisfy its working capital requirements and will bear the risk that we will be unable to secure the funds necessary to meet our current and anticipated financial obligations.

This offering is being conducted on a “best efforts” basis without a minimum and we may not be able to execute our growth strategy if the maximum is not sold.

If you invest in our units and less than all of the offered shares of our units are sold, the risk of losing your entire investment will be increased. We are offering our units on a “best efforts” basis without a minimum, and we can give no assurance that all of the offered units will be sold. If less than $     of the units offered are sold, we may be unable to fund all the intended uses described in this offering circular from the net proceeds anticipated from this offering without obtaining funds from alternative sources or using working capital that we generate. Alternative sources of funding may not be available to us at what we consider to be a reasonable cost, and the working capital generated by us may not be sufficient to fund any uses not financed by offering net proceeds. No assurance can be given to you that any funds will be invested in this offering other than your own.

We may terminate this offering at any time during the offering period.

We reserve the right to terminate this offering at any time, regardless of the number of shares sold. In the event that we terminate this offering at any time prior to the sale of all of the shares offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by our Company and no funds will be returned to subscribers.

Assuming that this offering is successful, we may require additional capital to support business growth, and this capital might be unavailable or might be available only by diluting existing stockholders.

We intend to continue making investments to support our business growth and may require additional funds to support this growth. Our future capital requirements will depend on many factors, including our rate of revenue growth, the timing and extent of international expansion efforts and other growth initiatives, the expansion of our marketing activities and overall economic conditions. To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock.

Any debt financing we secure could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited, and our business and prospects could fail or be adversely affected.

All of these risks are uncertain, and there may be other risks that we have not identified.

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized, nor can we guarantee that we have identified all possible risks that might arise. Investors should carefully consider all such risk factors before making an investment decision with respect to our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This offering statement contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenue, costs or expenditures;

●	growth of and competition trends in our industry;

●	our expectations regarding demand for, and market acceptance of, our products and services;

●	our expectations regarding our relationships with investors, institutional funding partners and other parties we collaborate with;

●	our expectation regarding the use of proceeds from this offering;

●	fluctuations in general economic and business conditions in the market in which we operate; and

●	relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this offering statement. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this offering statement relate only to events or information as of the date on which the statements are made in this offering statement. Although we will become a public company after this offering and have ongoing disclosure obligations under U.S. federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this offering statement, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that, at a per unit price of $      , the net proceeds from the sale of the units in this offering will be approximately $    , after deducting the selling agent fees and estimated offering expenses payable by us of approximately $     .

Because this is a best-efforts offering and there is no minimum offering amount required as a condition to the initial closing of this offering, the actual offering amount, the selling agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this offering circular.

Each 10% decrease in the number of units sold at the public offering price of $     per unit, would decrease our net proceeds, after deducting estimated selling agent fees and offering expenses payable by us, by approximately $      . For example, we estimate that our net proceeds from the sale of 50% of the units offered in this offering will be approximately $      . This estimate excludes the proceeds, if any, from the exercise of investor warrants in this offering.

We plan to use the net proceeds of this offering to repay certain debt and for working capital and general corporate and business purposes, including but not limited to, new store openings, upgrading and remodeling existing stores, and to fund inventory purchases.

The following table below sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this offering by us. For further discussion, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Plan of Operations.”

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Offering Proceeds
Shares Sold
Gross Proceeds	$5,000,000	$10,000,000	$15,000,000	$20,000,000
Total Before Expenses	$5,000,000	$10,000,000	$15,000,000	$20,000,000

Offering Expenses
7% Sales Commission	$350,000	$700,000	$1,050,000	$1,400,000
Legal & Accounting	250,000	250,000	250,000	250,000
Publishing/EDGAR	40,000	40,000	40,000	40,000
Transfer Agent	15,000	15,000	15,000	15,000
Marketing	100,000	200,000	300,000	400,000
Blue Sky Compliance	12,860	12,860	12,860	12,860
Total Offering Expenses	$755,860	$1,127,860	$1,667,860	$2,117,860

Amount of Offering Proceeds Available for Use	$4,220,000	$8,745,000	$13,270,000	$17,795,000

Expenditures
Debt Payoff	$1,000,000	$2,000,000	$3,000,000	$4,000,000
New Store Opening	$2,000,000	$4,000,000	$7,000,000	$10,000,000
Store Remodels and Upgrades	$400,000	$600,000	$800,000	$1,000,000
Inventory	$300,000	$500,000	$500,000	$500,000
Working Capital/General Corporate	$520,000	$1,645,000	$1,970,000	$2,295,000

Total Expenditures	$4,220,000	$8,745,000	$13,270,000	$17,795,000

The above figures represent only estimated costs. This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the status of and results from operations. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. Furthermore, we anticipate that we will need to secure additional funding for the fully implement our business plan. Please see the section entitled “Risk Factors” on page 8.

We reserve the right to change the above use of proceeds if management believes it is in the best interests of our company.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the near future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. See also “Risk Factors — Risks Related to the Ownership of Our Common Stock — We do not intend to pay dividends for the foreseeable future.”

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

If you invest in our units in this offering, your ownership of our common stock will be diluted immediately to the extent of the difference between the public offering price per unit and the as adjusted net tangible book value per share of common stock immediately after this offering. Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the shares sold in this offering exceeds the pro forma as adjusted net tangible book value per share after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

As of December 31, 2023, our net tangible book value (deficit) was approximately $    , or approximately $      per share.

After giving effect to the assumed sale of units in this offering at a subscription price of $    per unit, paid in cash, and assuming no exercise of the investor’s warrants, after deducting our estimated offering expenses and commissions payable by us, our pro forma net tangible book value (deficit) as of December 31, 2023 would have been approximately $     , or approximately $     per share. This amount represents an immediate increase in net tangible book value of $    per share to existing stockholders and an immediate dilution in net tangible book value of $     per share to purchasers of our shares in this offering, as illustrated in the following table.

Assumed offering price per unit		$
Historical net tangible book value (deficit) per share as of December 31, 2023	$
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing units in this offering
Pro forma as adjusted net tangible book value (deficit) per share after this offering
Dilution per share to new investors purchasing shares in this offering		$

The discussion of dilution, and the table quantifying it, assume no exercise of the investor warrants exercisable into shares of common stock issued during this offering, or other potentially dilutive securities. The exercise of potentially dilutive securities having an exercise price less than the effective price paid per share of common stock issuable upon conversion or exercise of the common stock and investor warrants, respectively, would increase the dilutive effect to new investors.

The following table sets forth, assuming the sale of the maximum number of units offered for sale in this offering (after deducting our estimated offering expenses), the total number of shares of common stock previously sold to existing stockholders, the total consideration paid for the foregoing and the average price paid per share. This table assumes no exercise of the investor’s warrants. As the table shows, new investors purchasing shares may in certain circumstances pay an average price per share substantially higher than the average price per share paid by our existing stockholders.

	Share Purchased		Total Consideration				Average Price
	Number	Percent	Amount		Percent		Per Share
Existing stockholders	4,533,333			$8,335,177			$1.84
New investors			$			$
Total		100.00%	$		100.00%

The discussion and tables above exclude the following shares:

●	370,000 shares of common stock issuable upon the exercise of outstanding options granted under our 2023 equity incentive plan at a weighted average exercise price of $6.74 per share;

●	530,000 shares of common stock that are reserved for future issuance under our 2023 equity incentive plan;

●	346,200 shares of our common stock issuable upon the exercise of outstanding warrants at an weighted average exercise price of $9.30;

●	up to shares of common stock issuable upon the exercise of the investor warrants; and

●	up to shares of common stock issuable upon exercise of the Agent Warrants.

To the extent that outstanding options or other convertible securities have been or may be exercised or other shares issued, including under our stock-based compensation plans, investors participating in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DETERMINATION OF OFFERING PRICE

There will be no trading market for our units or our common stock upon issuance and we do not expect any trading market to develop for the units.

The offering price of a unit is arbitrary with no relation to the value of the Company.

The offering price has been determined by negotiation between us and Digital Offering. The principal factors considered in determining the initial public offering price include:

●	the information set forth in this offering circular and otherwise available to Digital Offering;

●	our history and prospects and the history of and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	an assessment of our management;

●	the general condition of the securities markets at the time of this offering;

●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

●	other factors deemed relevant by Digital Offering and us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this offering circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this offering circular.

Overview

Our company operates as one of the largest brick-and-mortar sneaker resellers in the United States. Our merchandise mix includes hard-to-find new and exclusive high-end sneakers as well as a full line of iconic, sought-after streetwear apparel.

Our mission is to provide an attainable luxury experience that is inclusive for everyone. We deliver a unique, yet engaging, sales experience where consumers can find an extensive selection of exclusive and collectible sneakers coupled with hard-to-find “drops” (i.e., limited new releases) of streetwear and accessories. By securing products in wearable fashion, shoes, and outwear from exclusive drops and suppliers, we can curate a differentiated experience for customers by providing complete streetwear outfits. We are also one of the few companies specifically focusing on the female and family market. Generally, sneaker resell stores are focused mainly on the male sneakerhead consumer.

We believe that, as one of the largest sneaker resellers in the United States, we can leverage a robust network of wholesalers to obtain our inventory. We also offer our shoppers the ability to become providers of our inventory, where each customer can participate in a two-way-market where they sell us their limited edition sneakers or highly coveted shoes, which we purchase in exchange for cash or store credit. This two-way market where customers can come in to our stores to both buy and sell their sneakers allows us to maintain higher margins and provides us with a buyer-side advantage over smaller sneaker stores.

Our company has multiple, wholly owned operating subsidiaries dedicated to sneaker reselling, which in turn operate brick-and-mortar stores in the following states: Connecticut, Florida, California, Colorado, Michigan, Texas, New York, Tennessee, North Carolina, Nevada and Hawaii.

In addition to our traditional retail brick-and-mortar business, we have an online presence through a website and a mobile app where customers can purchase curated (i.e., carefully chosen and presented) sneakers and selected apparel. We believe that this expansion to online sales, in conjunction with our brick-and-mortar stores, allows us to expand our brand even further. For instance, those customers that are unable to visit our physical stores can still shop our from products to purchase their sneakers and clothes from a trusted, authentic source. Our mobile app and online sales platform are essential complements to our physical stores, which together to provide product drops to a broad base of potential customers and collectors.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

●	our ability to acquire new customers or retain existing customers;

●	our ability to stay ahead of our value-proposition to end consumers;

●	continual sneaker releases from the large manufacturers such as Nike and Adidas;

●	industry demand and competition; and

●	market conditions and our market position.

Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of this offering, (ii) the last day of the first fiscal year in which our total annual gross revenues are $1.235 billion or more, (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iv) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Components of Results of Operations

Net Sales

Net sales are recognized at the point of sale and include merchandise, net of discounts, returns and chargebacks, and excludes sales taxes. Revenue from layaway sales is recognized when the customer receives the product, rather than when the initial deposit is paid. Sales for merchandise that is shipped to the customers from the Company’s stores are recognized at the shipping point as the customer has control of the product upon shipment.

Cost of Sales

Cost of sales primarily includes the purchase costs of inventory sold and the overall inventory shrinkage.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses include primarily salaries and personnel-related costs, rent and utilities expenses, sales and marketing costs, professional services, and depreciation and amortization expenses.

Interest Expense, Net

Net interest expenses consist primarily of interest expense, which are activities outside of our core business.

Provision for Income Taxes

Provision for income taxes consists of estimated income taxes due to the United States and the respective taxing authorities in jurisdictions in which we conduct business.

Results of Operations

Comparison of Fiscal Years Ended December 31, 2023 and 2022

The following table sets forth key components of our results of operation for the fiscal years ended December 31, 2023 and December 31, 2022, both in dollars and as a percentage of our revenue:

	December 31, 2023			December 31, 2022
	Amount	% of Net Sales		Amount	% of Net Sales
Net Sales	$	100.00%		$46,573,462	100.00%
Cost of sales (exclusive of depreciation)			%	34,014,491	73.03%
Gross profit			%	12,558,971	26.97%
Selling, general, and administrative expenses				13,625,083	29.26%
Loss from operations			%	(1,066,112)	(2.29)%
Interest expense, net			%	(167,227)	(0.36)%
Income (loss) before provision for income taxes				(1,233,339)	(2.65)%
Provision for income taxes				28,302	0.06%
Net loss	$		%	$(1,261,641)	(2.71)%

Summary of our financial performance:

●	Our gross profit [increased/decreased] by $ , or % to $ for the year ended December 31, 2023 from $12,558,971 for the year ended December 31, 2022.

●	Our sneaker sales [increased/decreased] by $ , or % to $ for the year ended December 31, 2023 from approximately $40,947,000 for the year ended December 31, 2022.

●	Our apparel and accessories sales [increased/decreased] by $ , or % to $ for the year ended December 31, 2023 from approximately $5,626,000 for the year ended December 31, 2022.

●	Our Average Unit Volume (“AUV”) [increased/decreased] by $ , or % to $ for the year ended December 31, 2023 from approximately $3,630,000 for the year ended December 31, 2022.

●	Our sales per square foot [increased/decreased] by $ , or % to $ for the year ended December 31, 2023 from approximately $1,400 for the year ended December 31, 2022.

Net Sales. Sales from operating activities [increased/decreased] by $         , or        % to $        for the year ended December 31, 2023 from $46,573,462 for the year ended December 31, 2022. Such [increase/decrease] in sales was primarily due to.

Cost of sales, exclusive of depreciation. Our cost of sales from operating activities [increased/decreased] by $         , or        %, to $        for the year ended December 31, 2023 from $34,014,491 for the year ended December 31, 2022. Such an [increase/decrease] was in line with our [increase/decrease] in revenue. As a percentage of net sales, cost of sales [increased/decreased] from 73.03% for the year ended December 31, 2022 to % for the year ended December 31, 2022.

Gross profit. As a result of the foregoing, our gross profit [increased/decreased] by $         , or        %, to $        for the year ended December 31, 2023, from $12,558,971 for the year ended December 31, 2022. As a percentage of net sales, gross profit [increased/decreased] from 26.97% for the year ended December 31, 2022 to % for the year ended December 31, 2023.

Selling, general and administrative expenses. Our selling, general and administrative expenses [increased/decreased] by $         , or        %, to $        for the year ended December 31, 2023 from $13,625,083 for the year ended December 31, 2022. Our selling, general, and administrative expenses during the year ended December 31, 2022 consisted of legal and professional fees, salaries, wages and travel, facility insurance, other overhead expenses, debt repayment, and finance costs related to debt service. As a percentage of net sales, our selling, general and administrative expenses [increased/decreased] from 29.26% for the year ended December 31, 2022 to % for the year ended December 31, 2023. Such [increase/decrease] was primarily due to          .

Interest expense, net. We incurred interest expenses of $         , or          % of net sales, for the year ended December 31, 2023, as compared to $167,227, or 0.36% of net sales, for the year ended December 31, 2022. Such [increase/decrease] is primarily due to         .

Provision for income taxes. We have a provision for income taxes of $        , or        % of net sales, for the year ended December 31, 2023, as compared to $28,302, or 0.06% of net sales, for the year ended December 31, 2022. Such [increase/decrease] is primarily due to          .

Net income (loss). As a result of the cumulative effect of the factors described above, we had a net [income/loss] of $      for the year ended December 31, 2023, as compared to a net loss of $1,261,641 for the year ended December 31, 2022, a decrease of $           , or          %.

Liquidity and Capital Resources

As of December 31, 2023 and 2022, we had cash and cash equivalents of $         and $2,394,874, respectively. and total liabilities of $         and $17,383,066, respectively.

To date, we have financed our operations primarily through revenue generated from operations, bank borrowings, private placements of our securities and unsecured credit advances from our merchant point-of-sale processing system. Through the end of the 2023 fiscal year, three of our stores took advantage of these credit advances in the total amount of $604,500.

In addition, we had previously borrowed funds from traditional banks. On August 19, 2022, the Company entered into an asset-based lending line of credit with JP Morgan Chase that provided up to $4,000,000, which the Company used for its working capital needs. As of October 20, 2023, this line of credit with JP Morgan Chase was fully paid off and is now no longer active.

Management has prepared estimates of operations and believes that with the proceeds of this offering sufficient funds will be generated from operations to fund our operations and to service our debt obligations for at least the next twelve months. We may, however, in the future require additional cash resources due to changing business conditions, implementation of our strategy to expand our business, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects. If we are unable to obtain alternative financing, there are no assurances that we will be able to satisfy our obligations, and such conditions raise substantial doubt about our ability to continue as a going concern.

The accompanying consolidated financial statements have been prepared on a going concern basis under which we are expected to be able to realize our assets and satisfy our liabilities in the normal course of business.

Summary of Cash Flow

Comparison of Years Ended December 31, 2023 and 2022

The following table provides detailed information about our net cash flow for all financial statement periods presented in this offering circular.

	Years Ended December 31,
	2023	2022
Net cash used in operating activities	$	$(3,639,202)
Net cash used in investing activities		(767,490)
Net cash provided by financing activities		5,145,376
Net increase (decrease) in cash		738,684
Cash and cash equivalents at beginning of period		1,656,190
Cash and cash equivalents at end of period	$	$2,394,874

Our net cash used in operating activities was $             for the year ended December 31, 2023, as compared to $3,639,202 for the year ended December 31, 2022. For the year ended December 31, 2023, net cash used in operating activities primarily reflected            . For the year ended December 31, 2022, the net cash used in operating activities primarily consisted of a net loss of $1,261,641, an increase in inventory of $4,369,503, and an increase in payments on operating lease liabilities of $2,242,883, a $4,900,620 positive impact from (i) right of use amortization of $2,270,638, (ii) an increase in accounts payable of $1,671,645, (iii) an increase in accrued expenses of $620,263, and (iv) stock based compensation expense of $338,074.

Our net cash used in investing activities was $            for the year ended December 31, 2023, as compared to $767,490 for the year ended December 31, 2022. Our net cash used in investing activities for the year ended December 31, 2023 consisted entirely of              , while our net cash used in investing activities for the year ended December 31, 2022 consisted of purchases of property and equipment of $654,576 and software development costs of $112,914.

Our net cash used in financing activities was $             for the year ended December 31, 2023, as compared to $5,145,376 net cash provided by financing activities for the year ended December 31, 2022. Our net cash used in financing activities for the year ended December 31, 2023 consisted of             , while our net cash provided by financing activities for the year ended December 31, 2022 mainly consisted of proceeds from the issuance of stock, net of fees, of $6,906,290, offset by repayments on short term note payable of $903,904, stockholder dividends of $581,272, repurchases of common stock of $250,000 and repayments on long-term notes payable of $25,738.

Off-Balance Sheet Arrangements

As of December 31, 2022, we did not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Basis of Accounting

The financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of Impossible Kicks Holding Company, Inc. and its wholly owned subsidiaries, Impossible Kicks LLC, Impossible Kicks Two LLC, Impossible Kicks Three LLC, Impossible Kicks Four LLC, Impossible Kicks Five LLC, Impossible Kicks Six LLC, Impossible Kicks Seven LLC, Impossible Kicks Eight LLC, and Impossible Kicks Nine LLC. All material intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates under different assumptions or circumstances.

Significant estimates made by management include, among others, the valuation of accounts receivable, inventories, valuation of property and equipment and intangible assets, realizability of deferred tax assets, revenue recognition, stock-based compensation, and the recognition and disclosure of contingent liabilities.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. All cash equivalents are carried at cost, which approximates fair value. At December 31, 2022, cash and cash equivalents consisted of cash and money market funds. At times, such amounts may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit.

Revenue Recognition

The Company recognizes revenue when goods or services are transferred to customers in an amount that reflects the consideration which it expects to receive in exchange for those goods or services. In determining when and how revenue is recognized from contracts with customers, the Company performs the following five-step analysis:

i.	Identification of contract with customers

ii.	Determination of performance obligations

iii.	Measurement of the transaction price

iv.	Allocation of the transaction price to the performance obligations and

v.	Recognition of revenue when (or as) the Company satisfies each performance obligations

Store sales are recognized at the point of sale and includes merchandise, net of returns and chargebacks, and excludes taxes. Revenue from layaway sales is recognized when the customer receives the product, rather than when the initial deposit is paid. Revenue for merchandise that is shipped to customers from the Company’s stores is recognized at the shipping point as the customer has control of the product upon shipment.

Gift Cards

The Company sells gift cards which do not have expiration dates. Revenue from gift card sales is recorded when the gift cards are redeemed by customers. Gift card breakage is recognized as revenue in proportion to the pattern of rights exercised by the customer, unless there is a legal obligation to remit the value of unredeemed gift cards to the relevant jurisdictions. Given the limited operating history of the business, no gift card breakage has been recognized.

Cost of Sales

Cost of sales primarily includes the purchase costs of inventory sold and the overall inventory shrinkage.

Accounts Receivable, Net

Accounts receivable, net primarily includes receivables derived from in-transit credit card settlements from customer sales processed through merchant accounts.

Inventories

Inventories are stated at the lower of cost or net realizable value using the first-in, first-out (“FIFO”) method. The Company establishes reserves for excess and obsolete inventory based on estimates of future usage using historical trends and specific identification, as well as estimates of current and anticipated demand, customer preferences, age of the merchandise and fashion trends.

Property and Equipment, Net

Property and equipment are stated at historical cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are five years for furniture and fixtures, the shorter of five years or the remaining lease term for leasehold improvements and three to five years for computer and equipment. Expenditures for major renewals and betterments are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is included in the accompanying statements of operations. As of December 31, 2023,               impairment on property and equipment or other long-lived assets has been recognized.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, primarily consisting of property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets including any cash flows upon their eventual disposition to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. For the year ended December 31, 2023, there have been               impairments.

Intangible Assets, Net

The Company’s intangible assets consist of the development of its website, which is amortized using the straight-line method over three years. Amortization expense for the year ended December 31, 2023 amounted to $            .

Leases

Lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term for those arrangements where there is an identified asset and the contract conveys the right to control its use. The lease term includes options to extend or terminate a lease only when we are reasonably certain that we will exercise that option. The right-of-use asset is measured at the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, initial direct costs, and any tenant improvement allowances received. For operating leases, right-of-use assets are reduced over the lease term by the straight-line lease expense recognized less the amount of accretion of the lease liability determined using the effective interest method.

We combine lease components and non-lease components. Given the Company’s policy election to combine lease and non-lease components, the Company also considers fixed common area maintenance (“CAM”) part of the Company’s fixed future lease payments; therefore, fixed CAM is also included in the Company’s lease liability. The Company recognizes rent expense for operating leases as of the possession date for store leases or the commencement of the agreement for non-store leases. Rental expense, inclusive of rent holidays, concessions, and tenant allowances are recognized over the lease term on a straight-line basis. Contingent payments based upon sales and future increases determined by inflation related indices cannot be estimated at the inception of the lease and, accordingly, are charged to operations as incurred.

As most of the Company’s leases do not provide an implicit interest rate, the Company used incremental borrowing rates based on the remaining lease term to determine the present value of future lease payments. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms.

Leases with an initial term of 12 months or less are not recorded on the balance sheet. The Company recognize lease expense for short-term leases on a straight-line basis over the lease term.

Marketing and Advertising

All advertising costs are expensed in the period in which an advertisement runs and are included in selling, general and administrative expenses. Advertising costs for the year ended December 31, 2023, amounted to $            .

Shipping and Handling Costs

The Company records shipping and handling costs charged to customers as revenues and the related expense as cost of revenues in the accompanying statements of operations. Shipping and handling costs for the year ended December 31, 2023, amounted to $           .

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the consolidated financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company’s tax positions are subject to income tax audits. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not that the position is sustainable upon examination by the taxing authority, solely based on its technical merits. The tax benefit recognized is measured as the largest amount of benefit which is greater than 50 percent likely to be realized upon settlement with the taxing authority. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in the income tax provision.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not expected to be realized based on the weighting of positive and negative evidence. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback or carryforward periods available under the applicable tax law. The Company regularly reviews the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. The Company’s judgments regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute its business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the tax provision would increase or decrease in the period in which the assessment is changed.

Sales Taxes

The Company collects sales tax on sales to nonexempt customers and remits the withheld sales tax to the respective state on a quarterly or monthly basis. The Company’s accounting policy is to report revenues net of sales or other transaction taxes that are collected from customers and remitted to taxing authorities.

Fair Value of Financial Instruments

The Company’s consolidated financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. The estimated fair value of these instruments approximates their carrying amounts due to the short maturity of these instruments. As of December 31, 2023, the Company had recurring or nonrecurring fair value measurements for assets and liabilities.

Stock-Based Compensation

The Company values stock compensation based on the fair value recognition provisions of ASC 718, Compensation – Stock Compensation, which establishes accounting for stock-based awards exchanged for employee services and requires companies to expense the estimated grant date fair value of stock awards over the requisite employee service period.

The fair value of restricted stock awards is based on the market price of the Company’s common stock on the date of the grant. To value stock option awards, the Company uses the Black-Scholes-Merton option pricing model. This model involves assumptions including the stock price, expected life of the option, stock price volatility, risk-free interest rate, dividend yield and exercise price. The Company recognizes compensation expense in earnings over the requisite service period, while forfeitures of awards are recognized as they occur.

Going Concern

As of December 31, 2023, the Company had $           of cash and a retained earnings of $           . For the year end ended December 31, 2023, the Company had negative cash flows from operating activities of $           and incurred a net loss of $            . Subsequent to December 31, 2022, the Company has been dependent on equity funding to fund its operations.

If the Company is unable to obtain alternative financing, there are no assurances that the Company will be able to satisfy its obligations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s management believes it will continue to require third-party financing to support future operations until the Company achieves profitability. The Company continues to take steps to improve profitability and seek additional sources of capital, including potential opportunities to obtain inventory or accounts receivable factoring and new credit facilities. However, there can be no assurance that improvement in operating results will occur or that the Company will successfully implement its plans. In addition, there can be no assurances that an agreement for additional capital would ultimately be reached or that the additional capital would become available to the Company at all or on terms favorable to the Company. In the event cash flows from operations and factoring or borrowing arrangements are not sufficient, additional sources of financing, such as equity offerings, will be required in order to maintain the Company’s current and planned future operations.

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue to operate as a going concern, which contemplates that the Company will be able to realize assets and settle liabilities and commitments in the normal course of business for the foreseeable future. Accordingly, the accompanying consolidated financial statements do not include any adjustments that may result from the outcome of these uncertainties.

Recently Issued Accounting Pronouncements

Effective January 1, 2022, the Company adopted the Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), and all related amendments using the modified retrospective approach.

ASU No. 2016-02 requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. At lease inception, leases are classified as either finance leases or operating leases with the associated right-of-use asset and lease liability measured at the net present value of future lease payments. Operating leases are expensed on a straight-line basis as lease expense over the noncancelable lease term. Expenses for finance leases are comprised of the amortization of the right-of-use asset and interest expense recognized based on the effective interest method. At the date of adoption, the Company recorded operating lease right-of-use assets and lease liabilities of $16,587,878 and $16,587,878, respectively.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments, Credit Losses. This guidance requires immediate recognition of management’s estimates of current expected credit losses. Under the previous model, losses were recognized only as they were incurred, which the FASB noted delayed recognition of expected losses that might not yet have met the threshold of being probable. The ASU also broadens the information that an entity must consider in developing its expected credit loss estimated for all assets. The new model applies to all financial instruments that are not accounted for at fair value through net income. This update is effective for financial statements issued for annual periods beginning after December 15, 2022 including interim periods within those fiscal years. The Company is currently evaluating the effects of this new guidance.

In November 2023, the FASB issued a new Accounting Standards Update (“ASU”) requiring incremental disclosures related to a public company’s reportable segments. The new guidance was issued primarily to provide financial statement users with more disaggregated expense information about a company’s reportable segments. The guidance does not change the definition of a segment, the method for determining segments, or the criteria for aggregating operating segments into reportable segments. The guidance is effective for the Company on a retrospective basis beginning with our annual financial statements for the year ending December 31, 2024. We have not yet determined the impact of adopting this guidance on our financial statements.

DESCRIPTION OF BUSINESS

The following discussion here and under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Industry” includes citations to third-party publications which have been reviewed by management and contributed to the formation of management’s beliefs regarding the business of the Company. Management has not independently verified the information contained in those publications. Further, the cited third-party publications are not incorporated by reference into this offering circular.

Overview

Our company operates as one of the largest brick-and-mortar sneaker resellers in the United States. Our merchandise mix includes hard-to-find new and exclusive high-end sneakers as well as a full line of iconic, sought-after streetwear apparel.

Our mission is to provide an attainable luxury experience that is inclusive for everyone. We deliver a unique, yet engaging, sales experience where consumers can find an extensive selection of exclusive and collectible sneakers coupled with hard-to-find “drops” (i.e., limited new releases) of streetwear and accessories. By securing products in wearable fashion, shoes, and outwear from exclusive drops and suppliers, we can curate a differentiated experience for customers by providing complete streetwear outfits. We are also one of the few companies specifically focusing on the female and family market. Generally, sneaker resell stores are focused mainly on the male sneakerhead consumer.

We believe that, as one of the largest sneaker resellers in the United States, we can leverage a robust network of wholesalers to obtain our inventory. We also offer our shoppers the ability to become providers of our inventory, where each customer can participate in a two-way-market where they sell us their limited edition sneakers or highly coveted shoes, which we purchase in exchange for cash or store credit. This two-way market where customers can come in to our stores to both buy and sell their sneakers allows us to maintain higher margins and provides us with a buyer-side advantage over smaller sneaker stores.

Our company has multiple, wholly owned operating subsidiaries dedicated to sneaker reselling, which in turn operate brick-and-mortar stores in the following states: Connecticut, Florida, California, Colorado, Michigan, Texas, New York, Tennessee, North Carolina, Nevada and Hawaii.

In addition to our traditional retail brick-and-mortar business, we have an online presence through a website and a mobile app where customers can purchase curated (i.e., carefully chosen and presented) sneakers and selected apparel. We believe that this expansion to online sales, in conjunction with our brick-and-mortar stores, allows us to expand our brand even further. For instance, those customers that are unable to visit our physical stores can still shop our from products to purchase their sneakers and clothes from a trusted, authentic source. Our mobile app and online sales platform are essential complements to our physical stores, which together to provide product drops to a broad base of potential customers and collectors.

Corporate History and Structure

Impossible Kicks LLC was formed in December 2020 in Connecticut, which was the only location we had at the time. Our company began to grow rapidly, so we formed this holding company on August 23, 2021, called “Impossible Kicks Holding Company LLC” as a limited liability company. On June 24, 2022, we converted to a Delaware corporation and changed our name to “Impossible Kicks Holding Company, Inc.”

We currently wholly own eleven (11) operating subsidiaries, each of which is a limited liability company, located in each state in which we have a physical store, which such states include Connecticut, California, Colorado, Florida, Hawaii, Michigan, Texas, New York, Tennessee, North Carolina, and Nevada.

Aside from our wholly owned subsidiaries described above, we do not have any other subsidiaries.

Prior to the initial closing of this offering, we plan to submit to our board of directors and our stockholders a vote to approve the following: (i) a 6-for-1 forward-split of our outstanding common stock, (ii) an increase in our authorized shares from six million shares to forty-four million shares, and (iii) a re-domestication of our company as a Nevada corporation. As a result, every one (1) share of common stock currently outstanding will automatically become six (6) shares of common stock outstanding following our forward-split. As of the date of this offering statement, we have not yet authorized such corporate actions, and all figures are presented on a pre-forward split basis.

Industry

Our company targets customers who are focused on fashion, current trends, unique statement-pieces, and the inspiration to create bold looks that celebrate and curate luxury footwear as part of an aesthetic and overall style. In the late 1970s, shoe companies entered contracts with high-profile and recognizable athletes and gave them specific, identifiable sneakers to wear. This began the “sneakerhead” subculture – with the well-known streetball players wearing rare shoes from certain brands. The first Jordan shoe marked the existence of the first “sneakerhead” collection. Sneaker collectors began to trade with each other to complete collections, and many professional athletes were offered shoe deals and endorsement contracts. As these curated collections of customized sneakers began to increase in value, an underground culture was formed.

As of today, the biggest collectors of sneakers are over the age of 30, and it’s common to find sneaker collectors in their 40s and 50s. Usually, our customers are well-established adults looking to add to their collections of pristine footwear. These customers also care about the exclusive nature of these limited-edition drops – wearing sneakers that are difficult to find has become a fashion statement for our customers. Typical buyers are affluent and span every age group – from young adults to mature adults.

The demand for sneakers is driven by both collectors and the urban streetwear market and fueled by large sneaker companies such as Nike and Adidas creating “hype” around new shoe drops. This “drop” culture has driven, and continues to drive, the consumer scarcity model. With large brands using artful storytelling, coupled with the use of key influencers and the power of social media, this culture of “drop” hype continues to grow. Sneaker culture has grown exponentially in the past ten years due to this forced scarcity, social media influencers gaining traction, and appetite for unique sneakers.

According to Allied Market Research, the total global sneaker industry generated $131.1 billion in 2021, and is anticipated to generate $215.6 billion by 2031. According to the 2020TD Cowen Equity Research report, the global resale market in 2020 was estimated to be approximately $6.0 billion and it is expected to increase to $30.0 billion by 2030. According to the same report, the domestic sneaker resale market in 2020 was estimated to be $2.8 billion and growing to $10.5 billion by 2030.

The valuation of the global re-sale sneaker market by Cowen Equity Research also classified sneakers as an emerging alternative asset class, that is, an investment option that falls outside of traditional investments like stocks, bonds, and cash. Rather, sneakers present unique features that distinguish such an asset class from more established, alternative asset classes. Previous assessments by Cowen also indicated that sneakers can provide liquidity premiums, diversification, and favorable risk-reward characteristics. The buyers that focus on purchasing such footwear view sneakers as an alternative asset class.

Stores and Products

Since opening our first store in Connecticut in February 2021, our focus has been on creating an environment that gives our customers an affordable luxury experience, focusing on curated hard-to-find sneakers and streetwear. This comprehensive style-finding approach is an underlying competitive advantage of our business model. Our stores attract a wide shopper demographic from the young “urban” buyers in their late teens through mid-20’s with discretionary funds, to affluent adult buyers from ages 25 to 55, which include sneaker collectors, social media influencers, and celebrities. Since 2021, we have opened 18 additional stores, and have kept that same holistic, yet tailored approach for each type of customer.

Our stores are mainly based in malls, and we have six store locations in Florida, two stores in California and Texas, and a store in each of Connecticut, Colorado, Michigan, New York, North Carolina, Tennessee, Hawaii, and Nevada. We are also in the process of opening two additional stores in the Las Vegas, NV market, which we intend to open by the Spring and Summer of 2024.

The store model is based on carrying exclusive product offerings from sold-out shoe and apparel releases primarily over the past 18 months. In addition to our Impossible Kicks branded apparel, we also include product lines from the following luxury brands:

●	Adidas	●	Eric	●	Rhude
●	Amiri	●	Emmanuel	●	Supreme
●	Anti-Social Club	●	Essential	●	Travis Scott
●	Bape	●	Gallery Dept.	●	Vione
●	Chrome Hearts	●	Jordan New	●	Palm Angels
●	CIY	●	Nike	●	Yeezy
●	Dior	●	Off White

Our stores also excel in inventory management and tracking our products and sales. Each of our stores typically place orders with vendors on a weekly basis, and each product is authenticated before being shipped to us. Additionally, all our ecommerce orders are fulfilled by our retail locations, which further intensifies our commitment to successful inventory management and tracking.

We also partner with four additional brands to include their accessory products in our stores. In addition to our sneakers, we also offer sneaker cleaning products from Reshoevn8r, undergarments from PSD Underwear, designer leather jackets from Jeff Hamilton, and limited-edition backpacks created by Sprayground. Each brand coexists with our offerings, from the limited release backpacks offered by Sprayground being as exclusive as some of our sneakers, to luxury leather jackets worn by celebrities and famous athletes provided by Jeff Hamilton. All these offerings are geared to providing our customers with a holistic, branded experience. As we continue to expand and find other unique products, we intend to have more direct manufacturer relationships which should help to improve our overall gross margin.

Strategy

For our sneaker and footwear offerings, we operate as a re-seller in a secondary market, which means that we do not get our inventory directly from manufacturers such as Nike or Adidas. Instead, we source our inventory from two main channels: directly from wholesale vendors and through the use of small, local buyers (often called “sneaker bots” in the industry) to purchase limited edition drops. Sneaker bots are on-line programs used to purchase sneakers quickly upon each sneaker’s limited release before such sneakers become unavailable and allow re-sellers to secure inventory of high-demand footwear. Since we have eighteen stores, we are always looking to expand our new shoe inventory.

Currently, larger wholesale vendors with complete fulfillment, authentication and distribution centers are our main sources of inventory, accounting for approximately 75% of our total inventory procurement. We also buy our apparel from these larger wholesalers as well. We also work with smaller wholesalers that procure their inventory through the use of automatic “bots” that view and purchase sneakers from various larger retailers such as Dicks Sporting Goods, Footlocker, Nike, and other name brand stores. The smaller wholesalers maintain their inventories in localized facilities, and our stores access this selective inventory to provide our customers with sneakers for some of our physical store locations.

Our third channel involves buying inventory directly from customers or consumers in our retail stores. We have an intake system that allows each location and their respective managers to buy from sellers and offer either cash or store credit. Additionally, we have a two-step authentication system to verify the authenticity of these sneakers. First, our managers and store operators authenticate the sneakers being sold with a proprietary authentication manual. Second, we use authentication software, which uses machine learning to confirm the authentication process. Up to 25% of our inventory at any given time consists of sneakers we purchase from our customers.

Sales and Marketing

●	Our goal is to use our platform and brand identity to drive more customers to our physical stores and to increase our in-store sales. Our strategy has the following key components for each store:

●	Grand Opening Marketing. We use targeted, local marketing to promote each new Impossible Kicks store grand opening. Such marketing is conducted through social media, with a major focus on promoted posts as well as regular posts on our social media pages, which drives both organic and paid engagement. Such marketing has proven successful and resulted in lines outside our stores on the “grand opening” weekends.

●	Ongoing Marketing. To continue to drive traffic and sales to each store, we allocate a percentage of revenue (on a historical basis our allocation has been approximately 2% of sales) for digital media advertising campaigns, which includes paid-for advertising. We are active on social media, particularly Instagram, and our store managers post curated, interactive content for each geographic area, as well as on our main account. We focus on ongoing content creation to maintain a brand presence. Each retail location will post pictures on their separate Instagram or other social media accounts, allowing users to show off their purchases and emphasize our lifestyle branding. We frequently show our stores, the vastness of our inventory and product offerings, and new inventory to grow brand awareness and draw attention to each store.

●	Digital Advertising Reach. Our company typically reaches more than 18 million Instagram accounts every month, and we have more than 200,000 followers on our main “Impossible Kicks” account. We do this through short-form videos (called “sizzle reels”) with upbeat music, highlighting the most exciting parts of the culture, and showing off our products. Our goal is to convert these viewers and subscribers into customers that shop at our stores.

●	Influencer Marketing. Ramping up the use of vetted social influencers to showcase our brand appeal and products is core to our online marketing initiatives. As we are a culture driven brand, we carefully choose our influencers and ask them to post pictures, stories, reels, short-form videos, and other social media content on various social media platforms. Since our stores boast very coveted sneakers, many influencers will create content for free products, which in turn further creates brand awareness through their wearing of our products and familiarity with our brand.

Competitive Strengths

We believe that the exclusively online or asset-light models of buying and re-selling sneakers are inherently flawed, and we instead focused our approach on physical, retail locations that simply supplement their sales with an ecommerce website and a branded mobile app. As a result, we have a national physical store presence with a cohesive branding strategy that is supplemented by our recognition on various social media platforms.

With an average annual gross sales revenue of $           per store for the fiscal year ended 2023, Impossible Kicks believes that it is a leader in the retail “brick and mortar” sneaker reseller category, both in store count and in gross sales. We attribute this success and our ongoing advantages to several key factors:

●	We provide an experiential shopping experience. Our early success with growing Impossible Kicks’ retail presence has been achieved through creating an affordable luxury shopping experience in our stores. Our stores have great signage, with easy-to-navigate layouts, and include a social-media wall. This allows our customers to have a seamless shopping experience where they can finish their shopping by showcasing their purchases on social media.

●	We have a modern and trendy store atmosphere. Our stores are organized and color-coded for each display, allowing customers to gravitate to the colors that would influence their stylish, bold, or trendy looks. Similarly, clothing options are also displayed near or next to the sneakers that are complementary or similar in color, guiding each customer to quickly put together a custom outfit. The stores are also split into smaller and larger shoe sizes to make it easy for families, women, and children to find the exact size of sneaker they desire. We also maintain a clean, open, and well lit modern looking sales area that showcases our complementary products, such as PSD underwear and sneaker cleaning products from Reshoevn8r.

●	We provide extraordinary customer service. Due to the nature of our high-quality, luxury shoe offerings, we strive to recruit top sales associates and managers for each store location to help maintain our brand and vision. Each manager must have a firm knowledge of the sneaker market and culture so that they can both educate and keep our customers informed about the next hot sneaker “drop.” Each of our sales associates must complete an initial orientation to understand various sneaker types, inventory orientation, customer management, and how to deliver a best-in-class customer experience. Further, we allow returns regardless of whether the product was purchased in store or online, as long as the sneakers are unworn, with receipt, and in their original condition. Such a return policy is a differentiator from our competitors, as to our knowledge there are no other sneaker companies that offer such a generous return policy.

●	We offer a curated high-end merchandise mix. We believe that we are a top reseller of sneakers and streetwear in the United States. Our store model is based on having exclusive product offerings from sold-out shoe and apparel releases over the previous 18 months. Our assortment of products includes luxury brands such as Dior, Essential, Nike, Off White, and Supreme.

●	We believe we have strong buying power. We have deep relationships with key large-scale wholesalers (to source product across the United States) and with small-scale vendors (to source product locally). Since we have a strong reputation and brand, we have substantial purchasing capacity with key wholesalers in this space. Competitors may need to purchase 10-15 pairs of a particular brand and sneaker model, but we purchase hundreds of pairs of a specific brand and model, leaving us with the ability to have thousands of pairs of sneakers ready to meet our customer demand.

●	We offer in-store re-sales of sneakers. Unlike many other sneaker purchasers, we also have a competitive advantage in keeping repeat customers and maintaining inventory by buying new sneakers in person from our customers at each of our retail stores. Upon valid authentication of the sneakers, we offer our customers a fair price based on the market rate of the sneakers, pay immediately, and add the properly authenticated sneakers to our inventory. In exchange, we also offer such individual sellers cash or store credit. As a result, we are able to grow our inventory for limited drops, gain a higher gross margin and our customers utilize their store credit to purchase more sneakers.

●	We offer in-store authentication. Each manager is in charge of authenticating the sneakers and apparel that arrive at their stores. The Company provides extensive training, and it provides each manager with an authentication manual to ensure all of our managers are leaders in the authentication process. Additionally, our stores have third-party authentication software available that provides a certificate of authenticity for customers to purchase if they want to authenticate their own products.

Competition

Our main competitors in the online secondary resale space are eBay, StockX, GOAT, and Stadium Goods. Each of these online platforms are consignment platforms. Unlike our company, these competitors do not own the sneakers as their own inventory, but instead just provide an online marketplace for potential sellers to create an account and post their sneakers for sale. Once received, the platform will verify the authenticity of the sneakers, and then post them on their respective websites. Upon a sale, the platform will receive a consignment fee of around 20-30% of the sale price. These companies are able to generate significant revenue without maintaining lasting inventory, and as a result, at a lesser risk. However, these types of competitors face greater risk with regards to fakes being sold through their platforms. Additionally, we believe this form of online resale is an inefficient process for the general public to buy sneakers because these platforms are geared toward the typical “sneakerhead,” an individual who actively buys and sells sneakers and/or is a collector, rather than a regular purchaser who buys sneakers to wear, who are typically buying them to wear.

Other competition includes smaller retail resellers that typically may have one or two locations. Such retail locations are typically in a temporary leased space with a more constrained sneaker selection. Additionally, there are other, more organized competitor retail groups which will generally take consignments and sell used sneakers. The layout of these stores varies, with some store layouts appearing cluttered, poorly lit and not visually appealing.

Our Growth Strategies

We intend to leverage our existing position as one of the leading brick and mortar sneaker reseller in the United States. Our current growth initiatives are as follows:

●	Brick and Mortar Stores. We aim to increase our number of physical stores through continuous research of key markets. Our strategy is supported through partnerships with marquee real estate developers and owners, and we believe that the market can support an expansion of our retail presence.

●	Stores and Organic Brand Awareness. We keep our stores up to date by staying current on trends and appealing to consumers’ changing tastes. Our customers help our brand through interactions on social media and the use of hashtags in their posts, driving more engagement with our online platforms. We intend to continue to drive organic and authentic brand awareness, for example, through in-person events and exclusive sneaker drops.

●	VIP Membership Club. We created our two-tiered paid VIP membership club to better connect with more active and engaged customers and create value through our offering. VIP membership benefits include early access to excusive releases, member only discounts, monthly shoe giveaways, free shipping, and access to exclusive events.

●	Expanded Product Offerings. We plan to expand our offerings of not only curated streetwear but also accessories. Based on an internal customer research survey conducted by us in 2023, 49% of our customers responded that they would support additional resale product categories in our stores. We are currently assessing several categories for additional product expansion, which may include watches, sunglasses, undergarments, backpacks, and other collectibles.

●	Branded Merchandise. We have launched the Impossible Kicks branded merchandise and apparel, mainly focused on streetwear (sweatshirts/hoodies and t-shirts) for both men and women. This endeavor is aimed at raising our brands recognition. Our curated apparel is meant to mimic both the quality and fit of the high-end apparel brands we currently sell. Our pricing is set to allow our customers to purchase our branded apparel at a significantly lower price than high-end streetwear while still having the same look, feel, and quality.

●	Warehouses. Currently, we do not have any centralized warehouses for our products. Each inventory purchase is shipped directly to the stores that then manage their own stock. In the future, we believe that a more centralized approach, including our own warehouse facility, will improve our product management and reduce costs.

●	Online and Mobile App. We are currently revamping our mobile app and ecommerce website to create a more seamless experience for our online customers. Our goal is to expand our ecommerce sales through targeted media spending, to make our brand more visible on social media platforms, and to create more unified email marketing and sneaker drop campaigns. We intend to create a greater connection for our customers through better electronic communication and an easy online shopping experience.

●	Global Expansion. Our management is considering expanding our global brand into foreign markets, which we expect would provide us with solid growth opportunities. We would work with existing strategic partners in any such locations or with large retail operators, such as those that are nationally recognized mall brands.

Seasonality

Our business is subject to seasonal fluctuations and influences. In the second half of the year, our sales and income tend to be higher as a result of back-to-school and year-end holiday shopping seasons, which bring many families and shoppers to our stores in high-traffic retail locations.

Intellectual Property

We currently do not possess any trademarks or intellectual property regarding our brand and have not filed for copyright or trademark protection for our name, products, or website. We do intend to trademark the company name and the company logo, and any other logo we create. We currently own the domain at www.impossiblekicks.com.

Facilities

Our corporate headquarters are located at 300 Spectrum Center Drive, Suite 400, Irvine, CA 92618.

In addition to our corporate headquarters, we also maintain 18 retail locations. Each store is on average 2,600 square feet, and each store’s monthly lease cost ranges from approximately $20,000 to $50,000. Additionally, most of our leases include a percentage of sales component. Our leases are typically 3-5 years in length. Please see “Stores and Products” for more details on our stores and locations.

We believe that our property is adequately maintained, in generally good condition, and adequate for our business.

Employees

We seek to attract and retain quality employees in the areas of sales, marketing, and store management. Our salespeople are selected to continue to identify and develop our client relationships. Our marketing staff will develop brand awareness of our brand.

As of March 31, 2024, we had approximately 150 employees at our physical locations. This number is comprised mainly of store managers, assistant store managers and sales associates. Sales associates are typically part-time. Our corporate office has seven full-time employees, and along with our store employees, all employees are based in the United States. We also utilize the services of contractors for our e-commerce team.

None of our staff is represented by a labor union.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these, or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

Reports to Security Holders

See “Where You Can Find More Information” for a description of reports that we are required to make to our securityholders.

MANAGEMENT

The following table sets forth the name and position of each of our current executive officers, director and significant employees.

Name	Age	Position
John Mocadlo	44	Chief Executive Officer, President, Director
Rod Granero	40	Chief Financial Officer and Director
Andre Peschong	56	Chairman
Sandra Y. Campos	57	Independent Director
Jeffery Fowler	45	Independent Director

John Mocadlo. Mr. Mocadlo has served as our Chief Executive Officer since January 2021 and has served as a member on our board of directors since our inception in August 2022. Prior to joining us in 2021, Mr. Mocadlo served as a sales consultant to the automotive leasing company “LTO Auto” in New Britain, CT from January 2020 until December 2020, where he helped develop the LTO Auto lease-to-own program and establishing a company wide sales process. From October 2016 to January 2020, Mr. Mocadlo was the dealer principal of Mac Mitsubishi in Hartford, Connecticut. We believe that Mr. Mocadlo is qualified to serve on our board of directors due to his experience in sales, scaling operations, and his company management skills.

Rod Granero. Mr. Granero has served as our Chief Financial Officer since January 2022 and as a member of our board of directors since our inception in August 2022. Prior to joining us, Mr. Granero served as the Chief Financial Officer at Logiq, Inc. from January 2020 to January 2022. From April 2018 to January 2020, he served as Chief Financial Officer at ConversionPoint Technologies, Inc. Prior to April 2018, Mr. Granero held various financial management roles at large corporations as well as high growth start-up businesses. He started his career in public accounting as a Senior Auditor at Windes, Inc. Mr. Granero holds a Bachelor of Arts degree in Business Economics with an Emphasis in Accounting from University of California, Santa Barbara and is a certified public accountant in the state of California. We believe that Mr. Granero is qualified to serve on our board of directors due to his financial background and his extensive accounting experience.

Andre Peschong. Mr. Peschong has served as a member of our board of directors since July 2022. Mr. Peschong is an active partner in Ocean Street Partners, a merchant banking and advisory corporation, a position that he has held since February 2021. Prior to Ocean Street, Mr. Peschong co-founded and was managing partner of Bridgewater Capital Corporation in 1995, which provides strategic advisory, capital formation, and comprehensive business and revenue development for public and private companies across a range of industries. Mr. Peschong previously served on the board of Oxygen Plus, the first consumer-friendly recreational oxygen company, from 2011 to December 2023. Mr. Peschong holds Series 62, 79 and 63 licenses issued by the Financial Industry Regulatory Authority. Mr. Peschong attended College of Marin focusing on international business and economics. We believe that Mr. Peschong is qualified to serve on our board of directors due to his extensive experience in finance, company advising, and company management skills.

Sandra Y. Campos. Ms. Campos has served as a member of our board of directors since February 2024. Since April 2021, Ms. Campos has served as a professional director. From December 2020 to May 2022, Ms. Campos served as the Chief Executive Officer of Project Verte Inc., a retail technology and supply chain solutions provider. Prior to her service as Chief Executive Officer at Project Verte, Ms. Campos served as the Chief Executive Officer of Diane von Furstenberg, a luxury fashion brand, from March 2018 to November 2020. In June 2020, Ms. Campos also founded Fashion Launchpad, a continuing education platform for retail and fashion professionals, and in September 2009 created Dream out Loud, the first teen celebrity brand management company, in partnership with Selena Gomez. Since August 2022, Ms. Campos has also served as a member of the board of Fabric, a modular and headless commerce solution. We believe that Ms. Campos is qualified to serve on our Board due to her extensive executive experience in the retail, technology and consumer products industries, marketing, global brand building, and omnichannel development.

Jeffrery Fowler. Mr. Fowler has served as a member of our board of directors since March 2024. Currently, Mr. Fowler holds the position of Chief Executive Officer of HODINKEE, which has established itself as the preeminent marketplace and resource for modern and vintage wristwatch enthusiasts, a position he has held since March 2022. Prior to that, Mr. Fowler was the President for the Americas region and member of the Executive Team at Farfetch, the leading global technology platform for the luxury fashion industry from September 2016 to March 2022. As leader of the North and South America regions, Mr. Fowler worked with a diverse and talented team across offices in NYC, Los Angeles and São Paulo to build awareness of the Farfetch brand, amaze customers with seamless and personalized service and grow collaborative market share with boutique and brand partners of the Farfetch platform. In 2017, Mr. Fowler was elected to the Board of Directors of the Fashion Institute of Technology (FIT) Couture Council where he has served as Vice-Chairman since 2019. In 2018, he joined the Advisory Board of the Baker Retailing Center at the Wharton School, University of Pennsylvania, and in 2019 was honored with the NYC-based High School of Fashion Industries’ Visionary Award. Prior to Farfetch, between 2009 and 2016 Mr. Fowler developed his career in the luxury goods sector with leadership roles at LVMH (Louis Vuitton & TAG Heuer), Richemont (Cartier) and Tesla. From 2007 to 2009, Mr. Fowler was a management consultant with Bain & Company after earning his Bachelor of Arts degree in English and American Literature & Languages from Harvard University in 2001 and an MBA from INSEAD in 2007. We believe that Mr. Fowler is qualified to serve on our Board due to his extensive experience with public companies and experience in the luxury retail industry.

Directors are elected until the next annual stockholders meeting or until their successors are duly elected and qualified.

There are no family relationships between any director, executive officer, or any significant employee.

In October of 2021, the Company’s Chief Executive Officer, founder, and a member of the Company’s board of directors, John Mocadlo, filed a voluntary petition under Chapter 7 under the United States Bankruptcy Code. That proceeding is undergoing the normal claims process and remains open. In recent filings, Mr. Mocadlo has agreed that he will not receive a discharge of his obligations to the claimants in the bankruptcy proceeding.

With the exception of the disclosure regarding John Mocadlo above, to the best of our knowledge, none of our other directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding (excluding traffic violations and other minor offences); or

●	had any petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

Family Relationships

There are no family relationships among any of our executive officers and directors.

Key Employees.

The following is a brief account of the education and business experience during at least the past five years of each key employee of our company, indicating the person’s principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Chad Taylor. Mr. Taylor has served as our Financial Reporting Manager since August 2022 and was promoted to Corporate Controller in October 2023. Mr. Taylor has more than a decade of accounting and finance experience across various industries including real estate, digital marketing, and retail. Prior to joining us, he served as the Accounting Manager at Logig, Inc. from May 2021 to August 2022. Prior to that, Mr. Taylor was a Senior Accounting Analyst at CapRock Partners from June 2020 to May 2021. From September 2017 to May 2020, he was a Senior Accountant at Irvine Company. Mr. Taylor began his career in public accounting as an Accountant at Altman, Greenfield & Selvaggi, LLP. Mr. Taylor has a Bachelor of Arts degree in Economics and Accounting from the University of California, Santa Barbara and is a certified public accountant in the state of California.

Cory Thill. Mr. Thill has served as our Inventory Manager since January 2024. Prior to joining us, he served as an Inventory Control Senior Manager at Sunrun from December 2022 to January 2024. Prior to that, Mr. Thill served as a Corporate Inventory Accuracy Regional Manager at Carvana from December 2019 to December 2022. From December 2017 to December 2019, he served as the Regional Distribution Manager at Omni Logistics, LLC. Mr. Thill embarked on his journey in Logistics management while pursuing his education at the University of Minnesota, where he earned a bachelor’s degree in business and marketing.

Corporate Governance

Board of Directors and Board Committees

Although we do not intend to list our shares of common stock on the Nasdaq stock market in the near future, we have decided to follow Nasdaq’s rules relating to the director independence. Under the rules of Nasdaq, “independent” directors must make up a majority of a listed company’s Board of Directors. In addition, applicable Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent within the meaning of the applicable Nasdaq rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board of Directors currently consists of five (5) members. Our Board of Directors has determined that Andre Peschong, Sandra Y. Campos and Jeffrery Fowler qualify as independent directors in accordance with the Nasdaq listing requirements. Messrs. John Mocadlo and Rod Granero are not considered independent. Nasdaq’s independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three (3) years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as required by Nasdaq rules, our Board of Directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

Board Leadership Structure and Board’s Role in Risk Oversight

Andre Peschong is the Chairman of the Board. The Chairman has authority, among other things, to preside over Board meetings and set the agenda for Board meetings. Accordingly, the Chairman has substantial ability to shape the work of our Board of Directors. We currently believe that separation of the roles of Chairman and Chief Executive Officer ensures appropriate oversight by the Board of our business and affairs. However, no single leadership model is right for all companies and at all times. The Board of Directors recognizes that depending on the circumstances, other leadership models, such as the appointment of a lead independent director, might be appropriate. Accordingly, the Board may periodically review its leadership structure. In addition, following the qualification of this offering, the Board will hold executive sessions in which only independent directors are present.

Our Board is generally responsible for the oversight of corporate risk in its review and deliberations relating to our activities. Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC and risks relating to various specific developments, such as acquisitions, debt and equity placements, and new service offerings.

Our Board committees will assist our Board of Directors in fulfilling its oversight role in certain areas of risk.

Committees of the Board of Directors

The Board of Directors intends to establish an Audit Committee (the “Audit Committee”) and Compensation Committee (the “Compensation Committee”). The intended composition and function of each committee are described below.

Audit Committee

The Audit Committee will have three members - Andre Peschong, Sandra Y. Campos, Jeffrery Fowler.                will serve as the chairman of the Audit Committee and will satisfy the definition of “audit committee financial expert”.

Our Audit Committee will be authorized to:

●	approve and retain the independent auditors to conduct the annual audit of our financial statements;

●	review the proposed scope and results of the audit;

●	review and pre-approve audit and non-audit fees and services;

●	review accounting and financial controls with the independent auditors and our financial and accounting staff;

●	review and approve transactions between us and our directors, officers and affiliates;

●	recognize and prevent prohibited non-audit services; and

●	establish procedures for complaints received by us regarding accounting matters; oversee internal audit functions, if any.

Compensation Committee

The Compensation Committee will have three members, including Andre Peschong, Sandra Y. Campos, Jeffrery Fowler.               will serve as the chairman of the Compensation Committee.

Our Compensation Committee will be authorized to:

●	review and determine the compensation arrangements for management;

●	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

●	administer our stock incentive and purchase plans; and

●	review the independence of any compensation advisers.

Compensation Committee Interlocks and Insider Participation

None of the intended members of our compensation committee is or has been an officer or employee of our Company, nor will they be. None of our executive officers has served as a member of the board of directors, or as a member of the Compensation Committee or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2021 or thus far in 2022. For a description of transactions between us and members of our Compensation Committee and affiliates of such members, as applicable, please see “Certain Relationships and Related Party Transactions”.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting.

Indemnification of Directors and Officers

Our Certificate of Incorporation contains provisions limiting the liability of directors to the fullest extent permitted by Delaware law and provides that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our Certificate of Incorporation and Bylaws also provide our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by the Board.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provision, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Summary Compensation Table - Years Ended December 31, 2023 and 2022

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Total ($)
John Mocadlo, Chief Executive Officer	2023	280,000	-	91,250	371,250
	2022	144,000	108,000	-	252,000
Rod Granero, Chief Financial Officer	2023	280,000	50,000	91,250	421,250
	2022	240,000	84,000	267,893	591,893

(1)	The amount is equal to the aggregate grant-date fair value with respect to the awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

Employment and Consulting Agreements

Prior to entering into an employment agreement with our John Mocadlo, our Chief Executive Officer and Rod Granero, our Chief Financial Officer, the board of directors agreed upon and paid Messrs. Mocadlo and Granero compensation without any formal written agreement.

On January 1, 2023, we entered into an employment agreement with Mr. Mocadlo setting forth the terms of his employment. Pursuant to the terms of the employment agreement, we agreed to pay Mr. Mocadlo an annual base salary of $280,000 and he is eligible to receive an annual bonus based on performance metrics to be established by the Company of up to $140,000, as well as additional equity incentive bonuses, as determined by our board of directors. The incentive bonuses and equity incentive bonuses shall be mutually agreed upon, and subject to the approval of the board of directors. The employment agreement will terminate at midnight on the day immediately preceding the twelve (12) month anniversary of January 1, 2023, and is eligible for renewal automatically for successive six (6) month terms following the initial term. This agreement may be terminated by us or by Mr. Mocadlo upon either ninety (90) days and no less than ten (10) days prior to the expiration of the initial twelve (12) month term. If Mr. Mocadlo wishes to resign, he may terminate this agreement upon fifteen (15) days’ written notice. If Mr. Mocadlo’s employment is terminated by us without just cause (as defined in our employment agreement), then, Mr. Mocadlo will be entitled to immediate payment of all accrued and unpaid portion of his base salary and any bonuses earned for services provided through the termination date, any employment business expenses that Mr. Mocadlo has incurred pursuant to the agreement, his equity securities outstanding (if any) shall be immediately issued and become exercisable or convertible, and he shall also receive a severance payment equal to three (3) months of his base salary, as well as three (3) months of employee benefits (as they are defined in the employment agreement). In the event of a change of control of our company, Mr. Mocadlo shall receive any outstanding compensation owed and accrued to him, any business expense reimbursements, and he shall be entitled to severance equal to his base salary for a period equal to six (6) months following the date of termination.

On January 1, 2023, we entered into an employment agreement with Mr. Granero setting forth the terms of his employment. Pursuant to the terms of the employment agreement, we agreed to pay Mr. Granero an annual base salary of $280,000 and he is eligible to receive an annual bonus based on performance metrics to be established by the Company of up to $112,000, as well as additional equity incentive bonuses, as determined by our board of directors. Further, Mr. Granero may be entitled to receive a bonus in the event of a change of control of our company. In the event that there is a sale of the Company for a total aggregate price above $200 million, then Mr. Granero is entitled to a $175,000 bonus. If the Company is sold for between $75 million and $200 million, Mr. Granero is eligible to receive a $100,000 bonus. If the Company is sold for below $75 million, Mr. Granero shall not be entitled to any additional bonus payment for a change of control. The incentive bonuses and equity incentive bonuses shall be mutually agreed upon, and subject to the approval of the board of directors. The employment agreement will terminate at midnight on the day immediately preceding the twelve (12) month anniversary of January 1, 2023, and is eligible for renewal automatically for successive six (6) month terms following the initial term. This agreement may be terminated by us or by Mr. Granero upon either ninety (90) days and no less than ten (10) days prior to the expiration of the initial twelve (12) month term. If Mr. Granero wishes to resign, he may terminate this agreement upon fifteen (15) days’ written notice. If Mr. Granero’s employment is terminated by us without just cause (as defined in our employment agreement), then, Mr. Granero will be entitled to immediate payment of all accrued and unpaid portion of his base salary and any bonuses earned for services provided through the termination date, any employment business expenses that Mr. Granero has incurred pursuant to the agreement, his equity securities outstanding (if any) shall be immediately issued and become exercisable or convertible, and he shall also receive a severance payment equal to three (3) months of his base salary, as well as three (3) months of employee benefits (as they are defined in the employment agreement). In the event of a change of control of our company, Mr. Granero shall receive any outstanding compensation owed and accrued to him, any business expense reimbursements, and he shall be entitled to severance equal to his base salary for a period equal to six (6) months following the date of termination.

On February 1, 2024, we entered into a consulting agreement with Ocean Street Partners, a business consulting company where Mr. Andre Peschong is President, pursuant to which we engaged Ocean Street Partners to provide consulting services to our company. Pursuant to the consulting agreement, we agreed to pay Ocean Street Partners a monthly fee of $7,500 commencing on February 1, 2024. Upon our Company’s successful closing on a minimum of $1,000,000, cumulative, by or through contacts introduced by Ocean Street Partners, then its cash consulting fee shall increase to $10,000 per month, or pro-rata portion thereafter for the remainder of the Agreement. If our Company raises $3,000,000, cumulative, by or through contacts introduced by or through Ocean Street Partners, then the Company will issue to Ocean Street Partners five year non-cancelable, non-callable, assignable warrants with a cashless exercise provision and piggyback registration rights, to purchase 80,000 shares of common stock. In addition, if any potential business development opportunities arise through the contacts of Ocean Street Partners, then we shall pay them a business development fee equal to five percent (5%) of the total value to our company of any such contracts. If we enter into any mergers or acquisitions where up to fifty percent (50%) of the Company is acquired, we shall pay Ocean Street Partners a fee equal to four percent (4%) of the total value of the transaction. If, however, more than fifty (50%) of our company is acquired, then Ocean Street Partners shall receive a fee of two tenths of a percent (0.2%) of the total value of our company at the time of the closing of any such transaction. We also agreed to reimburse Ocean Street Partners for all pre-approved business expenses. Either party may terminate the agreement upon sixty (60) days’ written notice and the consulting agreement will continue for an initial twelve month period, and then continue on a month-to-month basis until terminated. The consulting agreement contains customary confidentiality and indemnification provisions.

Retirement Benefits

We maintain a defined contribution employee retirement plan, or the 401(k) Plan, for our employees, including our named executive officers. Our named executive officers are eligible to participate in the 401(k) Plan on the same basis as our other employees. The 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The 401(k) plan provides that each participant may contribute a portion of his or her eligible compensation, up to the statutory annual limit, which was $22,500 for employees under age 50 and was $30,000 for employees age 50 and over in 2023. All contributions made by participants are either pre-tax contributions or after-tax “Roth 401(k) contributions,” as elected by the participant. The plan permits us to make discretionary contributions, including matching contributions and discretionary profit-sharing contributions. The 401(k) Plan currently does not offer the ability to invest in our securities.

We have not maintained, and do not currently maintain, a defined benefit pension plan, nonqualified deferred compensation plan, or other retirement plan.

Potential Payments Upon Termination or Change in Control

As described under “—Employment and Consulting Agreements” above, Messrs. Mocadlo and Granero will be entitled to severance if their employment is terminated without cause.

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the value of all unexercised options and unvested shares of restricted stock previously awarded to the executive officers named above at the fiscal year ended December 31, 2023.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
John Mocadlo	25,000	25,000	-	6.74	12/31/2032
Rod Granero	25,000	25,000	-	6.74	12/31/2032

Director Compensation

The table below sets forth the compensation paid to our independent directors during the fiscal year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Richard Jeanneret(2)	-	267,900	267,900
Andre Peschong	-	200,925	200,925
Raymond Bastarache(3)	-	66,975	66,975

(1)	The amount is equal to the aggregate grant-date fair value with respect to the awards, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(2)	Mr. Jeanneret served as a member of the board of directors from October 2022 to March 2024.

(3)	Mr. Bastarache served as a member of the board of directors from August 2022 to December 2023.

2023 Long-Term Incentive Plan

On February 17, 2023, our board of directors adopted our 2023 Long-Term Incentive Plan, or the Plan, which was adopted by stockholders on March 13, 2023. The following is a summary of certain significant features of the Plan. The information which follows is subject to, and qualified in its entirety by reference to, the Plan document itself, which is filed as an exhibit to the registration statement of which this offering statement forms a part.

Purposes of Plan: The purposes of the Plan are to advance our interests and the interests of our stockholders by providing an incentive to attract, retain and reward persons performing services for us and by motivating such persons to contribute to our growth and profitability.

Types of Awards: Awards that may be granted include: (a) incentive stock options, (b) non-qualified stock options, and (c) restricted stock. These awards offer our officers, employees, consultants and directors the possibility of future value, depending on the long-term price appreciation of our common stock and the award holder’s continuing service with our company.

Administration of the Plan: The Plan is currently administered by our board of directors and will be administered by our compensation committee upon its establishment. Among other things, the administrator has the authority to select persons who will receive awards, determine the types of awards and the number of shares to be covered by awards, and to establish the terms, conditions, performance criteria, restrictions and other provisions of awards. The administrator has authority to establish, amend and rescind rules and regulations relating to the Plan.

Eligible Recipients: Persons eligible to receive awards under the Plan will be those employees, consultants, and directors of our company and its subsidiaries who are selected by the administrator.

Shares Available Under the Plan: The maximum number of shares of our common stock that may be delivered to participants under the Plan is 900,000, subject to adjustment for certain corporate changes affecting the shares, such as stock splits. Shares subject to an award under the Plan for which the award is canceled, forfeited or expires again become available for grants under the Plan. Shares subject to an award that is settled in cash will not again be made available for grants under the Plan.

Stock Options:

General. Stock options give the option holder the right to acquire from us a designated number of shares at a purchase price that is fixed at the time of the grant of the option. Stock options granted may be tax-qualified stock options (so-called “incentive stock options”) or non-qualified stock options. Subject to the provisions of the Plan, the administrator has the authority to determine all grants of stock options. That determination will include: (i) the number of shares subject to any option; (ii) the exercise price per share; (iii) the expiration date of the option; (iv) the manner, time and date of permitted exercise; (v) other restrictions, if any, on the option or the shares underlying the option; and (vi) any other terms and conditions as the administrator may determine.

Option Price. The exercise price for stock options will be determined at the time of grant. Normally, the exercise price will not be less than the fair market value on the date of the grant. As a matter of tax law, the exercise price for any incentive stock option awarded may not be less than the fair market value of the shares on the date of grant. However, incentive stock option grants to any person owning more than 10% of our voting stock must have an exercise price of not less than 110% of the fair market value on the grant date.

Exercise of Options. An option may be exercised only in accordance with the terms and conditions for the option agreement as established by the administrator at the time of the grant. The option must be exercised by notice to us, accompanied by payment of the exercise price. Payments may be made in cash or, at the option of the administrator, by actual or constructive delivery of shares of common stock to the holder of the option based upon the fair market value of the shares on the date of exercise.

Expiration or Termination. Options, if not previously exercised, will expire on the expiration date established by the administrator at the time of grant. In the case of incentive stock options, such term cannot exceed ten years provided that in the case of holders of more than 10% of our voting stock, such term cannot exceed five years. Options will terminate before their expiration date if the holder’s service with our company or a subsidiary terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of employment, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the administrator and reflected in the grant evidencing the award.

Incentive and Non-Qualified Options. An incentive stock option is an option that is intended to qualify under certain provisions of the Code for more favorable tax treatment than applies to non-qualified stock options. Any option that does not qualify as an incentive stock option will be a non-qualified stock option. Under the Code, certain restrictions apply to incentive stock options. For example, the exercise price for incentive stock options may not be less than the fair market value of the shares on the grant date and the term of the option may not exceed ten years. In addition, an incentive stock option may not be transferred, other than by will or the laws of descent and distribution, and is exercisable during the holder’s lifetime only by the holder. In addition, no incentive stock options may be granted to a holder that is first exercisable in a single year if that option, together with all incentive stock options previously granted to the holder that also first become exercisable in that year, relate to shares having an aggregate fair market value in excess of $100,000, measured at the grant date.

Restricted Awards: Restricted awards are shares awarded to participants at no cost. Restricted awards can take the form of awards of restricted stock, which represent issued and outstanding shares subject to vesting criteria, or restricted stock units, which represent the right to receive shares subject to satisfaction of the vesting criteria. Restricted stock awards are forfeitable and non-transferable until the shares vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded. These awards will be subject to such conditions, restrictions and contingencies as the administrator shall determine at the date of grant. Those may include requirements for continuous service and/or the achievement of specified performance goals.

Other Material Provisions: Awards will be evidenced by a written agreement, in such form as may be approved by the administrator. In the event of various changes to the capitalization of our company, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the administrator to the number of shares covered by outstanding awards or to the exercise price of such awards. The administrator is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of our company, including acceleration of vesting. Except as otherwise determined by the administrator at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, we are permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. Our board also has the authority, at any time, to discontinue the granting of awards. The board also has the authority to alter or amend the Plan or any outstanding award or may terminate the Plan as to further grants, provided that no amendment will, without the approval of our stockholders, to the extent that such approval is required by law or the rules of an applicable exchange, increase the number of shares available under the Plan, change the persons eligible for awards under the Plan, extend the time within which awards may be made, or amend the provisions of the Plan related to amendments. No amendment that would adversely affect any outstanding award made under the Plan can be made without the consent of the holder of such award.

CURRENT RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

The following includes a summary of transactions since the beginning of our 2022 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

In December 2023, John Mocadlo, our Chief Executive Officer, and Rod Granero, our Chief Financial Officer participated in the note offering with Falcon SOJA Ventures SPV. Mr. Mocadlo, to participate in the note offering, converted $100,000 of accrued but unpaid deferred compensation, and received a note for $100,000 and warrants for 10,000 shares of common stock. Similarly, Mr. Granero, participating in the note offering, also converted $46,167 of outstanding accrued but unpaid deferred compensation, and received warrants for 4,616 shares of common stock. Messrs. Mocadlo and Granero’s warrants are fully vested, have an exercise price of $12.31, and will expire in December 2028.

One of the beneficial owners of one of our stockholders, Wilson Rondini, the son of Ms. Ann Rondini, the trustee and beneficial owner of The Christian K. Rondini Trust, dated October 22, 2015, is one of the principals of Falcon Capital Partners Limited. We entered into three separate consultancy services agreements with Falcon Capital Partners Limited on December 30, 2021, January 7, 2022, and May 18, 2022. Pursuant to these agreements, we paid Falcon Capital Partners an aggregate amount of $939,024 in commission fees.

Our board member, Andre Peschong, provides ongoing consulting services for our company through a consulting agreement with Ocean Street Partners, where he serves as President. Pursuant to the consulting agreement, we agreed to pay Ocean Street Partners a monthly fee of $7,500 commencing on February 1, 2024. Upon our Company’s successful closing on a minimum of $1,000,000, cumulative, by or through contacts introduced by Ocean Street Partners, then its cash consulting fee shall increase to $10,000 per month, or pro-rata portion thereafter for the remainder of the Agreement. If our Company raises $3,000,000, cumulative, is raised by or through contacts introduced by or through Ocean Street Partners, then the Company will issue to Ocean Street Partners five year non-cancelable, non-callable, assignable warrants with a cashless exercise provision and piggyback registration rights, to purchase 80,000 shares of common stock. In addition, if any potential business development opportunities arise through the contacts of Ocean Street Partners, then we shall pay them a business development fee equal to five percent (5%) of the total value to our company of any such contracts. If we enter into any mergers or acquisitions where up to fifty percent (50%) of the Company is acquired, we shall pay Ocean Street Partners a fee equal to four percent (4%) of the total value of the transaction. If, however, more than fifty (50%) of our company is acquired, then Ocean Street Partners shall receive a fee of two tenths of a percent (0.2%) of the total value of our company at the time of the closing of any such transaction. We also agreed to reimburse Ocean Street Partners for all pre-approved business expenses. Either party may terminate the agreement upon sixty (60) days’ written notice and the consulting agreement will continue for an initial twelve month period, and then continue on a month-to-month basis until terminated. The consulting agreement contains customary confidentiality and indemnification provisions.

Promoters and Certain Control Persons

John Mocadlo and Wayne Mocadlo may be deemed a “promoter” as defined by Rule 405 of the Securities Act.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 25, 2024 for (i) each of our executive officers and directors; (ii) all of our executive officers and directors as a group; and (iii) each other stockholder known by us to be the beneficial owner of more than 5% of our outstanding common stock. The following table assumes that the underwriters have not exercised the over-allotment option.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within sixty (60) days of April 25, 2024. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of April 25, 2024 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person. The share ownership numbers after the offering for the beneficial owners indicated below exclude any potential purchases that may be made by such persons in this offering.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o our company, 300 Spectrum Center Drive, Suite 400 Irvine, CA 92618.

	Common Stock Beneficially Owned Prior to this Offering(2)(3)		Common Stock Beneficially Owned After this Offering(3)
Name and Address of Beneficial Owner(1)	Shares	%	Shares	%
John Mocadlo, Chief Executive Officer(4)	47,500	1.04%	47,500		%
Rod Granero, Chief Financial Officer(5)	147,084	3.21%	147,084		%
Andre Peschong, Chairman and Director(6)	172,223	3.74%	172,223		%
Sandra Y. Campos, Director	-	-	-		%
Jeffrey Fowler, Director	-	-	-		%
All executive officers and directors (5 persons)	366,807	7.99%	366,807		%
Wayne Mocadlo(7)	1,340,512	29.57%	1,340,512		%
Raymond Bastarache(8)	1,103,171	23.73%	1,103,171		%
The Christian K. Rondini Trust, dated October 22, 2015(9)	241,199	5.32%	241,199		%

*	Less than 1%

(1)	Unless otherwise indicated, the address of the shareholder is c/o Impossible Kicks Holding Company, Inc., 300 Spectrum Center Drive, Suite 400, Irvine, CA 92618

(2)	Unless otherwise indicated, based on 4,533,333 shares of our common stock issued and outstanding. This does not reflect shares of our common stock issuable upon exercise of the Agent Warrants to purchase up to shares, additional investor warrants to purchase shares. Assuming the full exercise of the above, the shares of common stock outstanding after the offering would be shares.

(3)	Unless otherwise indicated, based on shares of common stock issued and outstanding, assuming the offering is fully subscribed, plus the exercise of any options held by optionees.

(4)	Consists of (i) 62,500 shares of common stock which Mr. Mocadlo has the right to acquire within 60 days through the exercise of vested stock options and (ii) 10,000 shares underlying a warrant issued to Mr. Mocadlo.

(5)	Consists of (i) 104,968 shares of common stock held directly, (ii) 4,616 shares underlying a warrant issued to Mr. Granero, and (iii) 62,500 shares of common stock which Mr. Granero has the right to acquire within 60 days through the exercise of vested stock options.

(6)	Consists of 97,223 shares held by Bridgewater Capital Corp and 75,000 shares of common stock which Mr. Peschong has the right to acquire within 60 days through the exercise of vested stock options. Andrew Peschong is the President of Bridgewater Capital Corp. and has voting and investment power over the shares held by it. Mr. Peschong disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any, in such shares. The address of Bridgewater Capital Corp. is 13217 Jamboree Rd., Suite 525 Tustin, CA.

(7)	The address of Mr. Mocadlo is 18 Laurel Heights, Meriden CT 06451.

(8)	Consists of (i) 988,170 shares held directly, (ii) 25,000 shares of common stock which Mr. Bastarache has the right to acquire within 60 days through the exercise of vested stock options, and (iii) 90,001 shares of common stock which Mr. Bastarache has the right to acquire within 60 days through the exercise of vested warrants. The address of Mr. Bastarache is 1070 South Collier Blvd, Unit 705, Marco Island, FL 34145.

(9)	Ann Rondini is the trustee of The Christian K. Rondini Trust, dated October 22, 2015, and has voting and investment power over the shares held by it. Ms. Rondini disclaims beneficial ownership of such shares except to the extent of her pecuniary interest, if any, in such shares. The address of The Christian K. Rondini Trust dated October 22, 2015 is 649 Hermitage Circle, Palm Beach Gardens, FL 33410.

We do not currently have any arrangements which if consummated may result in a change of control of our company.

DESCRIPTION OF SECURITIES

Description of Capital Stock

General

Our authorized capital stock currently consists of 6,000,000 shares, consisting of 6,000,000 shares of common stock, par value $0.001 per share. No other classes of securities are authorized under our certificate of incorporation, as amended.

The following description summarizes important terms of the common stock and securities that may be converted into or exercised to purchase the common stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation, as amended, and our bylaws which have been filed as exhibits.

As of the date of hereof, there were 4,533,333 shares of common stock issued and outstanding held by two hundred fifty-six (256) stockholders of record.

Prior to the initial closing of this offering, we plan to submit to our board of directors and our stockholders a vote to approve the following: (i) a 6-for-1 forward-split of our outstanding common stock, (ii) an increase in our authorized shares from six million shares to forty-four million shares, and (iii) a re-domestication of our company as a Nevada corporation. As a result, every one (1) share of common stock currently outstanding will automatically become six (6) shares of common stock outstanding following our forward-split. As of the date of this offering statement, we have not yet authorized such corporate actions, and all figures are presented on a pre-forward split basis.

Common Stock

Voting Rights

Each holder of the Company’s common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Under our certificate of incorporation and bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Stockholders entitled to vote in an election of directors may remove any director from office at any time, with or without cause, by the affirmative vote of a majority in voting power thereof. Stockholders do not have cumulative voting rights.

Dividend Rights

Holders of common stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds as detailed in the certificate of incorporation. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after this offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of the common stock are entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all debts and other liabilities of the Company.

Stock Options

On February 17, 2023, we established the Impossible Kicks Holding Company, Inc. 2023 Long Term Incentive Plan, or the “Plan.” The purpose of the Plan is to grant restricted stock and stock options to our officers, employees, directors and consultants. The maximum number of shares of common stock that may be issued pursuant to awards granted under the Plan is 900,000 shares. Cancelled and forfeited stock options and stock awards may again become available for grant under the Plan. As of the date of this prospectus, 510,000 shares remain available for issuance under the Plan. For a further description of the terms of the Plan, please see “Executive Compensation — 2023 Long Term Incentive Plan.”

In July 2023, we granted incentive stock options to certain employees that may be exercised to purchase a total of 9,000 shares of common stock, not including stock options or portions of stock options that subsequently terminated due to employee, officer, or director departures. The options have an exercise price equal to $6.74 per share, and are subject to various vesting conditions. The options will expire in June 2033.

In January 2023, we granted incentive stock options and non-qualified stock options to our employees and consultants exercisable to purchase a total of 381,000 shares of common stock, not including stock options or portions of stock options that subsequently terminated due to employee departures. The options have exercise prices equal to $6.74 per share and are subject to certain vesting conditions. The options will expire in December 2032.

Selling Agent Warrants

Upon each closing of this offering, there will be up to            shares of our common stock issuable upon exercise of the Agent Warrants. See “Plan of Distribution—Selling Agent’s Warrants” above for a description of the selling agent’s warrants.

Existing Warrants

January 2022 Common Stock Purchase Warrants

In January 2022, we conducted a private placement for the sale of our shares of common stock in the total aggregate amount of up to $1,705,000 with Falcon Capital Partners Limited. In January 2022, we issued warrants to purchase an aggregate of 81,818 shares of common stock exercisable at $3.33 per share in connection with this private placement. The warrants may be voluntarily exercised for cash. The warrants have a five-year term and require certain notices to be sent to the holder in the event of (i) us taking a record of the holders of our securities for the purpose of entitling them to receive a dividend or distribution, (ii) if we offer to all of the holders of a class of securities any additional shares of capital stock, or securities convertible into or exchangeable for shares of common stock of the company, or any option or warrant to subscribe therefor, or (iii) any dissolution, liquidation or winding up of the company, not in connection with a consolidation or merger, or a sale of all or substantially all of the property, assets, and business.

March 2022 Common Stock Purchase Warrants

In March 2022, we conducted a private placement for the sale of our shares of common stock in the total aggregate amount of up to $2,841,000 with Falcon Capital Partners Limited. In March 2022, we issued warrants to purchase an aggregate of 63,742 shares of common stock exercisable at $7.13 per share in connection with this private placement. The warrants may be voluntarily exercised for cash. The warrants have a five-year term and require certain notices to be sent to the holder in the event of (i) us taking a record of the holders of our securities for the purpose of entitling them to receive a dividend or distribution, (ii) if we offer to all of the holders of a class of securities any additional shares of capital stock, or securities convertible into or exchangeable for shares of common stock of the company, or any option or warrant to subscribe therefor, or (iii) any dissolution, liquidation or winding up of the company, not in connection with a consolidation or merger, or a sale of all or substantially all of the property, assets, and business.

October 2022 Common Stock Purchase Warrants

In October 2022, we conducted a private placement for the sale of our shares of common stock. In October 2022, we issued warrants to purchase an aggregate of 34,442 shares of common stock exercisable at $12.31 per share in connection with this private placement. The warrants may be voluntarily exercised for cash. The warrants have a five-year term and require certain notices to be sent to the holder in the event of (i) us taking a record of the holders of our securities for the purpose of entitling them to receive a dividend or distribution, (ii) if we offer to all of the holders of a class of securities any additional shares of capital stock, or securities convertible into or exchangeable for shares of common stock of the company, or any option or warrant to subscribe therefor, or (iii) any dissolution, liquidation or winding up of the company, not in connection with a consolidation or merger, or a sale of all or substantially all of the property, assets, and business.

May 2023 Common Stock Purchase Warrants

In May 2023, we conducted a private placement for the sale of our shares of common stock. In May 2023, we issued warrants to purchase an aggregate of 7,398 shares of common stock exercisable at $15.54 per share in connection with this private placement.  The warrants may be voluntarily exercised for cash. The warrants have a five-year term and require certain notices to be sent to the holder in the event of (i) us taking a record of the holders of our securities for the purpose of entitling them to receive a dividend or distribution, (ii) if we offer to all of the holders of a class of securities any additional shares of capital stock, or securities convertible into or exchangeable for shares of common stock of the company, or any option or warrant to subscribe therefor, or (iii) any dissolution, liquidation or winding up of the company, not in connection with a consolidation or merger, or a sale of all or substantially all of the property, assets, and business.

Warrants Issued with 17% Secured Promissory Notes

From October to December 2023, we conducted a private placement for the sale of 17% promissory notes due eighteen (18) months from the date of execution and entered into related subscription agreements and note purchase agreements with a number of accredited investors. Pursuant to the agreements, we issued 17 secured promissory notes for aggregate loans of $1,734,160. The promissory notes bear interest at 17% annually.

In connection with our private placements of the 17% promissory notes from October to December 2023, we also issued warrants to a number of accredited investors, equal to 10% of their investment in the promissory notes. We issued the investors warrants to purchase an aggregate of 173,416 shares of common stock exercisable at $12.31 per share. The warrants may be voluntarily exercised for cash prior to their expiration date or may be voluntarily exercised under a cashless exercise. The warrants also contain a repricing provision, which states that in the event the Company conducts an equity financing at or below the current exercise price of the warrants, the holders of such warrants shall have the right to reprice and exercise their warrants at such lower price of the warrants sold in any such equity financing. The warrants have a five-year term.

Investor Warrants to be Sold to the Public in Connection with this Offering

General. Each investor warrant is exercisable to purchase one share of common stock at an exercise price of $            per share, which is a 150% premium over the unit price of the securities offered hereby. This exercise price will be adjusted if specific events, summarized below, occur. A holder of warrants will not be deemed a holder of the underlying stock for any purpose until the warrant is exercised.

Warrant Agent.  The warrants will be issued in registered form under a warrant agency agreement between              , as warrant agent, and us. The warrants shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company (DTC) and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

Exercisability. The warrants are exercisable at any time after their original issuance and at any time up to the date that is one year after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Price. The price per share of common stock purchasable upon exercise of the warrants is $            per share or 150% of the public offering price for each unit in this offering. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Redemption. Beginning 30 days after the date of this offering circular, the warrants will be redeemable at our option, in whole or in part, at a redemption price equal to $             per warrant upon 30 days’ prior notice (which may be made via publication of a press release), at any time after the date on which the closing price of our common stock has equaled or exceeded $            (150% of the public offering price of the units) for at least 30 consecutive trading days, provided we have a current and effective registration statement available covering the exercise of the warrants. Notice of redemption may be made via publication of a press release or any other lawful means. If notice of redemption is made via publication of a press release, no other form of notice or publication will be required. If we call the warrants for redemption, the holders of the warrants will then have to decide whether to sell warrants, exercise them before the close of business on the business day preceding the specified redemption date or hold them for redemption.

Adjustments in Certain Events. We will make adjustments to the terms of the warrants if certain events occur as described below. If prior to the exercise of any warrants, we effect one or more stock splits, stock dividends or other increases or reductions of the number of shares of our common stock outstanding without receiving compensation therefor in money, services or property, the number of shares of common stock subject to the warrants shall (i) if a net increase shall have been effected in the number of outstanding shares of common stock, be proportionately increased, and the exercise price payable per share of common stock subject to the warrant shall be proportionately reduced, and, (ii) if a net reduction shall have been effected in the number of outstanding shares of common stock, be proportionately reduced and the exercise price payable per share of common stock subject to the warrant shall be proportionately increased. We may, in our sole discretion, lower the exercise price per share of common stock subject to the warrant at any time prior to the expiration date for a period of not less than 30 days.

In the event of a capital reorganization or reclassification of our common stock, the warrants will be adjusted so that thereafter each warrant holder will be entitled to receive upon exercise the same number and kind of securities that such holder would have received if the warrant had been exercised before the capital reorganization or reclassification of our common stock.

If we merge or consolidate with another corporation, or if we sell our assets as an entirety or substantially as an entirety to another corporation, we will make provisions so that warrant holders will be entitled to receive upon exercise of a warrant the kind and number of securities, cash or other property that would have been received as a result of the transaction by a person who was our stockholder immediately before the transaction and who owned the same number of shares of common stock for which the warrant was exercisable immediately before the transaction. No adjustment to the warrants will be made, however, if a merger or consolidation does not result in any reclassification or change in our outstanding common stock.

Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock until the holder exercises the warrant.

Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Company shall not effect any exercise of any warrant, and a holder shall not have the right exercise any investor warrants, to the extent that, after giving effect to an attempted conversion set forth on an applicable exercise notice, such attempted exercise would result in the holder (together with such holder’s affiliates, and any other person whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act and the applicable regulations of the SEC, including any Attribution Parties beneficially owning a number of shares of common stock in excess of the Beneficial Ownership Limitation.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Authorized but Unissued Capital Stock

We have authorized but unissued shares of common stock. These shares could be used by our Board of Directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise.

Limits on Stockholders’ ability to Call a Special Meeting

Our Bylaws provide that special meetings of the stockholders may be called only by our Board of Directors, the President of the Company, or by one or more stockholders holding shares in the aggregate at least 10% of the issued and outstanding shares entitled to vote. This may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the Board of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 662∕3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. We have not opted out of these provisions, which may, as a result, discourage or prevent mergers or other takeover or change of control attempts of us.

Transfer Agent and Registrar

We are in the process of appointing Colonial Stock Transfer Company as the transfer agent for our common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock. This summary is limited to Non-U.S. Holders (as defined below) that hold our common stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder’s particular investment or other circumstances. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-United States tax consequences of the purchase, ownership and disposition of our common stock.

This summary is based on provisions of the Code, applicable U.S. Treasury regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this offering statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income tax consequences of owning and disposing of our common stock as described in this summary. There can be no assurance that the IRS will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the ownership or disposition of our common stock.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an entity or arrangement treated as a partnership;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold our common stock should consult their own tax advisors as to the particular U.S. federal income tax consequences of owning and disposing of our common stock that are applicable to them.

This summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax, and does not address any special tax rules that may apply to particular Non-U.S. Holders, including, without limitation:

●	a Non-U.S. Holder that is a financial institution, insurance company, tax-exempt organization, pension plan, broker, dealer or trader in stocks or securities, foreign currency dealer, U.S. covered expatriate, controlled foreign corporation or passive foreign investment company;

●	a Non-U.S. Holder holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

●	a Non-U.S. Holder that holds or receives our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

●	a Non-U.S. Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding common stock.

In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any U.S. federal income tax consequences for beneficial owners of a Non-U.S. Holder, including stockholders of a controlled foreign corporation or passive foreign investment company that holds our common stock. This summary also does not address the effects of other U.S. federal tax laws, such as estate and gift tax laws.

Each Non-U.S. Holder should consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of owning and disposing of our common stock.

Distributions

We do not currently expect to pay any cash dividends on our common stock. If we make distributions of cash or property (other than certain pro rata distributions of our common stock) with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in our common stock and will reduce (but not below zero) such Non-U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain from a disposition of our common stock subject to the tax treatment described below in “—Dispositions of Our Common Stock.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate).

Distributions on our common stock that are treated as dividends and that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons. An exception may apply if the Non-U.S. Holder is eligible for, and properly claims, the benefit of an applicable income tax treaty and the dividends are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In such case, the Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence. Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will not be subject to the United States withholding tax if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-U.S. Holder treated as a corporation for U.S. federal income tax purposes may also be subject to a “branch profits tax” at a 30% rate (unless the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder’s earnings and profits (attributable to dividends on our common stock or otherwise) that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

The IRS Forms and other certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing with the IRS an appropriate claim for a refund in the form of a U.S. tax return. Non-U.S. Holders should consult their tax advisors regarding their eligibility for benefits under any relevant income tax treaty and the manner of claiming such benefits.

The foregoing discussion is subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Dispositions of Our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including United States withholding tax) on gain recognized on any sale or other disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); in this case, the gain will be subject to U.S. federal income tax on a net income basis at the regular rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the “branch profits tax” described above may also apply;

●	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in this case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain United States source capital losses (provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses), generally will be subject to a flat 30% U.S. federal income tax, even if the Non-U.S. Holder is not treated as a resident of the United States under the Code; or

●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-U.S. Holder held our common stock.

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a United States real property holding corporation. However, because the determination of whether we are a United States real property holding corporation is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If we were a United States real property holding corporation, the tax relating to disposition of stock in a United States real property holding corporation generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect and constructive, constituted 5% or less of our common stock at all times during the applicable period, provided that our common stock is “regularly traded on an established securities market” (as provided in applicable U.S. Treasury regulations) at any time during the calendar year in which the disposition occurs. NYSE American is an “established securities market.” However, no assurance can be provided that our common stock will be regularly traded on an established securities market for the purposes of the rules described above. Non-U.S. Holders should consult their tax advisors regarding the possible adverse U.S. federal income tax consequences to them if we are, or were to become, a United States real property holding corporation.

The foregoing discussion is subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Backup Withholding and Information Reporting

Backup withholding (currently at a rate of 24%) will not apply to payments of dividends on our common stock to a Non-U.S. Holder if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person or is otherwise entitled to an exemption. However, the applicable withholding agent generally will be required to report to the IRS (and to such Non-U.S. Holder) payments of distributions on our common stock and the amount of U.S. federal income tax, if any, withheld from those payments, regardless of whether such distributions constitute dividends. In accordance with applicable treaties or agreements, the IRS may provide copies of such information returns to the tax authorities in the country in which the Non-U.S. Holder resides.

The gross proceeds from sales or other dispositions of our common stock may be subject, in certain circumstances discussed below, to U.S. backup withholding and information reporting. If a Non-U.S. Holder sells or otherwise disposes of our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the disposition proceeds are paid to the Non-U.S. Holder outside the United States, the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of disposition proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our common stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.

If a Non-U.S. Holder receives payments of the proceeds of a disposition of our common stock to or through a United States office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides to the broker a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or the Non-U.S. Holder otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Foreign Account Tax Compliance Act and related U.S. Treasury guidance (commonly referred to as FATCA) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S. source dividends (including dividends paid on our common stock) and (ii) (subject to the proposed U.S. Treasury Regulations discussed below) the gross proceeds from the sale or other disposition of property that produces U.S. source dividends (including sales or other dispositions of our common stock). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations applicable to certain payments to its account holders and certain other persons. Accordingly, the entity through which a Non-U.S. Holder holds our common stock will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable U.S. Treasury Regulations and administrative guidance, withholding under FATCA generally will apply to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed U.S. Treasury Regulations eliminate FATCA withholding on payments of gross proceeds. Taxpayers generally may rely on these proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued.

Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible application of FATCA in their particular circumstances.

PLAN OF DISTRIBUTION

The Company is offering up to shares of common stock on a “best efforts” basis at a price of $       per share. The minimum subscription is $       , or shares of common stock.

The Company intends to market the shares in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our offering circular or “testing the waters” materials on an online investment platform. This offering circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Company’s website (www.impossiblekicks.com) on a landing page that relates to the offering.

The offering will terminate at the earliest of the date at which the maximum offering amount has been sold, one year from the date upon which the Commission qualifies the offering statement of which this offering circular forms a part and the date at which the offering is earlier terminated by the Company, in its sole discretion.

Engagement Agreement with Digital Offering

We are currently party to an engagement agreement dated January 17, 2024, with Digital Offering, LLC (“Digital Offering” or the “Lead Selling Agent”). Digital Offering has agreed to act as our lead managing selling agent for the offering. Digital Offering has made no commitment to purchase all or any part of the shares of common stock being offered but has agreed to use its commercially reasonable best efforts to sell such shares in the offering. As such, Digital Offering is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Digital Offering is under no obligation to purchase any of the shares of common stock or arrange for the sale of any specific number or dollar amount of shares of common stock. The term of the engagement agreement began on January 17, 2024 and will continue until the earlier to occur of: (a) the date that either party gives the other at least ten (10) days written notice of the termination of the engagement agreement, which termination may occur with or without cause, (b) the date which is one year from this offering being qualified by the Commission, or (c) the date that the offering is completed or terminated (which applicable date, the “Termination Date”). The engagement agreement provides that Digital Offering may engage other Financial Industry Regulatory Authority (“FINRA”) member broker-dealers that are registered with the Commission to participate as soliciting dealers for this offering. We refer to these other broker-dealers as soliciting dealers or members of the selling group. Upon engagement of any such soliciting dealer, Digital Offering will be permitted to re-allow all or part of its fees and expense allowance as described below. Such soliciting dealer will also be entitled to receive the benefits of our engagement agreement with Digital Offering, including the indemnification rights arising under the engagement agreement upon their execution of a soliciting dealer agreement with Digital Offering that confirms that such soliciting dealer is so entitled. As of the date hereof, we have been advised that Digital Offering has retained Cambria Capital LLC and DealMaker Securities LLC to participate in this offering as soliciting dealers. We will not be responsible for paying any placement agency fees, commissions or expense reimbursements to any soliciting dealers retained by Digital Offering. None of the soliciting dealers is purchasing any of the shares of common stock in this offering or is required to sell any specific number or dollar amount of shares of common stock, but will instead arrange for the sale of shares of common stock to investors on a “best efforts” basis, meaning that they need only use their best efforts to sell the shares of common stock. In addition to the engagement agreement, we plan to enter into a definitive selling agency agreement with Digital Offering prior to the commencement of the offering.

Offering Expenses

We are responsible for all offering fees and expenses, including the following: (i) fees and disbursements of our legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of offering documents, including design, printing, photograph, and written material procurement costs; (iii) all filing fees, including those charged by FINRA; (iv) all of the legal fees related to FINRA clearance; and (v) a $25,000 consulting fee considered as accountable expenses of Digital Offering, which amount has already been advanced to Digital Offering by us. This $25,000 consulting fee received by Digital Offering as an advance against accountable expenses anticipated to be incurred will be reimbursed to us to the extent not actually incurred, in compliance with FINRA Rule 5110(g)(4)(a). We have agreed to reimburse Digital Offering for its reasonable and documented legal costs up to a maximum of $85,000, $25,000 of which has been advanced to Digital Offering to date. Notwithstanding the foregoing, this $25,000 advance received by Digital Offering will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(a).

Reimbursable Expenses in the Event of Termination

In the event the offering does not close or the selling agency agreement is terminated for any reason, we have agreed to reimburse Digital Offering for all unreimbursed, reasonable, documented, out-of-pocket fees, expenses, and disbursements, including its legal fees.

Selling Agents’ Commission

We have agreed that the definitive selling agency agreement will provide for us to pay a commission of 7.00% of the gross proceeds received by us in the offering, which shall be allocated by Digital Offering to members of the selling group and soliciting dealers in its sole discretion (we sometimes refer to Digital Offering and such members and dealers collectively as the “Selling Agents”).

The following table shows the total commissions payable to Digital Offering on a per-share basis in connection with this offering, assuming a fully subscribed offering.

Per Share
Public offering price	$
Digital Offering commission (7%)*	$
Proceeds, before expenses, to us, per share	$

*	Assuming a fully subscribed offering, Digital Offering would receive total commissions of $1,400,000.

Selling Agent’s Warrants

Upon each closing of the offering, we have agreed to issue warrants, the Agent Warrants, to the Selling Agent to purchase a number of our shares of common stock equal to 5% of the total number of our shares of common stock sold in the offering. The Agent Warrants will be exercisable commencing on the date of each closing of this Offering (in compliance with FINRA Rule 5110(e)(1)) and will be exercisable until the fifth anniversary of the commencement of sales of the Offering (in compliance with FINRA Rule 5110(g)(8)(A)). The exercise price for the Agent Warrants will be the amount that is 125% greater than the public offering price, or $19.38 per share. The Agent Warrants will not be redeemable. The Agent Warrants will provide for cashless exercise in the event there is not a qualified offering statement covering the shares underlying the Agent Warrants, and immediate “piggyback” registration rights, with a duration of seven years from the date of commencement of sales in the offering (in compliance with FINRA Rule 5110(g)(8)(D)), with respect to the registration of the shares of common stock underlying the warrants. We have qualified the shares of common stock underlying the Agent warrants in this offering. Additionally, we and the Selling Agent may negotiate the terms of a single demand registration right provided that our obligations pursuant to this right shall terminate on the fifth anniversary of the date of commencement of sales of the offering in compliance with FINRA Rule 5110(g)(8)(B)-(C).

The Agent Warrants and the shares of common stock underlying the Agent Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The Selling Agent, or permitted assignees under such rule, may not exercise, sell, transfer, assign, pledge, or hypothecate the Agent Warrants or the shares of common stock underlying the Agent Warrants, nor will the Selling Agent or permitted assignees engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Agent Warrants or the underlying shares for a period of 180 days from the date of closing of the offering, except that they may be transferred, in whole or in part, by operation of law or by reason of our reorganization, or to any Selling Agent or selected dealer participating in the offering and their officers, partners or registered representatives if the Agent Warrants or the underlying shares of common stock so transferred remain subject to the foregoing lock-up restrictions for the remainder of the time period. The Agent Warrants will provide for adjustment in the number and price of such warrants (and the common stock underlying such warrants) to prevent dilution in the event of a stock dividend, stock split or other reclassification of the common stock.

Pricing of the Offering

Prior to the offering, there has been no public market for the shares of common stock. The initial public offering price has been determined by negotiation between us and Digital Offering. The principal factors considered in determining the public offering price include:

●	the information set forth in this offering circular and otherwise available to Digital Offering;

●	our history and prospects and the history of and prospects for the industry in which we compete;

●	our past and present financial performance;

●	our prospects for future earnings and the present state of our development;

●	an assessment of our management;

●	the general condition of the securities markets at the time of this offering;

●	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

●	other factors deemed relevant by Digital Offering and us.

We intend to price the offering prior to its qualification pursuant to Rule 253(b).

Indemnification and Control

We have agreed to indemnify the Lead Selling Agent, its affiliates and controlling persons and members of the selling group against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to the payments the Lead Selling Agent, its affiliates and controlling persons as may be required to make in respect of these liabilities.

The Lead Selling Agent and its affiliates are engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Lead Selling Agent and its affiliates may in the future perform various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

Our Relationship with the Lead Selling Agent

In the ordinary course of their various business activities, Digital Offering and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Company. Digital Offering and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Investment Limitations if We Do Not Obtain a Listing on a National Securities Exchange

As set forth in Title IV of the JOBS Act, there would be no limit on how many shares an investor may purchase if this offering results in a listing of our common stock on a national securities exchange. However, our common stock will not be listed on a national securities exchange upon the initial qualification of this offering by the Commission and we have no plans to list our common stock following qualification of the offering. Currently, we have no plans to seek a listing of our common stock on a national securities exchange in the future.

For individuals who are not accredited investors, since our common stock will not be listed on a national securities exchange, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see under “— Procedures for Subscribing — How to Calculate Net Worth”). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

This offering will start on or after the date that the offering is qualified by the Commission and will terminate on the earliest of the date at which the maximum offering amount has been sold, one year from the date upon which the Commission qualifies the offering statement of which this offering circular forms a part and the date at which the offering is earlier terminated by the Company, in its sole discretion.

Procedures for Subscribing

Procedures for Subscribing through Cambria Capital’s My IPO Platform

Cambria Capital is a registered broker-dealer and member of FINRA and SIPC. Cambria Capital has been appointed by us and Digital Offering, as a soliciting dealer for this offering. Cambria Capital operates the My IPO platform as a separate unincorporated business division.

In order to subscribe to purchase the shares of common stock through My IPO, a prospective investor must electronically complete and execute a subscription agreement and provide payment to the Wilmington Trust, N.A. escrow account (“Wilmington Trust Escrow Account”). When submitting the subscription request through My IPO, a prospective investor is required to agree to various terms and conditions by checking boxes and to review and electronically sign any necessary documents. We will not accept any subscription agreements prior to the Commission’s qualification of this offering.

Escrow Account

Except with respect to investors who are clients of DealMaker Securities LLC or Other Broker-Dealers (as defined below) with clearing agreements in place, investors will be required to deposit their funds to the Wilmington Trust Escrow Account. The Company intends to complete one closing of this offering. Any such funds that Wilmington Trust receives shall be held in escrow until the closing of the offering or such other time as mutually agreed between the Company and Digital Offering, and then used to complete securities purchases, or returned if this offering fails to close. All subscribers will be instructed by the Company or its agents to transfer funds by wire or ACH transfer directly to the escrow account established for this offering.

Other Procedures for Subscribing

Cambria Capital clears through various clearing firms as do other broker-dealers who may participate in this offering. We refer to such other broker-dealers that clear through their respective clearing firms and who may participate in this offering as Other Broker-Dealers. Other Broker-Dealers with clearing agreements shall provide the Selling Agents with executed subscription agreements and delivery sheets from their customers and shall settle the transaction with the Selling Agents through DTC on closing.

Prospective investors investing through Cambria Capital or Other Broker-Dealers will acquire shares of our common stock through book-entry order by opening an account with Cambria Capital or an Other Broker-Dealer, or by utilizing an existing Cambria Capital account or account with an Other Broker-Dealer. In each such case, the account will be an account owned by the investor and held at the clearing firm of such Other Broker-Dealer, as the clearing firm for the exclusive benefit of such investor. The investor will also be required to complete and submit a subscription agreement. Subscriptions for shares common stock acquired through an account at Cambria Capital. Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part.

Our transfer agent will be Colonial Stock Transfer Company, Inc. Our transfer agent will record and maintain records of the shares of common stock issued of record by us, including shares issued of record to the Depositary Trust Corporation, which we refer to as the DTC, or its nominee, Cede & Co., for the benefit of broker-dealers, including the clearing firms. The clearing firm, as the clearing firm, will maintain the individual stockholder beneficial records for accounts at Cambria Capital or Other Broker-Dealers. All other investors that participate through the Enterprise Trust Escrow Account, shall have their shares held at Colonial Stock Transfer Company, Inc. in digital book entry. Such shares may be transferred to the investor’s outside brokerage account by requesting their outside broker dealer to effect such transfer. Request for transfer may only be made by the outside broker dealer of the investor.

You may not subscribe to this offering prior to the date this offering is qualified by the Commission, which we will refer to as the qualification date. Before the qualification date, you may only make non-binding indications of your interest to purchase securities in the offering. For any subscription agreements received after the qualification date, we have the right to review and accept or reject the subscription in whole or in part, for any reason or for no reason. If rejected, we will return all funds to the rejected investor within ten business days. If accepted, the funds will remain in the escrow account until we determine to have a closing of the offering and the funds in escrow will then be transferred into our general account.

Non-U.S. investors may participate in this offering by depositing their funds in the escrow account held at Enterprise Trust, N.A.; any such funds that Enterprise Trust receives shall be held in escrow until a closing of this offering or such other time as mutually agreed between the Company and the Selling Agents, and then used to complete securities purchases, or returned if this offering fails to close.

DealMaker Securities LLC

Investors who invest through DealMaker Securities LLC may subscribe through invest.impossiblekicks.com by tendering funds by wire, credit, or debit card or ACH transfer to the escrow account to be set up at Enterprise Bank. Tendered funds will remain in escrow until a closing has occurred. Upon closing, funds tendered by investors will be made available to the Company for its use. The Company will not cover credit card fees on behalf of investors.

Procedures for subscribing directly through the Company’s website

The subscription procedure is summarized as follows:

1.	Go to the www._________.com website and click on the “Invest Now” button;

2.	Complete the online investment form;

3.	Deliver funds directly by wire, debit card, credit card or electronic funds transfer via ACH to the specified escrow account;

4.	Once funds or documentation are received an automated AML check will be performed to verify the identity and status of the investor;

5.	Once AML is verified, investor will electronically receive, review, execute and deliver to us a Subscription Agreement. Investors will be required to complete a subscription agreement in order to invest.

Right to Reject Subscriptions

After we receive your complete, executed subscription agreement (forms of which are attached to the offering statement, of which this offering circular forms a part, as Exhibits 4.1 and 4.2) and the funds required under the subscription agreement have been transferred to the Enterprise Trust Escrow Account, the Bryn Mawr escrow account or such other selected dealer designated escrow account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions

Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares of subscribed for common stock at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, unless a company’s offered securities are listed on a national securities exchange, non-accredited, non-natural person investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). As a result, for so long as our common stock is not listed on a national securities exchange, non-accredited, natural person may only invest funds in our common stock which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

How to Calculate Net Worth

For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares of common stock.

No Minimum Offering Amount

There is no minimum offering amount in this offering and we may close on any funds that we receive. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds.

No Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Transfer Agent and Registrar

The Company plans to engage Colonial Stock Transfer Company, Inc., a registered transfer agent with the SEC, who will serve as transfer agent to maintain stockholder information on a book-entry basis.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our certificate of incorporation and bylaws, subject to the provisions of Delaware law, contain provisions that allow the Company to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our director and officers, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by Bevilacqua PLLC.

EXPERTS

The financial statements of Impossible Kicks Holding Company, Inc. for the year ended December 31, 2022 included in this offering statement and have been so incorporated in reliance on the report of Baker Tilly US, LLP., an independent auditor, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC an offering statement on Form 1-A under the Securities Act with respect to the common stock offered by this offering circular. This offering circular does not contain all of the information included in the offering statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the common stock to be sold in this offering, you should refer to the offering statement and its exhibits. Whenever we make reference in this offering circular to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement or other document filed as an exhibit to the offering statement or such other document, each such statement being qualified in all respects by such reference. Upon the initial closing of this offering, we will be subject to the informational requirements of Tier 1 of Regulation A and will be required to file annual reports, semi-annual reports, current reports and other information with the SEC. We anticipate making these documents publicly available, free of charge, on our website as soon as reasonably practicable after filing such documents with the SEC.

The offering statement is also available on our website at www.impossiblekicks.com. After the completion of this offering, you may access these materials at the foregoing website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on the website is not a part of this offering circular and the inclusion of the website address in this offering circular is an inactive textual reference only.

FINANCIAL STATEMENTS

Independent Auditors’ Report

To the Stockholder’s of

Impossible Kicks Holding Company, Inc.

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of Impossible Kicks Holding Company, Inc. (the Company), which comprise the consolidated balance sheet as of December 31, 2022, and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings and certain internal control-related matters that we identified during the audit.

Los Angeles, California

June 1, 2023 except for Note 6 and the section in Note 2 titled “Going Concern” as to which the date is September 18, 2023

IMPOSSIBLE KICKS HOLDING COMPANY INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2023	2022
Assets
Current Assets:
Cash and cash equivalents	$	$2,394,874
Accounts receivable, net		585,306
Inventories		5,523,977
Prepaid expenses and other current assets		363,404
Total current assets		8,867,561
Property and Equipment, Net		683,390
Operating Right-of-Use Assets		14,317,240
Intangible Assets, Net		94,095
Security Deposits		109,043
Total assets	$	$24,071,329
Liabilities and Stockholder’s Equity
Current Liabilities:
Accounts payable	$	$1,801,353
Accrued expenses		1,167,936
Deferred tax liability		28,302
Operating lease liabilities, current portion		4,442,352
Total current liabilities		7,439,943
Long Term Liabilities
Note payable to related party		40,480
Lease liabilities, current portion		9,902,643
Total liabilities		17,383,066

Commitments and Contingencies (Note 8)

Stockholder’s Equity
Common Stock, $0.001 par value; 5,000,000 shares authorized; 4,503,371 issued and outstanding as of December 31, 2022		4,504
Treasury stock, at cost; 146,070		(4,800)
Additional paid-in-capital		6,688,559
Retained earnings		-
Total stockholder’s equity		6,688,263
Total liabilities and stockholder’s equity	$	$24,071,329

See notes to financial statements.

IMPOSSIBLE KICKS HOLDING COMPANY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2023	2022
Net Sales	$	$46,573,462
Cost of Sales		34,014,491
Gross profit		12,558,971
Selling, General, and Administrative Expenses		13,625,083
Operating loss		(1,066,112)
Interest Expense, Net		167,227
Income (Loss) before provision for income taxes		(1,233,339)
Provision for Income Taxes		28,302
Net loss	$	$(1,261,641)

See notes to financial statements.

IMPOSSIBLE KICKS HOLDING COMPANY INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

	For the Year Ended December 31, 2022
	Common Stock		Additional Paid in	Treasury Stock		Retained	Total Stockholders’ Equity
	Shares	Amount	Capital	Shares	Amount	Earnings	(Deficit)
Stockholder’s Equity, January 1, 2022	3,000,000	$3,000	$18,972	$-	$-	$1,514,840	$1,536,812
Net loss	-	-	-	-	-	(1,261,641)	(1,261,641)
Issuance of common stock, net of fees	1,649,801	1,650	6,904,640	-	-	-	6,906,290
Repurchase of common stock	(146,070)	(146)	(249,854)	-	-	-	(250,000)
Receipt of donated treasury stock	-	-	342,874	105,146	(342,874)	-	-
Stock based compensation expense	-	-	-	(102,517)	338,074	-	338,074
Stockholder dividends	-	-	(328,073)	-	-	(253,199)	(581,272)
Stockholder’s Equity, December 31, 2022	4,503,731	$4,504	$6,688,559	2,629	$(4,800)	-	$6,688,263

See notes to financial statements.

IMPOSSIBLE KICKS HOLDING COMPANY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2023	2022
Cash Flows from Operating Activities
Net loss	$	$(1,261,641)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment		97,287
Amortization of intangible assets		18,819
Right-of-use asset amortization		2,270,638
Stock based compensation expense		338,074
Changes in assets and liabilities:
Accounts receivable, net		(395,264)
Inventories		(4,369,503)
Prepaid expenses and other current assets		(349,905)
Security deposits		(65,034)
Accounts payable		1,671,645
Accrued expenses		620,263
Deferred tax liability		28,302
Payments on operating lease liabilities		(2,242,883)
Net cash used in operating activities		(3,639,202)

Cash Flows From Investing activities
Purchase of property and equipment		(654,576)
Software development costs		(112,914)
Net cash used in investing activities		(767,490)

Cash Flows From Financing activities
Repayments of long-term note payable		(25,738)
Repayments on short-term note payable		(903,904)
Proceeds from issuance of stock, net of fees		6,906,290
Repurchase of common stock		(250,000)
Stockholder dividends		(581,272)
Net cash provided by financing activities		5,145,376

Net increase (decrease) in cash and cash equivalents		738,684
Cash and Cash Equivalents, Beginning		1,656,190
Cash and Cash Equivalents, Ending	$	$2,394,874

Supplementary Disclosure of Cash Flow Information
Cash paid for interest	$	$85,980
Cash paid for taxes during the year	$	$40,425
Receipt of donated treasury stock	$	$342,874

See notes to financial statements.

IMPOSSIBLE KICKS HOLDING COMPANY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022

1. Nature of the Business

Impossible Kicks Holding Company, Inc., (the “Company” or “Impossible Kicks”) a Delaware Corporation, was incorporated on January 7, 2021, and operates as a direct-to-consumer reseller of high-end sneakers and streetwear through its wholly owned subsidiaries. The Company’s headquarters is in Irvine, California.

Impossible Kicks Holding Company, Inc. operates brick-and-mortar retail locations selling high-end sneakers and streetwear in the United States. The Company targets retail locations in selected well-trafficked storefronts in luxury shopping centers and premium outlets and offers in-store authentication of products by experts. Since inception, the Company opened seven retail locations in 2021 and 10 additional locations in 2022. As of December 31, 2022, the Company operated in 17 retail locations across the United States. In 2022, the Company launched its eCommerce platform and mobile app.

On June 28, 2022, the Company converted from a limited liability company to a Delaware C-Corporation and changed the name from Impossible Kicks Holding Company LLC to Impossible Kicks Holding Company, Inc. Upon the conversion, the Company authorized 5,000,000 shares of common stock, par value $0.001 per share. Each of the Member Units of the LLC was converted into 3,000 shares of common stock, par value $0.001 per share. The conversion was accounted for as a common control transaction and reflected retrospectively in the accompanying consolidated financial statements as of the beginning of the period.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared on an accrual basis of accounting in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of Impossible Kicks Holding Company, Inc. and its wholly owned subsidiaries, Impossible Kicks LLC, Impossible Kicks Two LLC, Impossible Kicks Three LLC, Impossible Kicks Four LLC, Impossible Kicks Five LLC, Impossible Kicks Six LLC, Impossible Kicks Seven LLC, Impossible Kicks Eight LLC, and Impossible Kicks Nine LLC. All material intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates under different assumptions or circumstances.

Significant estimates made by management include, among others, the valuation of inventories, valuation of property and equipment and intangible assets, realizability of deferred tax assets, revenue recognition, stock-based compensation, and the recognition and disclosure of contingent liabilities.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. All cash equivalents are carried at cost, which approximates fair value. At December 31, 2022, cash and cash equivalents consisted of cash and money market funds. At times, such amounts may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit.

IMPOSSIBLE KICKS HOLDING COMPANY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022

Revenue Recognition

The Company recognizes revenue when goods or services are transferred to customers in an amount that reflects the consideration which it expects to receive in exchange for those goods or services. In determining when and how revenue is recognized from contracts with customers, the Company performs the following five-step analysis:

i.	Identification of contract with customers

ii.	Determination of performance obligations

iii.	Measurement of the transaction price

iv.	Allocation of the transaction price to the performance obligations and

v.	Recognition of revenue when (or as) the Company satisfies each performance obligations

Store sales are recognized at the point of sale and includes merchandise, net of returns and chargebacks, and excludes taxes. Revenue from layaway sales is recognized when the customer receives the product, rather than when the initial deposit is paid. Revenue for merchandise that is shipped to customers from the Company’s stores is recognized at the shipping point as the customer has control of the product upon shipment.

Gift Cards

The Company sells gift cards which do not have expiration dates. Revenue from gift card sales is recorded when the gift cards are redeemed by customers. Gift card breakage is recognized as revenue in proportion to the pattern of rights exercised by the customer, unless there is a legal obligation to remit the value of unredeemed gift cards to the relevant jurisdictions. Given the limited operating history of the business, no gift card breakage has been recognized.

Cost of Sales

Cost of sales primarily includes the purchase costs of inventory sold and the overall inventory shrinkage.

Accounts Receivable, Net

Accounts receivable, net primarily includes receivables derived from in-transit credit card settlements from customer sales processed through merchant accounts.

Inventories

Inventories are stated at the lower of cost or net realizable value using the first-in, first-out (“FIFO”) method. The Company establishes reserves for excess and obsolete inventory based on estimates of future usage using historical trends and specific identification, as well as estimates of current and anticipated demand, customer preferences, age of the merchandise and fashion trends.

Property and Equipment, Net

Property and equipment are stated at historical cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are five years for furniture and fixtures, the shorter of five years or the remaining lease term for leasehold improvements and three to five years for computer and equipment. Expenditures for major renewals and betterments are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is included in the accompanying statements of operations. As of December 31, 2022, no impairment on property and equipment or other long-lived assets has been recognized.

IMPOSSIBLE KICKS HOLDING COMPANY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, primarily consisting of property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted cash flows attributable to such assets including any cash flows upon their eventual disposition to their carrying value. If the carrying value of the assets exceeds the forecasted undiscounted cash flows, then the assets are written down to their fair value. For the year ended December 31, 2022, there have been no such impairments.

Intangible Assets, Net

The Company’s intangible assets consist of the development of its website, which is amortized using the straight-line method over three years. Amortization expense for the year ended December 31, 2022 amounted to $18,819.

Leases

Lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term for those arrangements where there is an identified asset and the contract conveys the right to control its use. The lease term includes options to extend or terminate a lease only when we are reasonably certain that we will exercise that option. The right-of-use asset is measured at the initial amount of the lease liability adjusted for lease payments made at or before the lease commencement date, initial direct costs, and any tenant improvement allowances received. For operating leases, right-of-use assets are reduced over the lease term by the straight-line lease expense recognized less the amount of accretion of the lease liability determined using the effective interest method.

We combine lease components and non-lease components. Given the Company’s policy election to combine lease and non-lease components, the Company also considers fixed common area maintenance (“CAM”) part of the Company’s fixed future lease payments; therefore, fixed CAM is also included in the Company’s lease liability. The Company recognizes rent expense for operating leases as of the possession date for store leases or the commencement of the agreement for non-store leases. Rental expense, inclusive of rent holidays, concessions, and tenant allowances are recognized over the lease term on a straight-line basis. Contingent payments based upon sales and future increases determined by inflation related indices cannot be estimated at the inception of the lease and, accordingly, are charged to operations as incurred.

As most of the Company’s leases do not provide an implicit interest rate, the Company used incremental borrowing rates based on the remaining lease term to determine the present value of future lease payments. The Company’s incremental borrowing rate for a lease is the rate of interest it would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms.

Leases with an initial term of 12 months or less are not recorded on the balance sheet. The Company recognize lease expense for short-term leases on a straight-line basis over the lease term.

Marketing and Advertising

All advertising costs are expensed in the period in which an advertisement runs and are included in selling, general and administrative expenses. Advertising costs for the year ended December 31, 2022, amounted to $1,065,338.

Shipping and Handling Costs

The Company records shipping and handling costs charged to customers as revenues and the related expense as cost of revenues in the accompanying statements of operations. Shipping and handling costs for the year ended December 31, 2022, amounted to $431,732.

Equity Linked Instruments

The Company analyzes freestanding equity-linked instruments including warrants attached to issuance of common stock to determine whether the instrument meets the definition of the derivative and whether it is considered indexed to the Company’s own stock. If the instrument is not considered indexed to the Company’s stock, it is classified as an asset or liability recorded at fair value. If the instrument is considered indexed to the Company’s stock, the Company analyzes additional equity classification requirements. When the requirements are met, the instrument is recorded as part of the Company’s equity, initially measured based on its relative fair value with no subsequent re-measurement. When the equity classification requirements are not met, the instrument is recorded as an asset or liability and is measured at fair value with subsequent changes in fair value recorded in earnings.

IMPOSSIBLE KICKS HOLDING COMPANY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the consolidated financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company’s tax positions are subject to income tax audits. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not that the position is sustainable upon examination by the taxing authority, solely based on its technical merits. The tax benefit recognized is measured as the largest amount of benefit which is greater than 50 percent likely to be realized upon settlement with the taxing authority. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in the income tax provision.

Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are more likely than not expected to be realized based on the weighting of positive and negative evidence. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback or carryforward periods available under the applicable tax law. The Company regularly reviews the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. The Company’s judgments regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute its business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the tax provision would increase or decrease in the period in which the assessment is changed.

Sales Taxes

The Company collects sales tax on sales to nonexempt customers and remits the withheld sales tax to the respective state on a quarterly or monthly basis. The Company’s accounting policy is to report revenues net of sales or other transaction taxes that are collected from customers and remitted to taxing authorities.

Fair Value of Financial Instruments

The Company’s consolidated financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. The estimated fair value of these instruments approximates their carrying amounts due to the short maturity of these instruments. As of December 31, 2022, the Company had no recurring or nonrecurring fair value measurements for assets and liabilities.

Stock-Based Compensation

The Company values stock compensation based on the fair value recognition provisions of ASC 718, Compensation – Stock Compensation, which establishes accounting for stock-based awards exchanged for employee services and requires companies to expense the estimated grant date fair value of stock awards over the requisite employee service period.

The fair value of restricted stock awards is based on the market price of the Company’s common stock on the date of the grant. To value stock option awards, the Company uses the Black-Scholes-Merton option pricing model. This model involves assumptions including the stock price, expected life of the option, stock price volatility, risk-free interest rate, dividend yield and exercise price. The Company recognizes compensation expense in earnings over the requisite service period, while forfeitures of awards are recognized as they occur.

IMPOSSIBLE KICKS HOLDING COMPANY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022

Going Concern

As of December 31, 2022, the Company had $2.4 million of cash and retained earnings of $253,199. For the year end ended December 31, 2022, the Company incurred a net loss of $1.3 million and negative cash flows from operating activities of $3.6 million as a result of its start-up activities. These losses have been funded with investor capital and cash on hand. Subsequent to December 31, 2022, the Company violated certain covenants and was in technical default on its line of credit, and was raising equity financing to meet certain unsecured obligations. These factors raise initial substantial doubt, as defined by ASC 205-40, Presentation of Financial Statements – Going Concern, about the Company’s ability to continue as a going concern for a reasonable time after the date of these consolidated financial statements, however management’s plans alleviate the initial doubt.

The Company is current on its debt service payments and has been operating on a short-term forbearance agreement with its lender. The Company expects to pay off in full this obligation with proceeds from its capital raising efforts. Management has also taken several steps to improve profitability. The Company has implemented a new point-of-sale and inventory management system, revised its pricing strategy, streamlined and reduced its cost of marketing, closed its two lowest grossing stores, opened two new stores and optimized certain direct payroll costs associated with store locations, which management believes will result in improved operating results over the next year. The company is having initial success with these efforts and was cash flow positive in July and August. In July 2023 the Company secured a new $1M asset backed financing facility to help meet its capital needs. Management also plans to optimize its growth over the next year to more efficiently deploy its capital. In addition, the Company is seeking additional sources of debt and equity capital and pursuing strategic partnerships to expand its sales markets.

Management plans to settle the outstanding debt with its lender and unsecured creditors. With this, combined with the improved profitability and other aspects of management’s plan discussed above, management believes that the substantial doubt is alleviated, and that the Company will have sufficient liquidity to meet its funding requirements through September 2024. There can be no assurance management’s plan will be successful, or that if additional financing is necessary, that such financing will be available on acceptable terms, or at all. The financial statements do not include any adjustments to the carrying amount and classification of recorded assets and liabilities should the Company be unable to continue as a going concern.

Recently Adopted Accounting Pronouncements

Effective January 1, 2022, the Company adopted the Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), and all related amendments using the modified retrospective approach. The Company’s 2021 financial statements continue to be accounted for under the FASB’s Topic 840 and have not been adjusted.

ASU No. 2016-02 requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. At lease inception, leases are classified as either finance leases or operating leases with the associated right-of-use asset and lease liability measured at the net present value of future lease payments. Operating leases are expensed on a straight-line basis as lease expense over the noncancelable lease term. Expenses for finance leases are comprised of the amortization of the right-of-use asset and interest expense recognized based on the effective interest method. At the date of adoption, the Company recorded operating lease right-of-use assets and lease liabilities of $16,587,878 and $16,587,878, respectively.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments, Credit Losses. This guidance requires immediate recognition of management’s estimates of current expected credit losses. Under the previous model, losses were recognized only as they were incurred, which the FASB noted delayed recognition of expected losses that might not yet have met the threshold of being probable. The ASU also broadens the information that an entity must consider in developing its expected credit loss estimated for all assets. The new model applies to all financial instruments that are not accounted for at fair value through net income. This update is effective for financial statements issued for annual periods beginning after December 15, 2022 including interim periods within those fiscal years. The Company is currently evaluating the effects of this new guidance.

3. Inventories

Inventory as of December 31, 2022 is as follows:

Shoes	$4,543,949
Apparel	980,028
Total	$5,523,977

IMPOSSIBLE KICKS HOLDING COMPANY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022

4. Property and Equipment, Net

Property and equipment, net consists of the following as of December 31, 2022:

Furniture and fixtures	$509,160
Leasehold improvements	204,317
Computers and equipment	76,743
790,220
Less: accumulated depreciation	(106,830)
Total	$683,390

Depreciation expense for the year ended December 31, 2022 was $97,287 and is included in selling, general and administrative expenses in the accompanying consolidated statement of operations.

5. Intangible Assets, Net

Intangible assets, net, consists of website development costs of $94,095 as of December 31, 2022.

Amortization expense for the year ended December 31, 2022, was $18,819 and is included in selling, general and administrative expenses in the accompanying consolidated statement of operations.

The estimated future amortization expense of intangible costs as of December 31, 2022, in the next five fiscal years is as follows:

2023	$37,638
2024	37,638
2025	18,819
$94,095

6. Line of Credit

On August 19, 2022, the Company entered into an asset-based lending (“ABL”) line of credit with JP Morgan Chase that provides up to $4,000,000 of eligible inventory, which the Company is planning to use for its working capital needs. The line of credit bears a variable interest of SOFR + 4.00%. The line of credit matures on August 31, 2023. The line of credit is secured by 60% of eligible inventory. As of December 31, 2022, the outstanding balance on the line of credit was $0. The line of credit has certain financial covenants, and as of September 18, 2023, the Company was not in compliance with such covenants and therefore does not have access to make new draws on the line. The Company is in negotiations with the lender to settle the obligation.

7. Related-Party Transactions

On May 18, 2021, the Company entered into a loan agreement with a shareholder of the Company. The loan amount was $80,000 and the proceeds were used for one of the store openings. The loan is a 3-year loan with an annual interest rate of 10.34%. The maturity of the loan is May 18, 2024. As of December 31, 2022, the outstanding balance was $40,480.

During the year ended December 31, 2022, the Company purchased inventory from an officer of the Company in the amount of $47,820. The Company is no longer purchasing inventory from any related parties.

IMPOSSIBLE KICKS HOLDING COMPANY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022

8. Commitments and Contingencies

Operating Leases

All of the Company’s leases are operating leases for its company-operated retail store locations. Operating lease periods generally range from 1-5 years and contain rent escalation provisions. Some of the store leases contain renewal options with varying terms and conditions.

The following table summarizes the operating lease right-of-use assets and operating lease liabilities as of December 31, 2022:

Operating lease right-of-use assets	$14,317,240
Operating lease liabilities:
Current	4,442,352
Long-term	9,902,643
Total operating lease liabilities	$14,344,995

Below is a summary of expenses incurred pertaining to leases during the year ended December 31, 2022:

Operating lease expense	$2,347,001
Short-term lease expense	738,500
Variable lease expense	1,079,521
Total lease expense	$4,165,022

The table below summarizes the Company’s scheduled future minimum lease payments for years ending after December 31, 2022:

Years ending
2023	$4,667,352
2024	4,143,438
2025	3,055,228
2026	1,939,580
2027	1,036,319
Total lease payments	14,841,917
Less present value discount	(496,922)
Total lease liabilities	14,344,995
Less current portion	(4,442,352)
Long-term lease liabilities	$9,902,643

The following table includes supplemental cash flow and noncash information related to the leases for the year ended December 31, 2022:

Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$16,587,878
Total	$16,587,878

Total rent expense for the year ended December 31, 2022, was $4,165,022 and is included in selling, general and administrative expenses in the accompanying consolidated statement of operations.

Litigation

The Company is involved in various legal matters that arise in the normal course of its business. Management believes that the ultimate outcome of such matters will not have a material adverse effect on the accompanying consolidated financial statements. There can be no assurance, however, that the resolution of such legal matters will not have a material or adverse effect on the Company’s business, financial position, results of operations, or cash flows.

IMPOSSIBLE KICKS HOLDING COMPANY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022

9. Provision for Income Taxes

The components of income tax expense for the year ended December 31, 2022 are as follows:

Current income taxes:
Federal	$-
State	13,000
Total current	13,000
Deferred income taxes:
Federal	15,302
State	-
Change in valuation allowance	-
Total deferred	15,302
Total provision for income taxes	$28,302

Significant components of the Company’s deferred tax assets and liabilities are as follows:

Deferred tax assets:
Net operating loss carryforward	$263,681
Business interest carryforward	885
State taxes	1,811
Operating lease liability	969,634
1,236,011
Less valuation allowance	(201,564)
1,034,447
Deferred tax liabilities:
Property and equipment	(171,264)
Leases	(867,667)
Intangible assets	(23,818)
(1,062,389)
Net deferred tax liability	$(28,302)

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the analysis of federal and state deferred tax balances, the Company recorded a partial valuation allowance against the federal and state deferred tax assets of $201,564.

At December 31, 2022, the Company had federal and state net operating losses of $1.1 million and $682 thousand, respectively. The Federal net operating losses can be carried forward indefinitely and be used to offset 80% of taxable income, if any. The state net operating losses that begin to expire in 2042.

As of December 31, 2022, the Company has no uncertain tax positions. The Company’s policy is to recognize interest and penalties related to uncertain tax positions, if any, in the income tax provision. During the years ended December 31, 2022, the Company recognized no interest and penalties related to uncertain tax positions.

The tax years ended December 31, 2021 and December 31, 2022 remain open to examination by Federal and state jurisdictions. In addition, the utilization of net operating loss carryforwards are subject to Federal and State review for the periods in which those net losses were incurred. The Company is not under audit by any taxing jurisdictions at this time.

IMPOSSIBLE KICKS HOLDING COMPANY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022

The IRA was passed in August 2022, providing significant incentives for businesses to become more energy efficient by extending, increasing, or expanding credits applicable to the production of clean energy and fuels as well as other provisions. These changes do not have a material impact on the Company’s tax provision.

10. Warrants and Stock-Based Compensation

Warrants

The following table summarizes information with respect to outstanding warrants to purchase common stock of the Company at December 31, 2022:

Exercise Price	Number Outstanding	Expiration Date
$3.33-$12.31	180,002	January-September, 2027

In 2022, the Company issued warrants to accredited investors to purchase an aggregate 180,002 shares of the Company’s common stock. The warrants are fully vested.

The Company measures the fair value of the issued warrants based on the Black Scholes model using the following assumptions:

Stock price	$3.33-$12.31
Risk-free interest rate	1.56-3.90%
Expected term	5.00 years
Expected stock price volatility	125%
Expected dividend yield	$0.00

The stock price is based on the price at which the Company recently sold shares of its common stock to accredited third party investors. The risk-free interest rate is based on the yield Daily U.S. Treasury Yield Curve Rates with terms equal to the life of the warrants as of grant date. The expected stock price volatility is based on comparable companies’ historical stock price volatility since the Company does not have sufficient historical volatility data.

During 2022, a stockholder of the Company donated common stock to the Company for the purpose of providing stock-based compensation to certain employees. During 2022, stock-based compensation expense totaled $338,074.

11. Subsequent Events

The Company evaluated subsequent events through June 1, 2023, which is the date the consolidated financial statements were available to be issued. Subsequent events are events or transactions that occur after the balance sheet date but before the consolidated financial statements are issued. The Company recognizes in the consolidated financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing the consolidated financial statements. The Company’s consolidated financial statements do not recognize subsequent events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after the balance sheet date and before the consolidated financial statements are available to be issued.

In January 2023, the Company signed a 4-year operating lease for a new retail store location.

In February and March 2023, the Company converted seven temporary operating leases to permanent operating leases. The new operating right-of-use asset’s terms range from 3 to 5 years.

In March 2023, the Company borrowed $600,000 from its JP Morgan Chase line of credit.

In May 2023, the Company signed a 7-year and a 4-year operating lease for two new retail store locations.

PART III – EXHIBITS

Exhibit Index

Exhibit No.	Description
1.1	Form of Definitive Selling Agent Agreement between Impossible Kicks Holding Company, Inc. and Digital Offering, LLC
2.1	Certificate of Incorporation of Impossible Kicks Holding Company, Inc.
2.2	Bylaws of Impossible Kicks Holding Company, Inc.
4	Form of Subscription Agreement
6.1.	Consulting Agreement, dated February 1, 2024, between Impossible Kicks Holding Company, Inc. and Ocean Street Partners
6.2.	Selling Agent (Engagement) Agreement dated January 17, 2024 between Impossible Kicks Holding Company, Inc. and Digital Offering, LLC
6.3.	Employment Agreement, dated January 1, 2023, between Impossible Kicks Holding Company, Inc. and John Mocadlo
6.4.	Employment Agreement, dated January 1, 2023, between Impossible Kicks Holding Company, Inc. and Ron Granero
6.5.	Form of Independent Director Agreement between Impossible Kicks Holding Company, Inc. and each independent director
6.6.	Form of Indemnification Agreement between Impossible Kicks Holding Company, Inc. and each independent director
6.7.	Inventory Purchase Agreement dated December 1, 2022 between Impossible Kicks Holding Company, Inc. and White Label Sync LLC
6.8.	Agreement for the Purchase and Sale of Future Receipts dated August 7, 2023 between Impossible Kicks Holding Company, Inc. and Lightspeed
6.9.	Agreement for the Purchase and Sale of Future Receipts dated August 15, 2023 between Impossible Kicks Holding Company, Inc. and Lightspeed
6.10.	Agreement for the Purchase and Sale of Future Receipts dated December 18, 2023 between Impossible Kicks Holding Company, Inc. and Lightspeed
6.11.	Agreement for the Purchase and Sale of Future Receipts dated February 29, 2024 between Impossible Kicks Holding Company, Inc. and Lightspeed
6.12.	Agreement for the Purchase and Sale of Future Receipts dated April 12, 2024 between Impossible Kicks Holding Company, Inc. and Lightspeed
6.13.	Shopify Plus Agreement dated March 29, 2022 between Impossible Kicks Holding Company, Inc. and Shopify Inc.
6.14.	Rate Lock Amendment to Shopify Plus Agreement dated April 9, 2024 between Impossible Kicks Holding Company, Inc., and Shopify Inc.
6.15.	Temporary Inline Space License Agreement dated April 6, 2020, between West Farms Mall, LLC and Impossible Kicks Holding Company, Inc.
6.16.	First Modification of License Agreement dated April 1, 2021, between West Farms Mall, LLC and Impossible Kicks Holding Company, Inc.
6.17.	Second Modification of License Agreement dated July 21, 20213, between West Farms Mall, LLC and Impossible Kicks Holding Company, Inc.
6.18.	Third Modification of License Agreement dated January 25, 2021, between West Farms Mall, LLC and Impossible Kicks Holding Company, Inc.
6.19.	Temporary Inline Space License Agreement dated April 2, 2021, between Short Hills Associates, LLC and Impossible Kicks Holding Company, Inc.
6.20.	First Modification of License Agreement, dated June 7, 2021, between Short Hills Associates, LLC and Impossible Kicks Holding Company, Inc.
6.21.	Second Modification of License Agreement, dated September 17, 2021, between Short Hills Associates, LLC and Impossible Kicks Holding Company, Inc.
6.22.	Temporary Inline Space License Agreement, dated November 29, 2021, between Short Hills Associates, LLC and Impossible Kicks Holding Company, Inc.
6.23.	Temporary Tenant Lease Agreement, dated April 29, 2021, between Orlando Outlet Owner LLC and Impossible Kicks Holding Company, Inc.
6.24.	First Amendment to License Agreement, dated September 12, 2022, between Forbes/Cohen Florida Properties Limited Partnership and Impossible Kicks Holding Company, Inc.
6.25.	Lease Agreement, dated July 28, 2023, between Forbes/Cohen Florida Properties Limited Partnership and Impossible Kicks Holding Company, Inc.

III-1

6.26.	Temporary Inline Space License Agreement dated July 21, 2021, between Tampa Westshore Associates Limited Partnership and Impossible Kicks Holding Company, Inc.
6.27.	First Modification of License Agreement, dated December 5, 2022, between Tampa Westshore Associates Limited Partnership and Impossible Kicks Holding Company, Inc.
6.28.	Lease Agreement, dated March 21, 2023, between Tampa Westshore Associates Limited Partnership and Impossible Kicks Holding Company, Inc.
6.29.	Lease Agreement, dated March 22, 2023, between La Cienega Partners Limited Partnership and Impossible Kicks Holding Company, Inc.
6.30.	First Modification of License Agreement, dated November 24, 2021, between Taubman Cherry Creek Shopping Center LLC and Impossible Kicks Holding Company, Inc.
6.31.	First Modification of License Agreement, dated December 5, 2022, between Taubman Cherry Creek Shopping Center LLC and Impossible Kicks Holding Company, Inc.
6.32.	Lease Agreement, dated January 14, 2022, between Forbes Taubman Orlando LLC and Impossible Kicks Holding Company, Inc.
6.33.	First Amendment to License Agreement, dated September 12, 2022, between Forbes Taubman Orlando LLC and Impossible Kicks Holding Company, Inc.
6.34.	Lease Agreement, dated March 21, 2023, between Dolphin Mall LLC and Impossible Kicks Holding Company, Inc.
6.35.	Lease Agreement, dated June 23, 2022, between Southpark Mall Limited Partnership and Impossible Kicks Holding Company, Inc.
6.36.	Temporary Tenant Lease Agreement, dated July 27, 2022, between San Marcos Premium Outlets L.P. and Impossible Kicks Holding Company, Inc.
6.37.	Lease Agreement, dated March 21, 2023, between Green Hills Mall TRG LLC and Impossible Kicks Holding Company, Inc.
6.38.	Lease Agreement, dated May 8, 2023, between Roseville Shoppingtown LLC and Impossible Kicks Holding Company, Inc.
6.39.	Somerset Collection North License Agreement, dated January 14, 2022, between Somerset Collection L.P. and Impossible Kicks Holding Company, Inc.
6.40.	Lease Agreement, dated July 28, 2023, between Somerset Collection L.P. and Impossible Kicks Holding Company, Inc.
6.41.	Temporary Tenant Lease Agreement, dated March 23, 2022, between the Domain Mall LLC and Impossible Kicks Holding Company, Inc.
6.42.	Temporary Tenant Lease Agreement, dated April 5, 2022, between the Domain Mall LLC and Impossible Kicks Holding Company, Inc.
6.43.	Temporary Tenant Lease Agreement, dated May 15, 2023, between the Domain Mall LLC and Impossible Kicks Holding Company, Inc.
6.44.	Temporary Tenant Lease Agreement, dated July 11, 2023, between the Domain Mall LLC and Impossible Kicks Holding Company, Inc.
6.45.	Temporary Inline Space License Agreement dated March 18, 2022, between Taubman Auburn Hills Associates L.P. and Impossible Kicks Holding Company, Inc.
6.46.	Lease Agreement dated February 20, 2023, between Premium Outlet Partners LP and Impossible Kicks Holding Company, Inc.
6.47.	First Modification of License Agreement dated April 12, 2023, between Taubman Auburn Hills Associates L.P. and Impossible Kicks Holding Company, Inc.
6.48.	Temporary Tenant Lease Agreement, dated April 20, 2022, between Premium Outlet Partners L.P. and Impossible Kicks Holding Company, Inc.
6.49.	Lease Agreement dated February 20, 2023, between Premium Outlet Partners L.P. and Impossible Kicks Holding Company, Inc.
6.50.	Lease Agreement dated September 23, 2022, between Orlando Vineland PO, L.P. and Impossible Kicks Holding Company, Inc.
6.51.	Lease Agreement dated January 23, 2023, between GGP Ala Moana LLC and Impossible Kicks Holding Company, Inc.
6.52.	Lease Agreement dated May 8, 2023, between Grand Canal Ships II, LLC and Impossible Kicks Holding Company, Inc.
6.53.	Lease Agreement dated June 1, 2023, between Las Vegas North Outlets, LLC and Impossible Kicks Holding Company, Inc.
6.54.	Impossible Kicks Holding Company, Inc. 2023 Long-Term Incentive Plan
6.55.	Form of Stock Option Agreement
6.56.	Form of Restricted Stock Award Agreement
11.1	Consent of Baker Tilly US, LLP
11.2	Consent of Bevilacqua PLLC (included in Exhibit 12)
12	Opinion of Bevilacqua PLLC

*	Filed herewith.
**	Previously Filed

III-2

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California on April 26, 2024.

IMPOSSIBLE KICKS HOLDING COMPANY, INC.

By:
John Mocadlo President and Chief Executive Officer

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

SIGNATURE	TITLE	DATE

	Chief Executive Officer (Principal Executive Officer), Director	April 26, 2024
John Mocadlo

	Chief Financial Officer (Principal Accounting and Financial Officer),	April 26, 2024
Rod Granero	Director

	Chairman of the Board of Directors	April 26, 2024
Andre Peschong

	Director	April 26, 2024

	Director	April 26, 2024

III-3